EXHIBIT 4

                       MORGAN STANLEY ABS CAPITAL I INC.,
                                   Depositor,



                   JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
                                    Servicer,



                          HOMEQ SERVICING CORPORATION,
                                    Servicer,



                                   MILA, INC.,
                               Responsible Party,



                       LASALLE BANK NATIONAL ASSOCIATION,
                                   Custodian,


                                       and


                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                     Trustee


                ------------------------------------------------


                         POOLING AND SERVICING AGREEMENT


                           Dated as of August 1, 2005


                ------------------------------------------------

                  MORGAN STANLEY HOME EQUITY LOAN TRUST 2005-3


                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                  SERIES 2005-3

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   DEFINITIONS


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by the Trustee of the Mortgage Loans..............
Section 2.03  Representations and Warranties; Remedies for Breaches of
               Representations and Warranties with Respect to the
               Mortgage Loans..............................................
Section 2.04  Execution and Delivery of Certificates.......................
Section 2.05  REMIC Matters................................................
Section 2.06  Representations and Warranties of the Depositor..............

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

Section 3.01 Servicers to Service Mortgage Loans...........................
Section 3.02 Subservicing Agreements between a Servicer and
               Subservicers................................................
Section 3.03  Successor Subservicers.......................................
Section 3.04  Liability of the Servicers...................................
Section 3.05  No Contractual Relationship between Subservicers and the
               Trustee.....................................................
Section 3.06  Assumption or Termination of Subservicing Agreements by
               Trustee.....................................................
Section 3.07  Collection of Certain Mortgage Loan Payments.................
Section 3.08  Subservicing Accounts........................................
Section 3.09  Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.10  Collection Accounts..........................................
Section 3.11  Withdrawals from the Collection Accounts.....................
Section 3.12  Investment of Funds in the Collection Accounts and the
               Distribution Account........................................
Section 3.13  Maintenance of Hazard Insurance and Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.14  Enforcement of Due-on-Sale Clauses; Assumption Agreements....
Section 3.15  Realization upon Defaulted Mortgage Loans....................
Section 3.16  Release of Mortgage Files....................................
Section 3.17  Title, Conservation and Disposition of REO Property..........
Section 3.18  Notification of Adjustments..................................
Section 3.19  Access to Certain Documentation and Information Regarding
               the Mortgage Loans..........................................
Section 3.20  Documents, Records and Funds in Possession of the
               Servicers to Be Held for the Trustee........................
Section 3.21  Servicing Compensation.......................................
Section 3.22  Annual Statement as to Compliance............................
Section 3.23  Annual Independent Public Accountants' Servicing
               Statement; Financial Statements.............................
Section 3.24  Trustee to Act as Servicer...................................
Section 3.25  Compensating Interest........................................
Section 3.26  Credit Reporting; Gramm-Leach-Bliley Act.....................

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICERS

Section 4.01  Advances.....................................................
Section 4.02  Priorities of Distribution...................................
Section 4.03  Monthly Statements to Certificateholders.....................
Section 4.04  Certain Matters Relating to the Determination of LIBOR.......
Section 4.05  Allocation of Applied Realized Loss Amounts..................
Section 4.06  Swap Account.................................................

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01 The Certificates..............................................
Section 5.02 Certificate Register; Registration of Transfer and
               Exchange of Certificates....................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Persons Deemed Owners........................................
Section 5.05  Access to List of Certificateholders' Names and Addresses....
Section 5.06  Maintenance of Office or Agency..............................

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICERS

Section 6.01 Respective Liabilities of the Depositor and the Servicers.....
Section 6.02 Merger or Consolidation of the Depositor or a Servicer........
Section 6.03 Limitation on Liability of the Depositor, the Servicers
               and Others..................................................
Section 6.04  Limitation on Resignation of a Servicer......................
Section 6.05  Additional Indemnification by the Servicers; Third Party
               Claims......................................................

                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of the Trustee........................................
Section 8.02  Certain Matters Affecting the Trustee........................
Section 8.03  Trustee Not Liable for Certificates or Mortgage Loans........
Section 8.04  Trustee May Own Certificates.................................
Section 8.05  Trustee's Fees and Expenses..................................
Section 8.06  Eligibility Requirements for the Trustee.....................
Section 8.07  Resignation and Removal of the Trustee.......................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of the Trustee.......................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Tax Matters..................................................
Section 8.12  Periodic Filings.............................................
Section 8.13  Tax Treatment of Upper-Tier CarryForward Amounts, Basis
               Risk CarryForward Amounts and Class IO Shortfalls; Tax Classification of the Excess Reserve Fund Account and
               the Interest Rate Swap Agreement............................
Section 8.14  Custodial Responsibilities...................................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Liquidation or Purchase of the Mortgage
               Loans.......................................................
Section 9.02  Final Distribution on the Certificates.......................
Section 9.03  Additional Termination Requirements..........................

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Amendment....................................................
Section 10.02 Recordation of Agreement; Counterparts.......................
Section 10.03 Governing Law................................................
Section 10.04 Intention of Parties.........................................
Section 10.05 Notices......................................................
Section 10.06 Severability of Provisions...................................
Section 10.07 Assignment; Sales; Advance Facilities........................
Section 10.08 Limitation on Rights of Certificateholders...................
Section 10.09 Inspection and Audit Rights..................................
Section 10.10 Certificates Nonassessable and Fully Paid....................
Section 10.11 Rule of Construction.........................................
Section 10.12 Waiver of Jury Trial.........................................
Section 10.13 Rights of the Swap Provider..................................

SCHEDULES

Schedule I     Mortgage Loan Schedule
Schedule II    Representations and Warranties of JPMorgan, as Servicer
Schedule III   Representations and Warranties of HomEq, as Servicer
Schedule IV    Representations and Warranties of MILA as to the MILA Mortgage
               Loans
Schedule V     Representations and Warranties of LaSalle, as Custodian

EXHIBITS

Exhibit A      Form of Class A, Class M and Class B Certificate
Exhibit B      Form of Class P Certificate
Exhibit C      Form of Class R Certificate
Exhibit D      Form of Class X Certificate
Exhibit E      Form of Initial Certification of Trustee and
               Custodian
Exhibit F      Form of Document Certification and Exception Report of
               Trustee and Custodian
Exhibit G      Form of Residual Transfer Affidavit
Exhibit H      Form of Transferor Certificate
Exhibit I      Form of Rule 144A Letter
Exhibit J      Form of Request for Release
Exhibit K      Form of Contents for Each Mortgage File
Exhibit L      Form of Certification to be provided with Form 10-K
Exhibit M      Form of Certification to be provided by the Trustee to Depositor
Exhibit N      Form of Certification to be provided by the applicable Servicer to Depositor
Exhibit O      Form of Servicer Power of Attorney
Exhibit P      Acoustic Agreements
Exhibit Q      Meritage Agreements
Exhibit R      MILA Purchase Agreement
Exhibit S      Wilmington Finance Agreements

            THIS POOLING AND SERVICING AGREEMENT, dated as of August 1, 2005, among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation (the "Depositor"), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association ("JPMorgan"), HOMEQ SERVICING CORPORATION, a New Jersey corporation ("HomEq" and, together with JPMorgan, the "Servicers"), MILA, INC., a Washington corporation ("MILA" or the "Responsible Party"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as custodian ("LaSalle"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the "Trustee").

                              W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Trustee shall elect that four segregated asset pools within the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Interest Rate Swap Agreement, (iii) the Swap Account, (iv) the Excess Reserve Fund Account, and (v) the right of the LIBOR Certificates to receive Upper-Tier CarryForward Amounts including, but without duplication, Basis Risk CarryForward Amounts and the obligation to pay Class IO Shortfalls) be treated for federal income tax purposes as comprising four REMICs (each, a "Trust REMIC" or, in the alternative, Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC and the Upper-Tier REMIC, respectively). The Class X Interest and each Class of LIBOR Certificates (other than the right of each Class of LIBOR Certificates to receive Upper-Tier CarryForward Amounts including, but without duplication, Basis Risk CarryForward Amounts and the obligation to pay Class IO Shortfalls) represents ownership of a regular interest in a REMIC for purposes of the REMIC Provisions. The Class R Certificates represent ownership of the sole class of residual interest in each Trust REMIC for purposes of the REMIC Provisions. The Startup Day for each REMIC described herein is the Closing Date. The latest possible maturity date for each Certificate is the latest date referenced in
Section 2.05. The Upper-Tier REMIC shall hold as assets the several classes of uncertificated Lower-Tier Regular Interests, set out below. The Lower-Tier REMIC shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-2 Regular Interests. Pooling-Tier REMIC-2 shall hold as assets the several classes of uncertificated Pooling-Tier REMIC-1 Regular Interests. Pooling-Tier REMIC-1 shall hold as assets the assets of the Trust Fund (exclusive of (i) the Prepayment Premiums, (ii) the Interest Rate Swap Agreement, (iii) the Swap Account, (iv) the Excess Reserve Fund Account, and (v) the right of the LIBOR Certificates to receive Upper-Tier CarryForward Amounts including, but without duplication, Basis Risk CarryForward Amounts and the obligation to pay Class IO Shortfalls).

            For federal income tax purposes, each Class of LIBOR Certificates represents a beneficial ownership of a regular interest in the Upper-Tier REMIC, the right to receive Upper-Tier CarryForward Amounts (including, but without duplication, Basis Risk CarryForward Amounts), and the obligation to pay Class IO Shortfalls, the Class X Certificates represent beneficial ownership of the Class X Interest, the Class IO Interest, the Interest Rate Swap Agreement, the Swap Account, the Excess Reserve Fund Account and the right to receive Class IO Shortfalls, and the Class P Certificates represent beneficial ownership of the Prepayment Premiums, which portions of the Trust Fund shall be treated as a grantor trust.

                              Pooling-Tier REMIC-1

            Pooling-Tier REMIC-1 shall issue the following interests in Pooling-Tier REMIC-1, and each such interest, other than the Class PT1-R Interest is hereby designated as a regular interest in the Pooling-Tier REMIC-1. Pooling-Tier REMIC-1 shall also issue the Class PT1-R Interest, which is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-1. The Class PT1-R Interest shall be represented by the Class R Certificates, shall not have a principal balance and shall have no interest rate.

                                                          Initial
                                                        Pooling-Tier
 Pooling-Tier REMIC-1      Pooling-Tier REMIC-1      REMIC-1 Principal
       Interest               Interest Rate                Amount
-----------------------  ------------------------  -----------------------------
Class PT1-1                         (1)                $28,298,690.76
Class PT1-2A                        (2)                $18,089,831.50
Class PT1-2B                        (3)                $18,089,831.50
Class PT1-3A                        (2)                $13,834,568.75
Class PT1-3B                        (3)                $13,834,568.75
Class PT1-4A                        (2)                $13,959,425.65
Class PT1-4B                        (3)                $13,959,425.65
Class PT1-5A                        (2)                $13,732,989.55
Class PT1-5B                        (3)                $13,732,989.55
Class PT1-6A                        (2)                $12,907,418.30
Class PT1-6B                        (3)                $12,907,418.30
Class PT1-7A                        (2)                $11,985,855.75
Class PT1-7B                        (3)                $11,985,855.75
Class PT1-8A                        (2)                $11,599,195.40
Class PT1-8B                        (3)                $11,599,195.40
Class PT1-9A                        (2)                $11,229,465.95
Class PT1-9B                        (3)                $11,229,465.95
Class PT1-10A                       (2)                $10,875,198.80
Class PT1-10B                       (3)                $10,875,198.80
Class PT1-11A                       (2)                $10,534,960.45
Class PT1-11B                       (3)                $10,534,960.45
Class PT1-12A                       (2)                $10,207,328.30
Class PT1-12B                       (3)                $10,207,328.30
Class PT1-13A                       (2)                $ 9,889,682.50
Class PT1-13B                       (3)                $ 9,889,682.50
Class PT1-14A                       (2)                $ 9,574,561.65
Class PT1-14B                       (3)                $ 9,574,561.65
Class PT1-15A                       (2)                $ 9,184,797.05
Class PT1-15B                       (3)                $ 9,184,797.05
Class PT1-16A                       (2)                $ 8,790,009.85
Class PT1-16B                       (3)                $ 8,790,009.85
Class PT1-17A                       (2)                $ 8,412,293.40
Class PT1-17B                       (3)                $ 8,412,293.40
Class PT1-18A                       (2)                $ 8,050,903.10
Class PT1-18B                       (3)                $ 8,050,903.10
Class PT1-19A                       (2)                $ 7,705,122.05
Class PT1-19B                       (3)                $ 7,705,122.05
Class PT1-20A                       (2)                $ 7,374,286.80
Class PT1-20B                       (3)                $ 7,374,286.80
Class PT1-21A                       (2)                $ 7,291,681.60
Class PT1-21B                       (3)                $ 7,291,681.60
Class PT1-22A                       (2)                $17,421,637.80
Class PT1-22B                       (3)                $17,421,637.80
Class PT1-23A                       (2)                $77,673,424.30
Class PT1-23B                       (3)                $77,673,424.30
Class PT1-24A                       (2)                $25,999,167.60
Class PT1-24B                       (3)                $25,999,167.60
Class PT1-25A                       (2)                $ 1,571,841.15
Class PT1-25B                       (3)                $ 1,571,841.15
Class PT1-26A                       (2)                $ 1,291,710.65
Class PT1-26B                       (3)                $ 1,291,710.65
Class PT1-27A                       (2)                $ 1,244,828.35
Class PT1-27B                       (3)                $ 1,244,828.35
Class PT1-28A                       (2)                $ 1,199,670.90
Class PT1-28B                       (3)                $ 1,199,670.90
Class PT1-29A                       (2)                $ 1,156,175.20
Class PT1-29B                       (3)                $ 1,156,175.20
Class PT1-30A                       (2)                $ 1,114,222.35
Class PT1-30B                       (3)                $ 1,114,222.35
Class PT1-31A                       (2)                $ 1,073,795.00
Class PT1-31B                       (3)                $ 1,073,795.00
Class PT1-32A                       (2)                $ 1,034,837.90
Class PT1-32B                       (3)                $ 1,034,837.90
Class PT1-33A                       (2)                $ 1,019,793.25
Class PT1-33B                       (3)                $ 1,019,793.25
Class PT1-34A                       (2)                $ 1,417,366.30
Class PT1-34B                       (3)                $ 1,417,366.30
Class PT1-35A                       (2)                $ 4,459,918.65
Class PT1-35B                       (3)                $ 4,459,918.65
Class PT1-36A                       (2)                $   950,341.95
Class PT1-36B                       (3)                $   950,341.95
Class PT1-37A                       (2)                $   765,076.75
Class PT1-37B                       (3)                $   765,076.75
Class PT1-38A                       (2)                $   650,248.20
Class PT1-38B                       (3)                $   650,248.20
Class PT1-39A                       (2)                $   628,217.30
Class PT1-39B                       (3)                $   628,217.30
Class PT1-40A                       (2)                $   606,918.55
Class PT1-40B                       (3)                $   606,918.55
Class PT1-41A                       (2)                $   586,331.65
Class PT1-41B                       (3)                $   586,331.65
Class PT1-42A                       (2)                $   566,425.75
Class PT1-42B                       (3)                $   566,425.75
Class PT1-43A                       (2)                $   547,182.55
Class PT1-43B                       (3)                $   547,182.55
Class PT1-44A                       (2)                $   528,580.80
Class PT1-44B                       (3)                $   528,580.80
Class PT1-45A                       (2)                $   510,599.60
Class PT1-45B                       (3)                $   510,599.60
Class PT1-46A                       (2)                $   493,218.80
Class PT1-46B                       (3)                $   493,218.80
Class PT1-47A                       (2)                $   476,418.75
Class PT1-47B                       (3)                $   476,418.75
Class PT1-48A                       (2)                $   460,180.55
Class PT1-48B                       (3)                $   460,180.55
Class PT1-49A                       (2)                $   444,485.80
Class PT1-49B                       (3)                $   444,485.80
Class PT1-50A                       (2)                $   429,316.75
Class PT1-50B                       (3)                $   429,316.75
Class PT1-51A                       (2)                $   414,656.15
Class PT1-51B                       (3)                $   414,656.15
Class PT1-52A                       (2)                $   400,487.40
Class PT1-52B                       (3)                $   400,487.40
Class PT1-53A                       (2)                $   386,794.35
Class PT1-53B                       (3)                $   386,794.35
Class PT1-54A                       (2)                $   373,561.35
Class PT1-54B                       (3)                $   373,561.35
Class PT1-55A                       (2)                $10,372,991.20
Class PT1-55B                       (3)                $10,372,991.20
Class PT1-R                         (4)                       (4)

------------------------------

(1) For any Distribution Date (and the related Interest Accrual Period) , this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the Pooling-Tier REMIC-1 WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the product of
      (i) 2 and (ii) the Pooling-Tier REMIC-1 WAC Rate, subject to a maximum rate of 8.84%.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-1 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-1 Interest Rate") equal to the excess, if any, of (A) the product of (i) 2 and (ii) the Pooling-Tier REMIC-1 WAC Rate over (B) 8.84%.

(4) The Class PT1-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the Trustee shall first pay from the Trust Fund and charge as an expense of Pooling-Tier REMIC-1 all expenses of the Trust for such Distribution Date. Such expense, other than Servicing Fees and Trustee Fees, shall be allocated in the same manner as Realized Losses.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be deemed to be distributed to the Pooling-Tier REMIC-1 Regular Interests at the rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans shall be allocated to the outstanding Pooling-Tier REMIC-1 Regular Interest with the lowest numerical denomination until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero, provided that, with respect to Pooling-Tier REMIC-1 Regular Interests with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-1 Regular Interests, until the Pooling-Tier REMIC-1 Principal Amount of such interest is reduced to zero.

                              Pooling-Tier REMIC-2

            Pooling-Tier REMIC-2 shall issue the following interests in Pooling-Tier REMIC-2, and each such interest, other than the Class PT2-R Interest, is hereby designated as a regular interest in Pooling-Tier REMIC-2. The Class PT2-R Interest is hereby designated as the sole class of residual interest in Pooling-Tier REMIC-2 and shall be represented by the Class R Certificates.


                                                                                                                   Corresponding
                            Pooling-Tier        Pooling-Tier          Corresponding          Corresponding           Scheduled
  Pooling-Tier REMIC-2        REMIC-2         REMIC-2 Initial     Pooling-Tier REMIC-2   Pooling-Tier REMIC-1        Crossover
        Interest           Interest Rate      Principal Amount         IO Interest         Regular Interest      Distribution Date
-----------------------  ----------------  --------------------  ----------------------  ---------------------  --------------------
Class PT2-1                     (1)          $28,298,690.76                N/A                    N/A                   N/A
Class PT2-2A                    (2)          $18,089,831.50       Class PT2-IO-2                  N/A                   N/A
Class PT2-2B                    (3)          $18,089,831.50                N/A                    N/A                   N/A
Class PT2-3A                    (2)          $13,834,568.75       Class PT2-IO-3                  N/A                   N/A
Class PT2-3B                    (3)          $13,834,568.75                N/A                    N/A                   N/A
Class PT2-4A                    (2)          $13,959,425.65       Class PT2-IO-4                  N/A                   N/A
Class PT2-4B                    (3)          $13,959,425.65                N/A                    N/A                   N/A
Class PT2-5A                    (2)          $13,732,989.55       Class PT2-IO-5                  N/A                   N/A
Class PT2-5B                    (3)          $13,732,989.55                N/A                    N/A                   N/A
Class PT2-6A                    (2)          $12,907,418.30       Class PT2-IO-6                  N/A                   N/A
Class PT2-6B                    (3)          $12,907,418.30                N/A                    N/A                   N/A
Class PT2-7A                    (2)          $11,985,855.75       Class PT2-IO-7                  N/A                   N/A
Class PT2-7B                    (3)          $11,985,855.75                N/A                    N/A                   N/A
Class PT2-8A                    (2)          $11,599,195.40       Class PT2-IO-8                  N/A                   N/A
Class PT2-8B                    (3)          $11,599,195.40                N/A                    N/A                   N/A
Class PT2-9A                    (2)          $11,229,465.95       Class PT2-IO-9                  N/A                   N/A
Class PT2-9B                    (3)          $11,229,465.95                N/A                    N/A                   N/A
Class PT2-10A                   (2)          $10,875,198.80       Class PT2-IO-10                 N/A                   N/A
Class PT2-10B                   (3)          $10,875,198.80                N/A                    N/A                   N/A
Class PT2-11A                   (2)          $10,534,960.45       Class PT2-IO-11                 N/A                   N/A
Class PT2-11B                   (3)          $10,534,960.45                N/A                    N/A                   N/A
Class PT2-12A                   (2)          $10,207,328.30       Class PT2-IO-12                 N/A                   N/A
Class PT2-12B                   (3)          $10,207,328.30                N/A                    N/A                   N/A
Class PT2-13A                   (2)          $ 9,889,682.50       Class PT2-IO-13                 N/A                   N/A
Class PT2-13B                   (3)          $ 9,889,682.50                N/A                    N/A                   N/A
Class PT2-14A                   (2)          $ 9,574,561.65       Class PT2-IO-14                 N/A                   N/A
Class PT2-14B                   (3)          $ 9,574,561.65                N/A                    N/A                   N/A
Class PT2-15A                   (2)          $ 9,184,797.05       Class PT2-IO-15                 N/A                   N/A
Class PT2-15B                   (3)          $ 9,184,797.05                N/A                    N/A                   N/A
Class PT2-16A                   (2)          $ 8,790,009.85       Class PT2-IO-16                 N/A                   N/A
Class PT2-16B                   (3)          $ 8,790,009.85                N/A                    N/A                   N/A
Class PT2-17A                   (2)          $ 8,412,293.40       Class PT2-IO-17                 N/A                   N/A
Class PT2-17B                   (3)          $ 8,412,293.40                N/A                    N/A                   N/A
Class PT2-18A                   (2)          $ 8,050,903.10       Class PT2-IO-18                 N/A                   N/A
Class PT2-18B                   (3)          $ 8,050,903.10                N/A                    N/A                   N/A
Class PT2-19A                   (2)          $ 7,705,122.05       Class PT2-IO-19                 N/A                   N/A
Class PT2-19B                   (3)          $ 7,705,122.05                N/A                    N/A                   N/A
Class PT2-20A                   (2)          $ 7,374,286.80       Class PT2-IO-20                 N/A                   N/A
Class PT2-20B                   (3)          $ 7,374,286.80                N/A                    N/A                   N/A
Class PT2-21A                   (2)          $ 7,291,681.60       Class PT2-IO-21                 N/A                   N/A
Class PT2-21B                   (3)          $ 7,291,681.60                N/A                    N/A                   N/A
Class PT2-22A                   (2)          $17,421,637.80       Class PT2-IO-22                 N/A                   N/A
Class PT2-22B                   (3)          $17,421,637.80                N/A                    N/A                   N/A
Class PT2-23A                   (2)          $77,673,424.30       Class PT2-IO-23                 N/A                   N/A
Class PT2-23B                   (3)          $77,673,424.30                N/A                    N/A                   N/A
Class PT2-24A                   (2)          $25,999,167.60       Class PT2-IO-24                 N/A                   N/A
Class PT2-24B                   (3)          $25,999,167.60                N/A                    N/A                   N/A
Class PT2-25A                   (2)          $ 1,571,841.15       Class PT2-IO-25                 N/A                   N/A
Class PT2-25B                   (3)          $ 1,571,841.15                N/A                    N/A                   N/A
Class PT2-26A                   (2)          $ 1,291,710.65       Class PT2-IO-26                 N/A                   N/A
Class PT2-26B                   (3)          $ 1,291,710.65                N/A                    N/A                   N/A
Class PT2-27A                   (2)          $ 1,244,828.35       Class PT2-IO-27                 N/A                   N/A
Class PT2-27B                   (3)          $ 1,244,828.35                N/A                    N/A                   N/A
Class PT2-28A                   (2)          $ 1,199,670.90       Class PT2-IO-28                 N/A                   N/A
Class PT2-28B                   (3)          $ 1,199,670.90                N/A                    N/A                   N/A
Class PT2-29A                   (2)          $ 1,156,175.20       Class PT2-IO-29                 N/A                   N/A
Class PT2-29B                   (3)          $ 1,156,175.20                N/A                    N/A                   N/A
Class PT2-30A                   (2)          $ 1,114,222.35       Class PT2-IO-30                 N/A                   N/A
Class PT2-30B                   (3)          $ 1,114,222.35                N/A                    N/A                   N/A
Class PT2-31A                   (2)          $ 1,073,795.00       Class PT2-IO-31                 N/A                   N/A
Class PT2-31B                   (3)          $ 1,073,795.00                N/A                    N/A                   N/A
Class PT2-32A                   (2)          $ 1,034,837.90       Class PT2-IO-32                 N/A                   N/A
Class PT2-32B                   (3)          $ 1,034,837.90                N/A                    N/A                   N/A
Class PT2-33A                   (2)          $ 1,019,793.25       Class PT2-IO-33                 N/A                   N/A
Class PT2-33B                   (3)          $ 1,019,793.25                N/A                    N/A                   N/A
Class PT2-34A                   (2)          $ 1,417,366.30       Class PT2-IO-34                 N/A                   N/A
Class PT2-34B                   (3)          $ 1,417,366.30                N/A                    N/A                   N/A
Class PT2-35A                   (2)          $ 4,459,918.65       Class PT2-IO-35                 N/A                   N/A
Class PT2-35B                   (3)          $ 4,459,918.65                N/A                    N/A                   N/A
Class PT2-36A                   (2)          $   950,341.95       Class PT2-IO-36                 N/A                   N/A
Class PT2-36B                   (3)          $   950,341.95                N/A                    N/A                   N/A
Class PT2-37A                   (2)          $   765,076.75       Class PT2-IO-37                 N/A                   N/A
Class PT2-37B                   (3)          $   765,076.75                N/A                    N/A                   N/A
Class PT2-38A                   (2)          $   650,248.20       Class PT2-IO-38                 N/A                   N/A
Class PT2-38B                   (3)          $   650,248.20                N/A                    N/A                   N/A
Class PT2-39A                   (2)          $   628,217.30       Class PT2-IO-39                 N/A                   N/A
Class PT2-39B                   (3)          $   628,217.30                N/A                    N/A                   N/A
Class PT2-40A                   (2)          $   606,918.55       Class PT2-IO-40                 N/A                   N/A
Class PT2-40B                   (3)          $   606,918.55                N/A                    N/A                   N/A
Class PT2-41A                   (2)          $   586,331.65       Class PT2-IO-41                 N/A                   N/A
Class PT2-41B                   (3)          $   586,331.65                N/A                    N/A                   N/A
Class PT2-42A                   (2)          $   566,425.75       Class PT2-IO-42                 N/A                   N/A
Class PT2-42B                   (3)          $   566,425.75                N/A                    N/A                   N/A
Class PT2-43A                   (2)          $   547,182.55       Class PT2-IO-43                 N/A                   N/A
Class PT2-43B                   (3)          $   547,182.55                N/A                    N/A                   N/A
Class PT2-44A                   (2)          $   528,580.80       Class PT2-IO-44                 N/A                   N/A
Class PT2-44B                   (3)          $   528,580.80                N/A                    N/A                   N/A
Class PT2-45A                   (2)          $   510,599.60       Class PT2-IO-45                 N/A                   N/A
Class PT2-45B                   (3)          $   510,599.60                N/A                    N/A                   N/A
Class PT2-46A                   (2)          $   493,218.80       Class PT2-IO-46                 N/A                   N/A
Class PT2-46B                   (3)          $   493,218.80                N/A                    N/A                   N/A
Class PT2-47A                   (2)          $   476,418.75       Class PT2-IO-47                 N/A                   N/A
Class PT2-47B                   (3)          $   476,418.75                N/A                    N/A                   N/A
Class PT2-48A                   (2)          $   460,180.55       Class PT2-IO-48                 N/A                   N/A
Class PT2-48B                   (3)          $   460,180.55                N/A                    N/A                   N/A
Class PT2-49A                   (2)          $   444,485.80       Class PT2-IO-49                 N/A                   N/A
Class PT2-49B                   (3)          $   444,485.80                N/A                    N/A                   N/A
Class PT2-50A                   (2)          $   429,316.75       Class PT2-IO-50                 N/A                   N/A
Class PT2-50B                   (3)          $   429,316.75                N/A                    N/A                   N/A
Class PT2-51A                   (2)          $   414,656.15       Class PT2-IO-51                 N/A                   N/A
Class PT2-51B                   (3)          $   414,656.15                N/A                    N/A                   N/A
Class PT2-52A                   (2)          $   400,487.40       Class PT2-IO-52                 N/A                   N/A
Class PT2-52B                   (3)          $   400,487.40                N/A                    N/A                   N/A
Class PT2-53A                   (2)          $   386,794.35       Class PT2-IO-53                 N/A                   N/A
Class PT2-53B                   (3)          $   386,794.35                N/A                    N/A                   N/A
Class PT2-54A                   (2)          $   373,561.35       Class PT2-IO-54                 N/A                   N/A
Class PT2-54B                   (3)          $   373,561.35                N/A                    N/A                   N/A
Class PT2-55A                   (2)          $10,372,991.20       Class PT2-IO-55                 N/A                   N/A
Class PT2-55B                   (3)          $10,372,991.20                N/A                    N/A                   N/A
Class PT2-IO-2                  (4)                 (4)                    N/A               Class PT1-2A       September 2005
Class PT2-IO-3                  (4)                 (4)                    N/A               Class PT1-3A       October 2005
Class PT2-IO-4                  (4)                 (4)                    N/A               Class PT1-4A       November 2005
Class PT2-IO-5                  (4)                 (4)                    N/A               Class PT1-5A       December 2005
Class PT2-IO-6                  (4)                 (4)                    N/A               Class PT1-6A       January 2006
Class PT2-IO-7                  (4)                 (4)                    N/A               Class PT1-7A       February 2006
Class PT2-IO-8                  (4)                 (4)                    N/A               Class PT1-8A       March 2006
Class PT2-IO-9                  (4)                 (4)                    N/A               Class PT1-9A       April 2006
Class PT2-IO-10                 (4)                 (4)                    N/A               Class PT1-10A      May 2006
Class PT2-IO-11                 (4)                 (4)                    N/A               Class PT1-11A      June 2006
Class PT2-IO-12                 (4)                 (4)                    N/A               Class PT1-12A      July 2006
Class PT2-IO-13                 (4)                 (4)                    N/A               Class PT1-13A      August 2006
Class PT2-IO-14                 (4)                 (4)                    N/A               Class PT1-14A      September 2006
Class PT2-IO-15                 (4)                 (4)                    N/A               Class PT1-15A      October 2006
Class PT2-IO-16                 (4)                 (4)                    N/A               Class PT1-16A      November 2006
Class PT2-IO-17                 (4)                 (4)                    N/A               Class PT1-17A      December 2006
Class PT2-IO-18                 (4)                 (4)                    N/A               Class PT1-18A      January 2007
Class PT2-IO-19                 (4)                 (4)                    N/A               Class PT1-19A      February 2007
Class PT2-IO-20                 (4)                 (4)                    N/A               Class PT1-20A      March 2007
Class PT2-IO-21                 (4)                 (4)                    N/A               Class PT1-21A      April 2007
Class PT2-IO-22                 (4)                 (4)                    N/A               Class PT1-22A      May 2007
Class PT2-IO-23                 (4)                 (4)                    N/A               Class PT1-23A      June 2007
Class PT2-IO-24                 (4)                 (4)                    N/A               Class PT1-24A      July 2007
Class PT2-IO-25                 (4)                 (4)                    N/A               Class PT1-25A      August 2007
Class PT2-IO-26                 (4)                 (4)                    N/A               Class PT1-26A      September 2007
Class PT2-IO-27                 (4)                 (4)                    N/A               Class PT1-27A      October 2007
Class PT2-IO-28                 (4)                 (4)                    N/A               Class PT1-28A      November 2007
Class PT2-IO-29                 (4)                 (4)                    N/A               Class PT1-29A      December 2007
Class PT2-IO-30                 (4)                 (4)                    N/A               Class PT1-30A      January 2008
Class PT2-IO-31                 (4)                 (4)                    N/A               Class PT1-31A      February 2008
Class PT2-IO-32                 (4)                 (4)                    N/A               Class PT1-32A      March 2008
Class PT2-IO-33                 (4)                 (4)                    N/A               Class PT1-33A      April 2008
Class PT2-IO-34                 (4)                 (4)                    N/A               Class PT1-34A      May 2008
Class PT2-IO-35                 (4)                 (4)                    N/A               Class PT1-35A      June 2008
Class PT2-IO-36                 (4)                 (4)                    N/A               Class PT1-36A      July 2008
Class PT2-IO-37                 (4)                 (4)                    N/A               Class PT1-37A      August 2008
Class PT2-IO-38                 (4)                 (4)                    N/A               Class PT1-38A      September 2008
Class PT2-IO-39                 (4)                 (4)                    N/A               Class PT1-39A      October 2008
Class PT2-IO-40                 (4)                 (4)                    N/A               Class PT1-40A      November 2008
Class PT2-IO-41                 (4)                 (4)                    N/A               Class PT1-41A      December 2008
Class PT2-IO-42                 (4)                 (4)                    N/A               Class PT1-42A      January 2009
Class PT2-IO-43                 (4)                 (4)                    N/A               Class PT1-43A      February 2009
Class PT2-IO-44                 (4)                 (4)                    N/A               Class PT1-44A      March 2009
Class PT2-IO-45                 (4)                 (4)                    N/A               Class PT1-45A      April 2009
Class PT2-IO-46                 (4)                 (4)                    N/A               Class PT1-46A      May 2009
Class PT2-IO-47                 (4)                 (4)                    N/A               Class PT1-47A      June 2009
Class PT2-IO-48                 (4)                 (4)                    N/A               Class PT1-48A      July 2009
Class PT2-IO-49                 (4)                 (4)                    N/A               Class PT1-49A      August 2009
Class PT2-IO-50                 (4)                 (4)                    N/A               Class PT1-50A      September 2009
Class PT2-IO-51                 (4)                 (4)                    N/A               Class PT1-51A      October 2009
Class PT2-IO-52                 (4)                 (4)                    N/A               Class PT1-52A      November 2009
Class PT2-IO-53                 (4)                 (4)                    N/A               Class PT1-53A      December 2009
Class PT2-IO-54                 (4)                 (4)                    N/A               Class PT1-54A      January 2010
Class PT2-IO-55                 (4)                 (4)                    N/A               Class PT1-55A      February 2010
Class PT2-R                     (5)                 (5)                    N/A                    N/A                   N/A

--------------

(1) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the Pooling-Tier REMIC-1 WAC Rate.

(2) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having an "A" in their class designation, provided that, on each Distribution Date on which interest is distributable on the Corresponding Pooling-Tier REMIC-2 IO Interest, this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate equal to Swap LIBOR subject to a maximum rate equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having an "A" in their class designation.

(3) For any Distribution Date (and the related Interest Accrual Period), this Pooling-Tier REMIC-2 Regular Interest shall bear interest at a per annum rate (its "Pooling-Tier REMIC-2 Interest Rate") equal to the weighted average of the Pooling-Tier REMIC-1 Interest Rates on the Pooling-Tier REMIC-1 Regular Interests and having a "B" in their class designation.

(4) Each Pooling-Tier REMIC-2 IO is an interest-only interest and does not have a principal balance but has a notional balance ("Pooling-Tier REMIC-2 IO Notional Balance") equal to the Pooling-Tier REMIC-2 Principal Amount of the Corresponding Pooling-Tier REMIC-1 Regular Interest. From the Closing Date through and including the Corresponding Scheduled Crossover Distribution Date, each Pooling-Tier REMIC-2 IO Interest shall be entitled to receive interest that accrues on the Corresponding Pooling-Tier REMIC-1 Regular Interest at a rate equal to the excess, if any, of (i) the Pooling-Tier REMIC-1 Interest Rate for the Corresponding Pooling-Tier REMIC-1 Regular Interest over (ii) Swap LIBOR. After the Corresponding Scheduled Crossover Distribution Date, the Pooling-Tier REMIC-2 IO Interest shall not accrue interest.

(5) The Class PT2-R Interest shall not have a principal balance and shall not bear interest.

            On each Distribution Date, the interest distributable in respect of the Mortgage Loans for such Distribution Date shall be distributed to the Pooling-Tier REMIC-2 Regular Interests at the Pooling-Tier REMIC-2 Interest Rates shown above.

            On each Distribution Date, Realized Losses, Subsequent Recoveries and payments of principal in respect of the Mortgage Loans shall be allocated to the then outstanding Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests) with the lowest numerical denomination until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero, provided that, for Pooling-Tier REMIC-2 Regular Interests with the same numerical denomination, such Realized Losses, Subsequent Recoveries and payments of principal shall be allocated pro rata between such Pooling-Tier REMIC-2 Regular Interests, until the Pooling-Tier REMIC-2 Principal Amount of such interest is reduced to zero.

                                Lower-Tier REMIC

            The Lower-Tier REMIC shall issue the following interests, and each such interest, other than the Class LT-R Interest, is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-R Interest is hereby designated as the sole class of residual interest in the Lower-Tier REMIC and shall be represented by the Class R Certificates.

                                                                   Corresponding
                                                                      Upper-Tier
    Lower-Tier        Lower-Tier        Initial Lower-Tier           Regular
  REMIC Interest    Interest Rate        Principal Amount           Interest
----------------  -----------------  --------------------------  ---------------
Class LT-A-1             (1)       1/2 initial Class Certificate         A-1
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-A-2             (1)       1/2 initial Class Certificate         A-2
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-A-3             (1)       1/2 initial Class Certificate         A-3
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-M-1             (1)       1/2 initial Class Certificate         M-1
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-M-2             (1)       1/2 initial Class Certificate         M-2
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-M-3             (1)       1/2 initial Class Certificate         M-3
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-M-4             (1)       1/2 initial Class Certificate         M-4
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-M-5             (1)       1/2 initial Class Certificate         M-5
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-M-6             (1)       1/2 initial Class Certificate         M-6
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-B-1             (1)       1/2 initial Class Certificate         B-1
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-B-2             (1)       1/2 initial Class Certificate         B-2
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-B-3             (1)       1/2 initial Class Certificate         B-3
                                   Balance of Corresponding
                                   Upper-Tier Regular Interest

Class LT-Accrual         (1)       1/2 Pool Stated Principal             N/A
                                   Balance plus 1/2 Subordinated
                                     Amount

Class LT-IO              (2)       (2)                                 N/A

Class LT-R               (3)       (3)                                 N/A

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the weighted average of the Pooling-Tier REMIC-2 Interest Rates of the Pooling-Tier REMIC-2 Regular Interests (other than the Pooling-Tier REMIC-2 IO Interests).

(2) This Lower-Tier Regular Interest is an interest-only interest and does not have a Lower-Tier Principal Amount. On each Distribution Date, this Lower-Tier Regular Interest shall be entitled to receive all interest distributable on the Pooling-Tier REMIC-2 IO Interests.

(3) The Class LT-R Interest is the sole class of residual interest in the Lower-Tier REMIC and it does not have a principal amount or an interest rate.

            Each Lower-Tier Regular Interest is hereby designated as a regular interest in the Lower-Tier REMIC. The Class LT-A-1, Class LT-A-2, Class LT-A-3, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2 and Class LT-B-3 Interests are hereby designated the LT-Accretion Directed Classes (the "LT-Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Subordinated Amount shall be payable as a reduction of the Lower-Tier Principal Amount of the LT-Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and shall be accrued and added to the Lower-Tier Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier Principal Amount of the Class LT-Accrual Interest shall not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. In the event that: (i) 50% of the increase in the Subordinated Amount exceeds (ii) interest accruals on the Class LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Subordinated Amount for purposes of determining the amount of interest accrual on the Class LT-Accrual Interest payable as principal on the LT-Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans and all Subsequent Recoveries allocable to principal shall be allocated (i) 50% to the Class LT-Accrual Interest and (ii) 50% to the LT-Accretion Directed Classes (such principal payments and Subsequent Recoveries shall be allocated among such LT-Accretion Directed Classes in an amount equal to 50% of the principal amounts and Subsequent Recoveries allocated to their respective Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Subordinated Amount shall be allocated to the Class LT-Accrual Interest (until paid in full). Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower-Tier Principal Amount of each of the LT-Accretion Directed Classes is equal to 50% of the Class Certificate Balance of their Corresponding Class, and (ii) the Class LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Mortgage Loans plus 50% of the Subordinated Amount. Any increase in the Class Certificate Balance of a Class of Offered Certificates as a result of a Subsequent Recovery shall increase the Lower-Tier Principal Amount of the Corresponding Lower-Tier Regular Interest by 50% of such increase, and the remaining 50% of such increase shall increase the Lower Tier Principal Amount of the Class LT-Accrual Interest.

                                Upper-Tier REMIC

            The Upper-Tier REMIC shall issue the following interests, and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper-Tier REMIC. The Class UT-R Interest is hereby designated as the sole class of residual interests in the Upper-Tier REMIC and shall be represented by the Class R Certificates.

                                                                Corresponding
  Upper-Tier REMIC       Upper-Tier       Initial Principal       Class of
      Interest          Interest Rate     Upper-Tier Amount     Certificates
-------------------  -----------------  --------------------  ------------------
Class A-1                    (1)          $   379,500,000         Class A-1
Class A-2                    (1)          $   125,707,000         Class A-2
Class A-3                    (1)          $    97,200,000         Class A-3
Class M-1                    (1)          $    29,074,000         Class M-1
Class M-2                    (1)          $    26,747,000         Class M-2
Class M-3                    (1)          $    18,220,000         Class M-3
Class M-4                    (1)          $    13,180,000         Class M-4
Class M-5                    (1)          $    13,180,000         Class M-5
Class M-6                    (1)          $    12,017,000         Class M-6
Class B-1                    (1)          $    12,017,000         Class B-1
Class B-2                    (1)          $     9,692,000         Class B-2
Class B-3                    (1)          $    10,466,000         Class B-3
Class IO                     (2)                 (2)                 N/A
Class X                      (3)                 (3)               Class X
Class UT-R                   (4)                 (4)               Class R

-----------------

(1) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the lesser of (i) the Pass-Through Rate (determined without regard to the WAC Cap) for the Corresponding Class of Certificates and (ii) the Upper-Tier REMIC WAC Rate.

(2) This interest is an interest-only interest and does not have a principal balance. On each Distribution Date, the Class IO Interest shall be entitled to receive all interest distributable on the Class LT-IO Interest. This interest shall be beneficially owned by the holders of the Class X Certificates and shall be held as an asset of the Swap Account.

(3) The Class X Interest has an initial principal balance of $28,298,690.76 but will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the Lower-Tier Principal Amounts of the Lower-Tier Regular Interests (other than the Class LT-IO Interest) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class X Interest shall bear interest at a rate equal to the excess, if any, of the Upper-Tier REMIC WAC Rate over the product of (i) 2 and (ii) the weighted average of the Lower-Tier Interest Rates of the Lower-Tier REMIC Interests (other than the Class LT-IO Interest), where the Lower-Tier Interest Rate on the Class LT-Accrual Interest is subject to a cap equal to zero and each LT Accretion Directed Class is subject to a cap equal to the Upper-Tier Interest Rate on its Corresponding Class of Upper-Tier Regular Interest. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X Interest shall be deferred in an amount equal to any increase in the Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(4) The Class UT-R Interest does not have an interest rate or a principal balance.

            On each Distribution Date, interest distributable in respect of the Lower-Tier Interests for such Distribution Date shall be deemed to be distributed on the interests in the Upper-Tier REMIC at the rates shown above, provided that the Class IO Interest shall be entitled to receive interest before any other interest in the Upper-Tier REMIC.

            On each Distribution Date, all Realized Losses, Subsequent Recoveries and all payments of principal shall be allocated to the Upper-Tier Interests until the outstanding principal balance of each such interest equals the outstanding Class Certificate Balance of the Corresponding Class of Certificates as of such Distribution Date.

                                The Certificates
                                ----------------

                            Class        Class Certificate
  Class Designation   Pass-Through Rate       Balance
  -----------------   -----------------  -----------------

Class A-1                     (1)           $379,500,000 (7)
Class A-2                     (2)           $125,707,000 (7)
Class A-3                     (3)           $ 97,200,000 (7)
Class M-1                     (4)           $ 29,074,000 (7)
Class M-2                     (4)           $ 26,747,000 (7)
Class M-3                     (4)           $ 18,220,000 (7)
Class M-4                     (4)           $ 13,180,000 (7)
Class M-5                     (4)           $ 13,180,000 (7)
Class M-6                     (4)           $ 12,017,000 (7)
Class B-1                     (4)           $ 12,017,000 (7)
Class B-2                     (4)           $  9,692,000 (7)
Class B-3                     (4)           $ 10,466,000 (7)
Class X                       (5)           $          0 (5)
Class R                       (6)           $          0 (6)

------------

(1) The Class A-1 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap.

(2) The Class A-2 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap.

(3) The Class A-3 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap.

(4) The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of
      (i) LIBOR plus the applicable Pass-Through Margin and (ii) the WAC Cap.

(5) The Class X Certificates will represent beneficial ownership of the Class X Interest, the Class IO Interest, the Interest Rate Swap Agreement, the right to receive Class IO Shortfalls and amounts in the Excess Reserve Fund Account and the Swap Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk CarryForward Amounts and amounts in the Swap Account, subject to the obligation to make Net Swap Payments and payments of Basis Risk CarryForward Amounts. For federal income tax purposes, the Trustee will treat a Class X Certificateholder's obligation to make payments to the Offered Certificateholders from the Excess Reserve Fund Account or the Swap Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of Offered Certificates. Such rights of the Class X Certificateholders and Offered Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code.

(6) The Class R Interest does not have a principal balance or an interest rate.

(7) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper Tier Regular Interest but also the right to receive payments from the Excess Reserve Fund Account and the Swap Account in respect of any Upper-Tier CarryForward Amounts, including, without duplication, Basis Risk CarryForward Amounts. Each of these Certificates will also be subject to the obligation to pay Class IO Shortfalls as described in Section 8.13. For federal income tax purposes, any amount distributed on the Offered Certificates on any such Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Offered Certificates on such Distribution Date shall be treated as having been paid to the Swap Account, all pursuant to, and as further provided in, Section 8.13. For federal income tax purposes, the Trustee will treat a Certificateholder's right to receive payments from the Excess Reserve Fund Account or the Swap Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            The minimum denomination for each Class of Certificates, other than the Class P, Class R and the Class X Certificates, will be $25,000 with integral multiples of $1 in excess thereof. The minimum denomination for the Class P and the Class X Certificates will each be a 1% Percentage Interest in such Class. The Class R Certificate will represent a 100% Percentage Interest in such Class.

            It is expected that each Class of Certificates will receive its final distribution of principal and interest on or prior to the Final Scheduled Distribution Date.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates............     All Classes of Certificates other than
                                        the Physical Certificates.

Class A Certificates...............     Class A-1, Class A-2 and Class A-3
                                        Certificates.

Delay Certificates.................     None.

ERISA-Restricted Certificates......     Class R Certificates, Class P
                                        Certificates and Class X Certificates;
                                        any certificate with a rating below the
                                        lowest applicable permitted rating under the Underwriters' Exemption.

LIBOR Certificates.................     Class A and Subordinated Certificates.

Non-Delay Certificates.............     Class A, Class X and Subordinated
                                        Certificates.

Offered Certificates...............     All Classes of Certificates other than
                                        the Private Certificates.

Physical Certificates..............     Class P, Class X and Class R
                                        Certificates.

Private Certificates...............     Class P, Class X and Class R
                                        Certificates.

Rating Agencies....................     Fitch, Moody's and Standard & Poor's.

Regular Certificates...............     All Classes of Certificates other than
                                        the Class P and Class R Certificates.

Residual Certificates..............     Class R Certificates.

Subordinated Certificates..........     Class M-1, Class M-2, Class M-3, Class
                                        M-4, Class M-5, Class M-6, Class B-1,
                                        Class B-2 and Class B-3 Certificates.

                                    ARTICLE I

                                   DEFINITIONS

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices set forth in Section 3.01(a) of this Agreement.

            Account: Any of the Collection Accounts, the Distribution Account, any Escrow Account or the Excess Reserve Fund Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of LIBOR Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

            Acoustic: Acoustic Home Loans, LLC, a Delaware limited liability company, and its successors in interest.

            Acoustic Agreements: The Acoustic Purchase Agreement and the Acoustic Assignment Agreement, each of which are attached hereto as Exhibit P.

            Acoustic Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among the Purchaser, the Depositor and Acoustic.

            Acoustic Mortgage Loans: The Mortgage Loans purchased by the Purchaser pursuant to the Acoustic Purchase Agreement for which Acoustic is identified as Originator on the Mortgage Loan Schedule.

            Acoustic Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of April 1, 2005 by and between Acoustic and the Purchaser, solely insofar as such agreement relates to the Acoustic Mortgage Loans.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan.

            Adjusted Net Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

            Adjustment Date: As to any Adjustable Rate Mortgage Loan, the first Due Date on which the related Mortgage Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

            Advance: Any P&I Advance or Servicing Advance.

            Advance Facility: A financing or other facility as described in
Section 10.07.

            Advancing Person: The Person to whom any Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 10.07.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

            Amount Held for Future Distribution: As to the Certificates on any Distribution Date, the aggregate amount held in each Collection Account at the close of business on the related Determination Date on account of (i) Principal Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds on the Mortgage Loans received after the end of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage Loans due after the end of the related Due Period.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the LIBOR Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received by the Servicers on or prior to the related Determination Date, together with any P&I Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds received by the Servicers during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received by the Servicers during the related Prepayment Period together with all Compensating Interest, if applicable, thereon (excluding any Prepayment Charges); (iv) all Substitution Adjustment Amounts with respect to the substitutions of Mortgage Loans that occur with respect to such Distribution Date; (v) amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Mortgage Loan repurchased with respect to such Distribution Date; (vi) the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01; and (vii) the Closing Date Deposit Amount; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicers, the Depositor or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Balloon Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled Payments of principal which (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Excess Subordinated Amount, if any, for such Distribution Date.

            Basis Risk CarryForward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of LIBOR Certificates is based upon the WAC Cap, the excess of (i) the amount of interest such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to the WAC Cap (that is, had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such Class of Certificates for such Distribution Date, and the resulting amount being reduced by allocated Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls) over (ii) the amount of interest received on such Distribution Date with respect to such Class of Certificates at the WAC Cap for such Distribution Date and (B) the Basis Risk CarryForward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk CarryForward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for Basis Risk Payments from the Excess Reserve Fund Account or any Swap Termination Payment).

            Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of Arizona, New York, New Jersey, California or Delaware, (b) a State in which any Servicer's servicing operations are located, or (c) the State in which the Trustee's operations are located, are authorized or obligated by law or executive order to be closed.

            Certificate: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Certificates, other than the Class X, Class P or Class R Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Certificates, reduced by any Applied Realized Loss Amounts allocated to such Class of Certificates pursuant to Section 4.05; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of the Unpaid Realized Loss Amount for such Class or Classes for such Distribution Date).

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any affiliate of the Depositor in determining which Certificates are registered in the name of an affiliate of the Depositor.

            Certification: As defined in Section 8.12.

            Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

            Class A Certificates: The Class A-1 Certificates, the Class A-2 Certificates and the Class A-3 Certificates.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 55.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class A-1 Certificates: All Certificates bearing the class designation of "Class A-1".

            Class A-2 Certificates: All Certificates bearing the class designation of "Class A-2".

            Class A-3 Certificates: All Certificates bearing the class designation of "Class A-3".

            Class B Certificates: The Class B-1, Class B-2 and Class B-3 Certificates.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1".

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date) and (H) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 87.50% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2".

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), and (I) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 90.00% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3".

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution Amount for such Distribution Date), (H) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (I) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date) and (J) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 92.70% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class IO Interest: As specified in the Preliminary Statement.

            Class IO Shortfalls: As defined in Section 8.13. For the avoidance of doubt, the Class IO Shortfall for any Distribution Date shall equal the amount payable to the Class X Certificates in respect of amounts due to the Swap Provider on such Distribution Date (other than Defaulted Swap Termination Payments) in excess of the amount payable on the Class X Interest (prior to any reduction for Basis Risk Payments or Swap Termination Payments) on such Distribution Date, all as further provided in Section 8.13.

            Class LT-R Interest: The residual interest in the Lower-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class M Certificates: The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates.

            Class M Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balances of the Class M and Class B Certificates (other than the Class M-1 Certificates) and (ii) the Subordinated Amount, in each case after taking into account the distributions of the related Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account on that Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1".

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 62.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2".

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 69.80% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3".

            Class M-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 74.50% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4".

            Class M-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), and (E) the Class Certificate Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 77.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5".

            Class M-5 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date) and (F) the Class Certificate Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 81.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class M-6 Certificates: All Certificates bearing the class designation of "Class M-6".

            Class M-6 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount for such Distribution Date) and (G) the Class Certificate Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 84.40% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $3,876,495.

            Class P Certificates: All Certificates bearing the class designation of "Class P".

            Class PT1-R Interest: The residual interest in Pooling-Tier REMIC-1 as described in the Preliminary Statement and the related footnote thereto.

            Class PT2-R Interest: The residual interest in Pooling-Tier REMIC-2 as described in the Preliminary Statement and the related footnote thereto.

            Class R Certificates: All Certificates bearing the class designation of "Class R".

            Class UT-R Interest: The residual interest in the Upper-Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class X Certificates: All Certificates bearing the class designation of "Class X".

            Class X Distributable Amount: On any Distribution Date, the sum of
(i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Interest which is distributable as a Subordination Reduction Amount, minus (iii) the sum of (A) any amounts paid from the Excess Reserve Fund Account to pay Basis Risk CarryForward Amounts and (B) any Swap Termination Payment payable to the Swap Provider.

            Class X Interest: The Upper Tier Regular Interest represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Closing Date: August 31, 2005.

            Closing Date Deposit Amount: $291.24 (all of which is allocable to principal) deposited by the Depositor into the Distribution Account on the Closing Date.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: As defined in Section 3.10(a).

            Combined Loan to Value Ratio or CLTV: As of any date and as to any Second Lien Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Mortgage Loan and
(ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Mortgage Loan.

            Compensating Interest: For any Distribution Date, the lesser of (a) the Prepayment Interest Shortfall, if any, for such Distribution Date, with respect to all voluntary Principal Prepayments in Full (excluding any payments made upon liquidation of any Mortgage Loan) (or, in the case of HomEq, the amount by which such Prepayment Interest Shortfall exceeds all Prepayment Interest Excesses for such Distribution Date) and (b) the amount of the Servicing Fee payable to the applicable Servicer for such Distribution Date.

            Condemnation Proceeds: All awards of settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Corporate Trust Office: The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attn: Trust Administration-MS05X3, facsimile no. (714) 247-6329 and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Class: The class of interests in the Lower-Tier REMIC or Upper-Tier REMIC that corresponds to the class of interests in another such REMIC or to a Class of Certificates in the manner set out below:

  Corresponding Lower Tier    Corresponding Upper Tier   Corresponding Class
      Class Designation           Regular Interest         of Certificates
---------------------------  -------------------------  ------------------------
       Class LT-A-1                  Class A-1                Class A-1
       Class LT-A-2                  Class A-2                Class A-2
       Class LT-A-3                  Class A-3                Class A-3
       Class LT-M-1                  Class M-1                Class M-1
       Class LT-M-2                  Class M-2                Class M-2
       Class LT-M-3                  Class M-3                Class M-3
       Class LT-M-4                  Class M-4                Class M-4
       Class LT-M-5                  Class M-5                Class M-5
       Class LT-M-6                  Class M-6                Class M-6
       Class LT-B-1                  Class B-1                Class B-1
       Class LT-B-2                  Class B-2                Class B-2
       Class LT-B-3                  Class B-3                Class B-3
             N/A                     Class X                  Class X

            Corresponding Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Corresponding Pooling-Tier REMIC-2 IO Interest: As described in the Preliminary Statement.

            Corresponding Scheduled Crossover Distribution Date: The Distribution Date in the month and year specified in the Preliminary Statement corresponding to a Pooling-Tier REMIC-2 IO Interest.

            Cumulative Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date to the last day of the calendar month preceding the month in which such Distribution Date occurs and the denominator of which is the Cut-off Date Pool Principal Balance of the Mortgage Loans.

            Cumulative Loss Trigger Event: With respect to any Distribution Date, a Cumulative Loss Trigger Event exists if the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Prepayment Period divided by
(y) the Cut-off Date Pool Principal Balance exceeds the applicable cumulative loss percentages set forth below with respect to such Distribution Date:

 Distribution Date Occurring In            Cumulative Loss Percentage
 ------------------------------  -----------------------------------------------

September 2007 through August    1.500% for the first month, plus an additional
  2008                           1/12th of 1.750% for each month thereafter
                                 (e.g., 2.375% in March 2008)

September 2008 through August    3.250% for the first month, plus an additional
  2009                           1/12th of 2.000% for each month thereafter
                                 (e.g., 4.250% in March 2009)

September 2009 through August    5.250% for the first month, plus an additional
  2010                           1/12th of 1.500% for each month thereafter
                                 (e.g., 6.000% in March 2010)

September 2010 through August    6.750% for the first month, plus an additional
  2011                           1/12th of 0.250% for each month thereafter
                                 (e.g., 6.875% in March 2011)

September 2011 and thereafter    7.000%

            Custodial File: With respect to each Mortgage Loan, the file retained by the Trustee consisting of items (i) - (viii) as listed on Exhibit K hereto.

            Custodian: LaSalle Bank National Association, a national banking association, and its respective successors in interest.

            Custodian Fee: With respect to each Distribution Date, the aggregate amount of fees and expenses that the Custodian is entitled to receive, pursuant to the fee schedule related to the LaSalle Mortgage Loans to which the Depositor and the Custodian have previously agreed, for custodial services rendered with respect to the LaSalle Mortgage Loans during the related Due Period. The Custodian shall inform the Servicers and the Trustee of the Custodian Fee on or prior to the related Determination Date pursuant to Section 3.07(h).

            Custodian Fee Rate: As to any Distribution Date, the Custodian Fee for such Distribution Date, converted to a per annum rate on (i) the aggregate Stated Principal Balance of the LaSalle Mortgage Loans as of the first day of the related Interest Accrual Period and (ii) with respect to the Determination Date in September 2005 only, the portion of the Closing Date Deposit Amount allocable to principal (calculated on an actual/360 basis).

            Cut-off Date: August 1, 2005.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date plus the portion of the Closing Date Deposit Amount allocable to principal.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

            Data Tape Information: The information provided by the Originators as of the Cut-off Date to the Depositor or the Purchaser setting forth the following information with respect to each Mortgage Loan: (1) the Mortgagor's name; (2) as to each Mortgage Loan, the Scheduled Principal Balance as of the Cut-off Date; (3) the Mortgage Rate Cap; (4) the Index; (5) a code indicating whether the Mortgaged Property is owner occupied; (6) the type of Mortgaged Property; (7) the first date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (8) the "paid through date" based on payments received from the related Mortgagor; (9) the original principal amount of the Mortgage Loan; (10) with respect to Adjustable Rate Mortgage Loans, the Maximum Mortgage Rate; (11) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan); (12) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take out refinance); (13) a code indicating the documentation style (i.e., full, asset verification, income verification and no documentation); (14) the credit risk score (FICO score); (15) the loan credit grade classification (as described in the underwriting guidelines); (16) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate; (17) the Mortgage Rate at origination; (18) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date;
(19) the value of the Mortgaged Property; (20) a code indicating the type of Prepayment Charges applicable to such Mortgage Loan (including any prepayment penalty term), if any; (21) with respect to each Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap; (22) the applicable Originator of such Mortgage Loan; (23) with respect to each First Lien Mortgage Loan, the LTV at origination, and with respect to each Second Lien Mortgage Loan, the CLTV at origination; and (24) if such Mortgage Loan is covered by a primary mortgage insurance policy or a lender-paid primary mortgage insurance policy, the primary mortgage insurance rate. With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            DBRS: Dominion Bond Rating Service, Inc., and its successors in interest. If DBRS is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to DBRS shall be Dominion Bond Rating Service, Inc., 55 Broadway, 15th Floor, New York, New York 10006, Attention: RMBS Group, or such other address as DBRS may hereafter furnish to the Depositor, the Trustee and the Servicers.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Defaulted Swap Termination Payment: Any Swap Termination Payment required to be paid by the Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) with respect to which the Swap Provider is the defaulting party or a Termination Event (as defined in the Interest Rate Swap Agreement) (other than Illegality or a Tax Event that is not a Tax Event Upon Merger (each as defined in the Interest Rate Swap Agreement )) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Delay Certificates: As specified in the Preliminary Statement.

            Deleted Mortgage Loan: As defined in Section 2.03.

            Delinquency Trigger Event: With respect to any Distribution Date, a Delinquency Trigger Event exists if the quotient (expressed as a percentage) of
(x) the rolling three month average of the aggregate Stated Principal Balance of 60+ Day Delinquent Mortgage Loans (including Mortgage Loans in foreclosure and Mortgage Loans related to REO Property) and (y) (1) until the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero, the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date equals or exceeds 37% of the prior period's Senior Enhancement Percentage and (2) after the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero, the aggregate stated Principal Balance of the Mortgage Loans for such Distribution Date equals or exceeds 43% of the prior period's Class M Enhancement Percentage.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: Morgan Stanley ABS Capital I Inc., a Delaware corporation, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's, "F1+" by Fitch, "R-1" by DBRS and "A-1" by Standard & Poor's (to the extent they are designated as Rating Agencies hereunder).

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Distribution Date, the 18th day (or if such day is not a Business Day, the immediately preceding Business
Day) in the calendar month in which such Distribution Date occurs.

            Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.07(d) in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of Morgan Stanley Home Equity Loan Trust 2005-3 Mortgage Pass-Through Certificates, Series 2005-3." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Account Deposit Date: As to any Distribution Date, 12:00 noon New York City time on the third Business Day immediately preceding such Distribution Date.

            Distribution Date: The 25th day of each calendar month, or if such day is not a Business Day in New York City, the next succeeding Business Day in New York City, commencing in September 2005.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Securities Administrator.

            Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Securities Administrator).

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

            Escrow Payments: As defined in Section 3.09(b).

            Event of Default: As defined in Section 7.01.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Sections 3.07(b) and 3.07(c) in the name of the Trustee for the benefit of the Regular Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of Morgan Stanley Home Equity Loan Trust 2005-3, Mortgage Pass-Through Certificates, Series 2005-3." Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

            Exchange Act: As defined in Section 8.12(a).

            Expense Fee Rate: As to each Mortgage Loan, a per-annum rate equal to the sum of the Servicing Fee Rate, the Trustee Fee Rate, the Custodian Fee Rate and any lender-paid primary mortgage insurance fee rate, if applicable.

            Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee, the Trustee Fee, the Custodian Fee and any lender-paid primary mortgage insurance fee, if applicable.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the related Subordination Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the applicable Originator or the Depositor, as applicable, as contemplated by this Agreement, the Meritage Agreements, the Acoustic Agreements or the Wilmington Finance Agreements, as applicable), a determination made by the applicable Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the applicable Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. Each Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date in August 2035.

            First Lien Mortgage Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or any successor thereto. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: MBS Monitoring - Morgan Stanley Home Equity Loan Trust 2005-3, or such other address as Fitch may hereafter furnish to the Depositor, the Trustee and the Servicers.

            Fixed Rate Mortgage Loan: A fixed rate Mortgage Loan.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            HomEq: HomEq Servicing Corporation, a New Jersey corporation, and its successors in interest.

            Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

            Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of Non-Delay Certificates and the Corresponding Class of Lower Tier Regular Interests and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs and ending on the day immediately preceding the current Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date). For purposes of computing interest accruals on each Class of Non-Delay Certificates, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360 days.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Rate is adjusted.

            Interest Rate Swap Agreement: The interest rate swap agreement, dated as of the Closing Date, between Morgan Stanley Capital Services Inc. and the Trustee or any other cap agreement or swap agreement (including any related schedules) entered into by the Trustee on behalf of the Trust pursuant to
Section 2.01(d) hereof.

            Interest Remittance Amount: With respect to any Distribution Date and the Mortgage Loans, that portion of Available Funds attributable to interest relating to Mortgage Loans.

            Investment Account: As defined in Section 3.12(a).

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Investor-Based Exemption: Any of Prohibited Transaction Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by "in-house asset managers"), or any comparable exemption available under Similar Law.

            JPMorgan: JPMorgan Chase Bank, National Association, a national banking association, and its successors in interest.

            LaSalle Mortgage Loans: The Mortgage Loans for which LaSalle is identified as the Custodian on the Mortgage Loan Schedule.

            Late Collections: With respect to any Mortgage Loan and any Due Period, all amounts received after the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage
Note) but delinquent for such Due Period and not previously recovered.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar loans to leading European banks.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which either (a) was liquidated in the calendar month preceding the month of such Distribution Date and as to which the applicable Servicer has certified to the Trustee that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property, or (b) is a Second Lien Mortgage Loan (1) that is delinquent 180 days or longer, (2) for which the related first lien mortgage loan is not a Mortgage Loan, and (3) as to which the applicable Servicer has certified to the Trustee that it does not believe there is a reasonable likelihood that any further net proceeds will be received or recovered with respect to such Second Lien Mortgage Loan.

            Liquidation Proceeds: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise, including any Subsequent Recoveries.

            Loan-to-Value Ratio or LTV: With respect to any First Lien Mortgage Loan, the ratio (expressed as a percentage) of the original outstanding principal amount of the First Lien Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination, and (b) if the First Lien Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower Tier Interest Rate: As described in the Preliminary Statement.

            Lower Tier Principal Amount: As described in the Preliminary Statement.

            Lower Tier Regular Interest: Each of the Class LT-A-1, Class LT-A-2, Class LT-A-3, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-M-4, Class LT-M-5, Class LT-M-6, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-IO and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower Tier REMIC: As described in the Preliminary Statement.

            Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

            Meritage: Meritage Mortgage Corporation, an Oregon corporation, and its successors in interest.

            Meritage Agreements: The Meritage Purchase Agreement and the Meritage Assignment Agreement, each of which are attached hereto as Exhibit Q.

            Meritage Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among the Purchaser, the Depositor and Meritage.

            Meritage Mortgage Loans: The Mortgage Loans purchased by the Purchaser pursuant to the Meritage Purchase Agreement for which Meritage is identified as Originator on the Mortgage Loan Schedule.

            Meritage Purchase Agreement: (a) The Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment No. 1, dated as of March 29, 2005, each by and between Meritage and the Purchaser, solely insofar as such agreement relates to the Meritage Mortgage Loans and (b) the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005, by and between Meritage and the Purchaser, solely insofar as such agreement relates to the Meritage Mortgage Loans.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Originators have designated or will designate MERS as, and have taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Originators, in accordance with MERS Procedure Manual and (b) the Originators have designated or will designate the Trustee as the Investor on the MERS(R) System.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            MILA: MILA, Inc., a Washington corporation, and its successors in interest.

            MILA Mortgage Loans: The Mortgage Loans purchased by the Purchaser pursuant to the MILA Purchase Agreement for which MILA is identified as Originator on the Mortgage Loan Schedule.

            MILA Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2005, by and between the Purchaser and MILA, which is attached hereto to as Exhibit R.

            Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

            Monthly Statement: The statement delivered to the Certificateholders pursuant to Section 4.03.

            Moody's: Moody's Investors Service, Inc., and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b), the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Trustee and the Servicers.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Trustee and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) the number and type of residential units constituting the Mortgaged Property; (4) the current Mortgage Rate; (5) the current net Mortgage Rate; (6) the current Scheduled Payment; (7) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) with respect to each Adjustable Rate Mortgage Loan, the next Interest Rate Adjustment Date; (12) with respect to each Adjustable Rate Mortgage Loan, the lifetime Mortgage Interest Rate Cap; (13) whether the Mortgage Loan is convertible or not; (14) the Servicing Fee; (15) the applicable Originator's name, (16) the date such Mortgage Loan was sold by the applicable Originator to the Purchaser, (17) whether such Mortgage Loan provides for a Prepayment Charge as well as the term and amount of such Prepayment Charge, if any; (18) with respect to each First Lien Mortgage Loan, the LTV at origination, and with respect to each Second Lien Mortgage Loan, the CLTV at origination; (19) the applicable Servicer's name; (20) the date on which servicing of the Mortgage Loan was transferred to the applicable Servicer; and
(21) whether LaSalle is the Custodian with respect to such Mortgage Loan.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time in the case of an Adjustable Rate Mortgage Loan.

            Mortgage Rate Caps: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum Mortgage Rate for such Mortgage Loan.

            Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by the related Mortgage Note.

            Mortgagor: The obligor(s) on a Mortgage Note.

            Net Monthly Excess Cash Flow: For any Distribution Date the amount remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of (i) the Compensating Interest payments made with respect to such Distribution Date and (ii) in the case of HomEq, all Prepayment Interest Excesses for such Distribution Date.

            Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Trust to the Swap Provider on the related Fixed Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) made by the Swap Provider to the Trust on the related Floating Rate Payer Payment Date (as defined in the Interest Rate Swap Agreement).

            NIM Issuer: The entity established as the issuer of the NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by one or more Rating Agencies.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Delay Certificates: As specified in the Preliminary Statement.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the applicable Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds, or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in accordance with Accepted Servicing Practices, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise. The determination by a Servicer that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advances, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer's Certificate delivered to the Trustee.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by an officer of any Servicer with responsibility for the servicing of the Mortgage Loans required to be serviced by such Servicer and listed on a list delivered to the Trustee pursuant to this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for a Servicer or a Subservicer, reasonably acceptable to the Trustee, provided that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of such Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in such Servicer of the Mortgage Loans or in an affiliate of either and (iii) is not connected with such Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut-off Date Pool Principal Balance.

            Originators: Each of Acoustic, Meritage, Wilmington Finance and
MILA.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

            (a) Certificates theretofore canceled by the Trustee or delivered to the Trustee for cancellation; and

            (b) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the applicable Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section 4.01.

            Pass-Through Margin: With respect to each Class of Regular Certificates (except as set forth in the following sentence), the following percentages: Class A-1 Certificates, 0.110%; Class A-2 Certificates, 0.240%; Class A-3 Certificates, 0.380%; Class M-1 Certificates, 0.450%; Class M-2 Certificates, 0.470%; Class M-3 Certificates, 0.490%; Class M-4 Certificates, 0.590%; Class M-5 Certificates, 0.640%; Class M-6 Certificates, 0.690%; Class B-1 Certificates, 1.150%; Class B-2 Certificates, 1.300% and Class B-3 Certificates, 1.750%. On the first Distribution Date after the Optional Termination Date, the Pass-Through Margins shall increase to: Class A-1 Certificates, 0.220%; Class A-2 Certificates, 0.480%; Class A-3 Certificates, 0.760%; Class M-1 Certificates, 0.675%; Class M-2 Certificates, 0.705%; Class M-3 Certificates, 0.735%; Class M-4 Certificates, 0.885%; Class M-5 Certificates, 0.960%; Class M-6 Certificates, 1.035%; Class B-1 Certificates, 1.725%; Class B-2 Certificates, 1.950%; and Class B-3 Certificates, 2.625%.

            Pass-Through Rate: For each Class of Regular Certificates, each Pooling-Tier REMIC-1 Regular Interest, each Pooling-Tier REMIC-2 Regular Interest, each Lower-Tier Regular Interest and each Upper-Tier Regular Interest, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Periodic Mortgage Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by any Servicer, the Trustee or any of their respective
Affiliates:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                  (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Depository Institution and rated "F1+" by Fitch, "A-1+" by Standard & Poor's, "P-1" by Moody's and "R-1" by DBRS (to the extent they are Rating Agencies hereunder and are so rated by such Rating Agency);

                  (iii) repurchase obligations with respect to any security
            described in clause (i) above entered into with a Depository Institution (acting as principal);

                  (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any State thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                  (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                  (vi) units of money market funds, including money market funds managed or advised by the Depositor, the Trustee or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAAm" by Standard & Poor's, "AA" by Fitch and "AA" by DBRS (to the extent they are Rating Agencies hereunder and are so rated by such Rating Agency); and

                  (vii) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Pooling-Tier Interest Rate: As specified in the Preliminary
Statement.

            Pooling-Tier REMIC-1: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 Regular Interest: As described in the Preliminary Statement.

            Pooling-Tier REMIC-1 WAC Rate: With respect to the Mortgage Loans as of any Distribution Date, a per annum rate equal to the weighted average of the Adjusted Net Mortgage Rates for each such Mortgage Loan then in effect on the beginning of the related Due Period on the Mortgage Loans, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period.

            Pooling-Tier REMIC-2: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Interest Rate: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 IO Interest: Any of the Pooling-Tier REMIC-2 Regular Interests with the designation "IO" in its name.

            Pooling-Tier REMIC-2 IO Notional Balance: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Principal Amount: As described in the Preliminary Statement.

            Pooling-Tier REMIC-2 Regular Interest: As described in the Preliminary Statement.

            Prepayment Charge: Any prepayment premium, penalty or charge collected by any Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any voluntary Principal Prepayment pursuant to the terms of the related Mortgage Note.

            Prepayment Interest Excess: With respect to any Distribution Date, any interest collected by HomEq with respect to any Mortgage Loan serviced by HomEq as to which a voluntary Principal Prepayment in Full occurs from the 1st day of the month through the 15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such Principal Prepayment in Full.

            Prepayment Interest Shortfall: With respect to any Distribution Date, the sum of, for each Mortgage Loan that was, during the related Prepayment Period (in the case of any Mortgage Loan serviced by JPMorgan) or during the portion of the Prepayment Period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or from the day following the Cut-off Date, in the case of the first Distribution Date) through the last day of such month (in the case of any Mortgage Loan serviced by HomEq), the subject of a voluntary Principal Prepayment in Full which is not accompanied by an amount equal to one month of interest that would have been due on such Mortgage Loan on the Due Date in the following month and which was applied by the applicable Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding such Due Date an amount equal to the product of (a) the Mortgage Rate net of the Servicing Fee Rate for such Mortgage Loan,
(b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and
(d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the calendar month in which the related Prepayment Period begins.

            Prepayment Period: With respect to any Distribution Date, either (a) in the case of any Mortgage Loan serviced by JPMorgan, the calendar month preceding the month in which such Distribution Date occurs, or (b) in the case of any Mortgage Loan serviced by HomEq, either (i) with respect to any voluntary Principal Prepayments in Full, the period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from and including the Cut-off Date) to and including the 15th day of the month in which such Distribution Date occurs, or
(ii) with respect to any partial Principal Prepayments or any involuntary Principal Prepayments, the calendar month preceding the month in which such Distribution Date occurs.

            Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, excluding any Prepayment Charge thereon.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each scheduled payment of principal on a Mortgage Loan due during such Due Period and received by the Servicers on or prior to the related Determination Date or advanced by the applicable Servicer for the related Remittance Date, and all Principal Prepayments received during the related Prepayment Period; (ii) all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds on the Mortgage Loans allocable to principal actually collected by the Servicers during the related Prepayment Period; (iii) the portion of the Repurchase Price allocable to principal with respect to each Mortgage Loan repurchased with respect to such Distribution Date; (iv) all Substitution Adjustment Amounts allocable to principal received in connection with substitutions of Mortgage Loans with respect to such Distribution Date; (v) with respect to the Distribution Date in September 2005 only, the portion of the Closing Date Deposit Amount allocable to principal; and (vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal).

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated August 26, 2005, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            Purchase Agreements: Collectively, the Acoustic Purchase Agreement, the Wilmington Finance Purchase Agreement, the Meritage Purchase Agreement and the MILA Purchase Agreement.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest, as purchaser of the Mortgage Loans under each of the Purchase Agreements.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor, the Trustee and the Servicers.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the applicable Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that for any Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Date: With respect to any Distribution Date, the second Business Day immediately preceding such Distribution Date.

            REO Disposition: The final sale by the applicable Servicer of any REO Property.

            REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

            REO Mortgage Loan: A Mortgage Loan where title to the related Mortgaged Property has been obtained by the applicable Servicer in the name of the Trustee on behalf of the Certificateholders.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Repurchase Price: With respect to any Mortgage Loan, (a) in the case of any Mortgage Loan repurchased by the Depositor or the Responsible Party, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid and distributed to the Trustee to the date of repurchase, (iii) all unreimbursed Servicing Advances and (iv) all costs and expenses incurred by the Trustee arising out of or based upon such breach, including without limitation, costs and expenses relating to the Trustee's enforcement of the repurchase obligation of the Depositor or such Responsible Party hereunder, and (b) in the case of any Mortgage Loan repurchased by Acoustic, Meritage or Wilmington Finance, the repurchase price specified in the Meritage Agreements or the Wilmington Finance Agreements, as applicable. In addition to the Repurchase Price, MILA is obligated to make certain indemnification payments for material breaches of representations and warranties as further set forth in Section 2.03(n) in this Agreement, and each of Acoustic, Meritage and Wilmington Finance is obligated to make certain indemnification payments for material breaches of representations and warranties as further set forth in the Acoustic Agreements, the Meritage Agreements and the Wilmington Finance Agreements, as applicable.

            Request for Release: The Request for Release submitted by the applicable Servicer to the Trustee or the Custodian, as applicable, substantially in the form of Exhibit J.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Responsible Party: MILA.

            Rule 144A Letter: As defined in Section 5.02(b).

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Subordinated Amount (in each case after taking into account the distribution of the Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account on that Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Senior Specified Enhancement Percentage: As of any date of determination, 44.60%.

            Servicer: JPMorgan or HomEq, and if a successor to any Servicer is appointed hereunder, such successor. When the term "Servicer" is used in this Agreement in connection with the administration of servicing obligations with respect to any Mortgage Loan, Mortgaged Property, REO Property or Mortgage File, "Servicer" shall mean (i) in connection with the Mortgage Loans for which JPMorgan is identified on the Mortgage Loan Schedule as the Servicer, JPMorgan and (ii) in connection with the Mortgage Loans for which HomEq is identified on the Mortgage Loan Schedule as the Servicer, HomEq.

            Servicer Remittance Report: As defined in Section 4.03(d).

            Servicing Advances: The reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the applicable Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property, (ii) any enforcement, administrative or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property and (iv) the performance of its obligations under Sections 3.01, 3.09, 3.13 and 3.15. The Servicing Advances shall also include any reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the applicable Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. None of the Servicers shall be required to make any Nonrecoverable Servicing Advances.

            Servicing Fee: With respect to a Servicer, each Mortgage Loan serviced by such Servicer and for any calendar month, an amount equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the Servicing Fee Rate on the applicable Stated Principal Balance of such Mortgage Loan as of the first day of such calendar month. Such fee shall be payable monthly, and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by such Servicer under this Agreement. The Servicing Fee is payable solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties, to the extent permitted by Section 3.11) of such Scheduled Payment collected by such Servicer, or as otherwise provided under Section 3.11.

            Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the applicable Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Trustee or the Custodian in the Custodial File and copies of the Mortgage Loan Documents set forth in Exhibit K hereto.

            Servicing Officer: Any officer of any Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by such Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: (i) Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), including, without limitation, such Mortgage Loans that are subject to bankruptcy proceedings, (ii) each Mortgage Loan in foreclosure and
(iii) all REO Property.

            Specified Subordinated Amount: Prior to the Stepdown Date, an amount equal to 3.65% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 7.30% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, subject, until the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, to a minimum amount equal to 0.50% of the aggregate Cut-off Date Pool Principal Balance; provided, however, that if, on any Distribution Date, a Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the then current aggregate Stated Principal Balance of the Mortgage Loans until the Distribution Date on which a Trigger Event no longer exists. When the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, the Specified Subordinated Amount will thereafter equal zero.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention:
Residential Mortgage Surveillance Group - Morgan Stanley Home Equity Loan Trust 2005-3, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Trustee and the Servicers.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Startup Day: The Closing Date.

            Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received by the related Servicer on or prior to the related Determination Date or advanced by the related Servicer for the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in September 2008 and (b) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balances of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans applied to reduce the Stated Principal Balance of the Mortgage Loans for the applicable Distribution Date but prior to any allocation of the Principal Distribution Amount and principal payments from the Swap Account to the Certificates on such Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

            Subordinated Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the LIBOR Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subordination Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

            Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and
(b) the Net Monthly Excess Cash Flow.

            Subsequent Recovery: With respect to any Mortgage Loan or related Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts received in respect of such Liquidated Mortgage Loan after an Applied Realized Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates. Any Subsequent Recovery that is received during a Prepayment Period will be treated as Liquidation Proceeds and included as part of the Principal Remittance Amount for the related Distribution Date.

            Subservicer: As defined in Section 3.02(a).

            Subservicing Account: As defined in Section 3.08.

            Subservicing Agreements: As defined in Section 3.02(a).

            Substitute Mortgage Loan: A Mortgage Loan (i) substituted by Acoustic, Meritage or Wilmington Finance for a Deleted Mortgage Loan that satisfies the criteria set forth in the definition of "Qualified Substitute Mortgage Loan" in the applicable Purchase Agreement or (ii) substituted by the Depositor for a Deleted Mortgage Loan, which, if substituted by the Depositor, must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit J, (a) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the Deleted Mortgage Loan; (b) be accruing interest at a rate no lower than and not more than 1% per annum higher than, that of the Deleted Mortgage Loan; (c) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (d) have a remaining term to maturity no greater than (and not more than one year less than that of) the Deleted Mortgage Loan; and
(e) comply with each representation and warranty set forth in Section 2.03.

            Substitution Adjustment Amount: As defined in Section 2.03.

            Swap Account: The corpus of a trust created pursuant to Section 4.06 of this Agreement, consisting of the Interest Rate Swap Agreement, the Class IO Interest and the right to receive Class IO Shortfalls, subject to the obligation to pay amounts specified in Section 4.06.

            Swap LIBOR: With respect to any Distribution Date (and the related Interest Accrual Period), the product of (i) USD-LIBOR-BBA (as used in the Interest Swap Agreement), (ii) two, and (iii) the quotient of (a) the actual number of days in the Interest Accrual Period for the LIBOR Certificates divided by (b) 30.

            Swap Payment Allocation: For any Class of Certificates and any Distribution Date, that Class's pro rata share of the Net Swap Receipts, if any, for that Distribution Date, based on the Class Certificate Balances of the Classes of Certificates.

            Swap Payment Rate: For any Distribution Date, a fraction, the numerator of which is any Net Swap Payment or Swap Termination Payment (other than Defaulted Swap Termination Payments) owed to the Swap Provider for such Distribution Date and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans at the beginning of the related Due Period, multiplied by 12.

            Swap Provider: Morgan Stanley Capital Services Inc., a Delaware corporation, and its successors in interest.

            Swap Termination Payment: Any payment payable by the Trust or the Swap Provider upon termination of the Interest Rate Swap Agreement as a result of an Event of Default (as defined in the Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest Rate Swap Agreement).

            Tax Matters Person: The Holder of the Class R Certificates designated as "tax matters person" of each Trust REMIC in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            Tax Service Contract: As defined in Section 3.09(a).

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest on the Mortgage Loans (other than Prepayment Interest Excesses) received by the Servicers on or prior to the related Determination Date or advanced by the Servicers for the related Remittance Date (net of Expense Fees) over (ii) the sum of (A) the amounts payable to the Certificates pursuant to Section 4.02(a)(i) on such Distribution Date and (B) any Net Swap Payments and Swap Termination Payments (other than Defaulted Swap Termination Payments) to the Swap Provider.

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: Either a Cumulative Loss Trigger Event or a Delinquency Trigger Event.

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal with respect thereto received on or after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or prior to the related Cut-off Date; (ii) the Collection Account, Excess Reserve Fund Account, the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the Acoustic Agreements, the Meritage Agreements and the Wilmington Finance Agreements (solely insofar as such agreements relate to the Meritage Mortgage Loans or the Wilmington Finance Mortgage Loans, as applicable); (v) the Interest Rate Swap Agreement; (vi) the Closing Date Deposit Amount; (vii) the Swap Account; and
(viii) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trust REMIC: Any of Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower-Tier REMIC or the Upper-Tier REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Trustee Fee: As to any Distribution Date, an amount equal to the product of (a) one-twelfth of the Trustee Fee Rate and (b) (i) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Interest Accrual Period and (ii) with respect to the Distribution Date in September 2005 only, the portion of the Closing Date Deposit Amount allocable to principal.

            Trustee Fee Rate: With respect to each Mortgage Loan, 0.0058% per annum.

            Trustee Float Period: With respect to the Distribution Date and the related amounts in the Distribution Account, the period commencing on the Business Day immediately preceding such Distribution Date and ending on such Distribution Date.

            Underwriters' Exemption: Any exemption listed under footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from Distribution Dates prior to the current Distribution Date remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Subordinated Certificates and as to any Distribution Date, is the excess of (i) the Applied Realized Loss Amount with respect to such Class over (ii) the sum of
(a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            Upper-Tier CarryForward Amount: With respect to each Class of Offered Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Upper-Tier Interest Rate for the Class of Corresponding Upper-Tier REMIC Regular Interest is based upon Upper-Tier REMIC WAC Rate, the excess, if any, of (i) the amount of interest such Class of Upper-Tier Regular Interest would otherwise be entitled to receive on such Distribution Date had such Upper-Tier REMIC Regular Interest not been subject to Upper-Tier REMIC WAC Rate, over (ii) the amount of interest payable on such Class of Certificates on such Distribution Date taking into account the Upper-Tier REMIC WAC Rate and (B) the Upper-Tier CarryForward Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Upper-Tier Interest Rate for such Class of Certificates for such Distribution Date, without giving effect to the Upper-Tier REMIC WAC Rate.

            Upper-Tier Interest Rate: As described in the Preliminary Statement.

            Upper-Tier Regular Interest: As described in the Preliminary Statement.

            Upper-Tier REMIC: As described in the Preliminary Statement.

            Upper-Tier REMIC WAC Rate: For any Distribution Date, the weighted average of the Lower-Tier Interest Rates on the Lower-Tier Regular Interests (other than the Class LT-IO Interest) as of the first day of the related Interest Accrual Period, weighted on the basis of the Lower-Tier Principal Amounts of such Lower-Tier Regular Interests as of the first day of the related Interest Accrual Period.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.

            WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Mortgage Loans minus the Swap Payment Rate, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period.

            Wilmington Finance: Collectively, Wilmington Finance Inc., a Delaware corporation, and its successors in interest, and Wilmington Finance, a division of AIG Federal Savings Bank, a federally chartered savings bank, and its successors in interest.

            Wilmington Finance Agreements: The Wilmington Finance Purchase Agreement and the Wilmington Finance Assignment Agreement, each of which are attached hereto as Exhibit S.

            Wilmington Finance Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among the Purchaser, the Depositor and Wilmington Finance.

            Wilmington Finance Mortgage Loans: The Mortgage Loans purchased by the Purchaser pursuant to the Wilmington Finance Purchase Agreement for which Wilmington Finance is identified as Originator on the Mortgage Loan Schedule.

            Wilmington Finance Purchase Agreement: (a) The Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment to Mortgage Loan Purchase and Warranties Agreement, dated as of January 27, 2005, Amendment No. 2, dated as of February 4, 2005 and Amendment No. 3, dated as of April 28, 2005, each by and between Wilmington Finance and the Purchaser, solely insofar as such agreement relates to the Wilmington Finance Mortgage Loans and (b) the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005, by and between Wilmington Finance and the Purchaser, solely insofar as such agreement relates to the Wilmington Finance Mortgage Loans.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund, and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to LaSalle with respect to the LaSalle Mortgage Loans and to the Trustee with respect to the remaining Mortgage Loans, for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned:

            (i) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised in writing by the applicable Originator (pursuant to the applicable Purchase Agreement) that state law does not so allow;

            (ii) the original of any guaranty executed in connection with the Mortgage Note;

            (iii) the original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Trustee or Custodian, as applicable, shall notify the applicable Originator to deliver or cause to be delivered to the Trustee or Custodian, as applicable, as required under the applicable Purchase Agreement, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Originator (delivered pursuant to the applicable Purchase Agreement) or a certificate from an escrow company, a title company or closing attorney stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee or Custodian, as applicable, upon receipt thereof by the applicable Originator; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (iv) the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon;

            (v) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank (except with respect to MERS Designated Mortgage Loans);

            (vi) the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon, or a certified true copy of such intervening assignments of Mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Trustee or the Custodian, as applicable, shall notify the applicable Originator, to deliver, as required under the applicable Purchase Agreement, a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Originator or a certificate from an escrow company, a title company or a closing attorney stating that such intervening assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of Mortgage or a copy of such intervening assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of Mortgage will be promptly delivered to the Trustee or the Custodian, as applicable, upon receipt thereof by the applicable Originator; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (vii) the original mortgagee title insurance policy or attorney's opinion of title and abstract of title, or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (viii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

            The Depositor will use its reasonable efforts to assist the Trustee and the Servicers in enforcing the obligations of the Responsible Party under this Agreement, the obligations of Acoustic under the Acoustic Agreements, the obligations of Meritage under the Meritage Agreements and the obligations of Wilmington Finance under the Wilmington Finance Agreements.

            The Depositor shall cause to be delivered to the Trustee or the Custodian, as applicable, the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 180 days from the Closing Date.

            If any Mortgage has been recorded in the name of Mortgage Electronic Registration System, Inc. ("MERS") or its designee, no Assignment of Mortgage in favor of the Trustee will be required to be prepared or delivered and instead, the applicable Servicer shall take all reasonable actions as are necessary at the expense of the applicable Originator to the extent permitted under the related Purchase Agreement and otherwise at the expense of the Depositor to cause the Trust to be shown as the owner of the related Mortgage Loan on the records of MERS for the purpose of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

            From time to time, the Depositor or the applicable Servicer, as applicable, shall forward to the Trustee or the Custodian, as applicable, additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan in accordance with the terms of this Agreement upon receipt of such documents. All such mortgage documents held by the Trustee or the Custodian, as applicable, as to each Mortgage Loan shall constitute the "Custodial File".

            No later than thirty (30) Business Days following the later of the Closing Date and the date of receipt by the applicable Servicer of the complete recording information for a Mortgage, the applicable Servicer shall promptly submit or cause to be submitted for recording, at the expense of the applicable Originator as required pursuant to the related Purchase Agreement and at no expense to the Trust Fund, the Trustee, the applicable Servicer, or the Depositor, in the appropriate public office for real property records, each Assignment of Mortgage referred to in Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments of Mortgage shall not be required to be completed and submitted for recording with respect to any Mortgage Loan
(i) if the Trustee, the Custodian and each Rating Agency have received an Opinion of Counsel, satisfactory in form and substance to the Trustee and each Rating Agency to the effect that the recordation of such Assignments of Mortgage in any specific jurisdiction is not necessary to protect the Trustee's interest in the related Mortgage Note, (ii) if such Mortgage Loan is a MERS Designated Mortgage Loan or (iii) if the Rating Agencies have each notified the Depositor in writing that not recording any such Assignments of Mortgage would not cause the initial ratings on any LIBOR Certificates to be downgraded or withdrawn; provided, however, that the Servicer shall not be held responsible or liable for any loss that occurs because an Assignment of Mortgage was not recorded, but only to the extent such Servicer does not have prior knowledge of the act or omission that causes such loss. However, with respect to the Assignments of Mortgage referred to in clauses (i) and (ii) above, if foreclosure proceedings occur against a Mortgaged Property, the Depositor shall notify the applicable Servicer and such Servicer shall record such Assignment of Mortgage at the expense of the related Originator as required pursuant to the related Purchase Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to "Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement dated as of August 1, 2005, Morgan Stanley Home Equity Loan Trust 2005-3". In the event that any such Assignment of Mortgage is lost or returned unrecorded because of a defect therein, the Depositor shall promptly cause to be delivered a substitute Assignment of Mortgage to cure such defect and thereafter cause each such assignment to be duly recorded. If there is such a defect with respect to an Acoustic Mortgage Loan, a Meritage Mortgage Loan or a Wilmington Finance Mortgage Loan, the Trustee shall take such actions, with the Depositor's consent, to enforce the rights of the Trust as "Purchaser" under the Acoustic Agreements, the Meritage Agreements or the Wilmington Finance Agreements, as applicable.

            On or prior to the Closing Date, the Depositor shall deliver to the Trustee and the Custodian, as applicable, a copy of the Data Tape Information in an electronic, machine readable medium in a form mutually acceptable to the Trustee or the Custodian, as applicable. Within twenty (20) Business Days of the Closing Date, the Depositor shall deliver copies of the complete Mortgage Loan Schedule, the Purchase Agreements, the Acoustic Assignment Agreement, the Wilmington Finance Assignment Agreement and the Meritage Assignment Agreement to the Trustee, the Custodian and each Servicer, and the Trustee, the Custodian and each Servicer shall promptly acknowledge receipt thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "MORGAN STANLEY HOME EQUITY LOAN TRUST 2005-3" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement, including without limitation, the representations and warranties set forth in paragraph (ff) of Schedule IV to this Agreement.

            (d) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans, the Acoustic Agreements, the Meritage Agreements, the Wilmington Finance Agreements and the Interest Rate Swap Agreement) pursuant to Section 2.01(a). The Trustee on behalf of the Trust is hereby directed to enter into the Interest Rate Swap Agreement.

            Section 2.02 Acceptance by the Trustee of the Mortgage Loans. The Trustee and the Custodian shall acknowledge, on the Closing Date, receipt by the Trustee or the Custodian, as applicable, of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Trustee and the Custodian shall maintain possession of the related Mortgage Notes in the State of California, unless otherwise permitted by the Rating Agencies.

            In connection with the Closing Date, the Trustee and the Custodian shall be required to deliver via facsimile (with original to follow the next Business Day) to the Depositor and the Servicers an Initial Certification prior to the Closing Date, or, with the Depositor's consent, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. Neither the Trustee nor the Custodian shall be responsible for verifying the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 90 days after the Closing Date, the Trustee and the Custodian shall, for the benefit of the Holders of the Certificates, ascertain that all documents identified in the Document Certification and Exception Report in the form attached hereto as Exhibit F are in its possession, and shall deliver to the Depositor and the Servicers and to the Trustee, if delivered by the Custodian, a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents identified in the Document Certification and Exception Report and required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2),
(7) and (9) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information respecting such Mortgage Loan accurately reflects the information set forth in the Custodial File; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. Neither the Trustee nor the Custodian shall be responsible for verifying the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 90 days after the Closing Date, the Trustee shall, for the benefit of the Holders of the Certificates, based solely on the list of MERS Designated Loans and screen printouts from the MERS System provided to the Trustee by the Responsible Party (such to be provided to the Trustee no later than 45 days from the Closing Date), the Trustee shall confirm, on behalf of the Trust, that the Trustee is shown as the Investor with respect to each MERS Designated Mortgage Loan on such screen printouts. If the Trustee is not shown as the Investor with respect to any MERS Designated Mortgage Loans on such screen printouts, the Trustee shall promptly notify the Responsible Party of such fact and the Responsible Party shall then either cure such defect or repurchase such Mortgage Loan in accordance with Section 2.03.

            The Trustee and the Custodian shall retain possession and custody of each Custodial File in accordance with and subject to the terms and conditions set forth herein. The applicable Servicer shall promptly deliver to the Trustee or to the Custodian, as applicable, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            Each Responsible Party shall deliver (or the Depositor, as applicable, shall use reasonable efforts to cause Acoustic, Meritage and Wilmington Finance to deliver) to the applicable Servicer copies of all trailing documents required to be included in the Custodial File at the same time the original or certified copies thereof are delivered to the Trustee or the Custodian, as applicable, including but not limited to such documents as the title insurance policy and any other Mortgage Loan documents upon return from the public recording office. Such documents shall be delivered by the Responsible Party at the Responsible Party's expense (or the Depositor, as applicable, shall use reasonable efforts to cause Acoustic, Meritage and Wilmington Finance to deliver such documents at Acoustic's, Meritage's or Wilmington Finance's expense, as applicable, pursuant to the Acoustic Agreements, the Meritage Agreements or the Wilmington Finance Agreements, as applicable) to such Servicer.

            Section 2.03 Representations and Warranties; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage Loans. (a) JPMorgan hereby makes the representations and warranties set forth in Schedule II hereto to the Depositor and the Trustee as of the date set forth in such Schedule and HomEq hereby makes the representations and warranties set forth in
Schedule III hereto to the Depositor and the Trustee as of the dates set forth in such Schedule. Upon discovery by any of the parties hereto of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            (b) MILA hereby makes the representations and warranties set forth in Schedule IV hereto to the Depositor, the Servicers and the Trustee as of the dates set forth in such Schedule.

            (c) LaSalle hereby makes the representations and warranties set forth in Schedule V hereto to the Depositor and the Trustee as of the dates set forth in such Schedule.

            (d) It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 2.03 shall survive the transfer of the Mortgage Loans by the Depositor to the Trustee, and shall inure to the benefit of the parties to whom the representations and warranties were made notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File.

            (e) Upon discovery by any of the parties hereto of a breach of a representation or warranty made by the Depositor or MILA, as applicable, under this Agreement, that materially and adversely affects the value of any Mortgage Loan or the interests of the Trustee or the Certificateholders therein, the party discovering such breach shall give prompt written notice thereof to the other parties. Upon receiving written notice of a breach of a representation and warranty or written notice that a Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, the Trustee shall in turn notify MILA in writing to correct or cure, in accordance with this Agreement, any such breach of a representation or warranty made by MILA under this Agreement, within sixty (60) days from the date of notice from the Trustee or the discovery by MILA of the breach, and if MILA fails or is unable to correct or cure the defect or breach within such period, the Trustee shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by MILA to correct or cure, the Trustee shall notify MILA to repurchase the Mortgage Loan (a "Deleted Mortgage Loan") at the Repurchase Price or substitute a Substitute Mortgage Loan for such Mortgage Loan, in each case, pursuant to this Agreement, as applicable. Notwithstanding anything to the contrary contained herein, in the event that the Trustee receives notice of a breach by MILA of any of the representations and warranties set forth in paragraphs (ff), (qq), (rr), (tt), (uu), (vv), (ww), (xx), (yy),
(zz), (aaa) or (ccc) of Schedule IV the Trustee shall notify MILA to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of MILA's receipt of such notice. If, within ten (10) Business Days of receipt of such notice by MILA, MILA fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee against MILA under this Agreement, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

            (f) In the event any Mortgage Loan does not conform to the requirements as determined in the Trustee's or the Custodian's review of the related Custodial File, the Trustee or the Custodian, as applicable, shall notify the applicable Originator, the applicable Servicer and the Depositor in writing, and request that such Originator correct or cure such defect as required under this Agreement, the Acoustic Agreements, the Wilmington Finance Agreements or the Meritage Agreements, as applicable, and if such Originator fails or is unable to correct or cure the defect within the period set forth in this Agreement, the Acoustic Agreements, the Wilmington Finance Agreements or the Meritage Agreements, as applicable, the Trustee or the Custodian, as applicable, shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by such Originator to correct or cure, the Trustee or the Custodian, as applicable, shall notify the applicable Originator to repurchase the Mortgage Loan at the Repurchase Price or substitute a Substitute Mortgage Loan for such Mortgage Loan, in each case, pursuant to the terms of this Agreement (or if applicable, the Acoustic Agreements, the Wilmington Finance Agreements or the Meritage Agreements), as applicable. If, within ten (10) Business Days of receipt of such notice by such Originator, such Originator fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee against such Originator under this Agreement (or if applicable, the Acoustic Agreements, the Wilmington Finance Agreements or the Meritage Agreements), as applicable, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies.

            (g) Within 90 days of the earlier of discovery by the Depositor or receipt of notice by the Depositor of the breach of a representation and warranty set forth in Schedule IV to this Agreement, Section 9.02 of the Acoustic Purchase Agreement, Exhibit B to the Meritage Assignment Agreement or Exhibit B to the Wilmington Finance Assignment Agreement, that (1) materially and adversely affects the interests of the Certificateholders in any Mortgage Loan and (2) has not been cured, repurchased or substituted for by the applicable Originator in accordance with the terms of this Agreement, the Acoustic Assignment Agreements, the Meritage Assignment Agreement or the Wilmington Finance Assignment Agreement, as applicable, (i) the Depositor shall, within the time period permitted therefor under such agreement, (A) in the case of a breach by MILA, take such action described in Section 2.03(e) of this Agreement in respect of such Mortgage Loan, (B) in the case of Meritage, take such action described in Section 5 of the Meritage Assignment Agreement in respect of such Mortgage Loan, (C) in the case of Wilmington Finance, take such action described in Section 5 of the Wilmington Finance Assignment Agreement in respect of such Mortgage Loan, or (D) in the case of Acoustic, take such action described in Section 5 of the Acoustic Assignment Agreement in respect of such Mortgage Loan, in each case of clauses (A), (B), (C) or (D), as if the Depositor were the applicable Originator, and (ii) the Trustee shall promptly deliver to the Depositor or its designee the related Mortgage File in accordance with the Servicer's direction in a Request for Release and, upon Depositor's request, shall assign to the Depositor all of its rights with respect to such Originator's breach under this Agreement, the Acoustic Assignment Agreement, the Meritage Assignment Agreement or the Wilmington Finance Assignment Agreement, as applicable, which assignment shall be evidenced by a writing prepared by the Depositor and executed by the Trustee in favor of the Depositor. Any obligation of the Depositor under this subsection shall terminate upon receipt by the Trustee of a confirmation from each Rating Agency that such termination will not cause a downgrade, qualification or withdrawal of the rating then assigned to any Class of Certificates by any Rating Agency.

            (h) Within 90 days of the earlier of either discovery by or notice to the Responsible Party of any breach of a representation or warranty set forth on Schedule IV that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the Responsible Party shall use its best efforts to promptly cure such breach in all material respects and, if such defect or breach cannot be remedied, the Responsible Party shall, at the Depositor's option, purchase such Mortgage Loan at the Repurchase Price or substitute a Substitute Mortgage Loan for such Mortgage Loan, if applicable.

            (i) Any substitution of a Substitute Mortgage Loan by the Responsible Party shall be made in accordance with the substitution procedures set forth in the MILA Purchase Agreement, which provisions shall be as set forth in such agreements as if they were set forth herein. With respect to any Substitute Mortgage Loan or Loans substituted by the Depositor or the Responsible Party, the Depositor or the Responsible Party, as applicable, shall deliver to the Trustee or the Custodian, as applicable, for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related Assignment of Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by
Section 2.01. With respect to any Substitute Mortgage Loan or Loans substituted by Acoustic, Meritage or Wilmington Finance, the Depositor shall use reasonable efforts to cause Acoustic, Meritage or Wilmington Finance, as applicable, to deliver to the Trustee for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related Assignment of Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by Section 2.01. No substitution is permitted to be made in any calendar month after the Determination Date for such month. Scheduled Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the Depositor or the Responsible Party on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the Depositor or the Responsible Party shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

            (j) In connection with any repurchase or substitution of a Mortgage Loan pursuant to this Section 2.03 or Section 2.07, the applicable Servicer, based upon information provided by the Depositor or the applicable Originator, as applicable, shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee and, if applicable, to the Custodian. Upon such substitution, the Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and, if the substitution is made by the Depositor or the applicable Originator, as applicable, such Person shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Section 2.03(b) with respect to such Mortgage Loan. Upon any such substitution and the deposit into the related Collection Account of the amount required to be deposited therein in connection with such substitution as described in Section 2.03(k), the Trustee or the Custodian, as applicable, shall release the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan to the Depositor or the applicable Originator, as applicable, and the Trustee shall execute and deliver at the direction of the Depositor or the applicable Originator, as applicable, such instruments of transfer or assignment prepared by the Depositor or the applicable Originator, as applicable, in each case without recourse, as shall be necessary to vest title in the Depositor or the applicable Originator, as applicable, of the Trustee's interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

            (k) For any month in which the Depositor substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the applicable Servicer will determine the amount (if any) by which the aggregate unpaid principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The amount of such shortage, plus an amount equal to the sum of (i) any accrued and unpaid interest on the Deleted Mortgage Loans and
(ii) all unreimbursed Servicing Advances with respect to such Deleted Mortgage Loans, or the amount of any similar shortage with respect to a Substitute Mortgage Loan substituted by the Responsible Party under this Agreement (collectively, the "Substitution Adjustment Amount"), shall be remitted by the Depositor to the applicable Servicer for deposit into the related Collection Account on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder. The Depositor shall use reasonable efforts to cause Acoustic, Meritage or Wilmington Finance, as the case may be, to remit to the applicable Servicer for deposit into the related Collection Account any Substitution Adjustment Amount on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

            (l) Any Mortgage Loan repurchased pursuant to this Section 2.03 will be removed from the Trust Fund. The applicable Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of any Mortgage Loan repurchased and such Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee and, if applicable, to the Custodian. For purposes of determining the applicable Repurchase Price, any such repurchase shall occur or shall be deemed to occur as of the last day of the applicable Prepayment Period.

            (m) In the event that the Depositor or the Responsible Party shall have repurchased a Mortgage Loan pursuant to this Agreement, the Repurchase Price therefor shall be deposited by the Servicer in the Collection Account of the related Servicer pursuant to Section 3.10 on or before the Distribution Account Deposit Date for the Distribution Date following the Prepayment Period during which the Depositor or the Responsible Party, as applicable, repurchased such Mortgage Loan and upon such deposit of the Repurchase Price and receipt of a Request for Release in the form of Exhibit J hereto, the Trustee or Custodian, as applicable, shall release the related Custodial File held for the benefit of the Certificateholders to such Person as directed by the applicable Servicer, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee.

            (n) In addition to any repurchase or substitution obligation by the Responsible Party under this Agreement, the Responsible Party shall indemnify the Depositor and its Affiliates, the Servicers, the Purchaser, the Trustee, the Custodian and the Trust for any breach of any representation and warranty of the Responsible Party set forth in this Agreement, in accordance with the indemnification provisions relating to breaches of representations and warranties (including without limitation, the representations and warranties set forth in paragraph (50) of Schedule IV to this Agreement) and defective Mortgage Loans set forth in the MILA Purchase Agreement as if such indemnification provisions were set forth herein for the benefit of the Depositor and its Affiliates, the Servicers, the Purchaser, the Trustee and the Trust. Each of Acoustic, Meritage and Wilmington Finance is obligated to make certain indemnification payments for material breaches of representations and warranties as further set forth in the Acoustic Agreements, the Meritage Agreements and the Wilmington Finance Agreements, as applicable.

            (o) It is understood and agreed by the parties hereto that the obligation of the Depositor, the Responsible Party under this Agreement, Acoustic under the Acoustic Agreements, Meritage under the Meritage Agreements, or Wilmington Finance under the Wilmington Finance Agreements, to cure, repurchase or substitute any Mortgage Loan as to which a breach of a representation and warranty has occurred and is continuing, together with any related indemnification obligations set forth therein or herein, shall constitute the sole remedies against such Persons respecting such breach available to Certificateholders, the Depositor (if applicable) or the Trustee on their behalf.

            (p) Upon discovery by any of the parties hereto of a breach of a representation or warranty made by Acoustic, Meritage or Wilmington Finance pursuant to the Acoustic Agreements, the Meritage Agreements or the Wilmington Finance Agreements, as applicable, the party discovering such breach shall give prompt written notice thereof to the other parties to this Agreement and Acoustic, Meritage or Wilmington Finance, as applicable. The Trustee shall take such action, with the Depositor's consent, with respect to such breach under the Acoustic Agreements, the Meritage Agreements or Wilmington Finance Agreements, as the case may be, as may be necessary or appropriate to enforce the rights of the Trust with respect thereto.

            The provisions of this Section 2.03 shall survive delivery of the respective Custodial Files to the Trustee and the Custodian, as applicable, for the benefit of the Certificateholders.

            Section 2.04 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed and delivered to or upon the order of the Depositor, the Certificates in authorized denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.05 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" is the Distribution Date occurring in August 2035, which is the Distribution Date in the month following the month in which the latest maturity date of any Mortgage Loan occurs. Amounts distributable to the Class X Certificates (prior to any reduction for any Basis Risk Payment and Swap Termination Payment), exclusive of any amounts received from the Swap Provider, shall be deemed paid from the Upper-Tier REMIC in respect of the Class X Interest to the Holders of the Class X Certificates prior to distribution of any Basis Risk Payments to the LIBOR Certificates. For federal income tax purposes, any amount distributed on the Offered Certificates on any Distribution Date in excess of the amount distributable on their Corresponding Class of Upper-Tier Regular Interest on such Distribution Date shall be treated as having been paid from the Excess Reserve Fund Account or the Swap Account, as applicable, and any amount distributable on such Corresponding Class of Upper-Tier Regular Interest on such Distribution Date in excess of the amount distributable on the Corresponding Class of Offered Certificates on such Distribution Date shall be treated as having been paid to the Swap Account, all pursuant to and as further provided in Section 8.13.

            Section 2.06 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee and the Servicers that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the corporate power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or bylaws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.06 shall survive delivery of the respective Custodial Files to the Trustee and to the Custodian, as the case may be, and shall inure to the benefit of the Trustee.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

            Section 3.01 Servicers to Service Mortgage Loans. (a) For and on behalf of the Certificateholders, the Servicers shall service and administer the Mortgage Loans in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

            (i) any relationship that such Servicer, any Subservicer or any Affiliate of such Servicer or any Subservicer may have with the related Mortgagor;

            (ii) the ownership or non-ownership of any Certificate by such Servicer or any Affiliate of such Servicer;

            (iii) such Servicer's obligation to make P&I Advances or Servicing Advances; or

            (iv) such Servicer's or any Subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

            To the extent consistent with the foregoing, each Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, each Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Trustee when the applicable Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. Each Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. Each Servicer shall be responsible for preparing and recording all lien releases and mortgage satisfactions with respect to the Mortgage Loans in accordance with state and local regulations, and shall be responsible for all expenses and other consequences resulting from its failure to fully discharge such obligation to the extent such failure did not result from any delay in receiving documentation necessary to perform such obligation or was otherwise not within the Servicer's control. Each Servicer covenants that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement. Each Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.16, the Trustee shall execute, at the written request of a Servicer, and furnish to such Servicer and any Subservicer such documents provided to the Trustee as are necessary or appropriate to enable such Servicer or any Subservicer to carry out its servicing and administrative duties hereunder, and the Trustee hereby grants to each Servicer, and this Agreement shall constitute, a power of attorney to carry out such duties, including a power of attorney in the form of Exhibit O hereto to take title to Mortgaged Properties after foreclosure in the name of and on behalf of the Trustee. The Trustee shall execute a separate power of attorney in favor of each Servicer for the purposes described herein to the extent necessary or desirable to enable each Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of any Servicer or any Subservicers under such powers of attorney. Notwithstanding anything contained herein to the contrary, no Servicer or Subservicer shall without the Trustee's consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating such Servicer's or Subservicer's, as applicable, representative capacity, or (ii) take any action with the intent to, or which actually does cause, the Trustee to be registered to do business in any state.

            (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, each Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by the Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            (c) Notwithstanding anything in this Agreement to the contrary, a Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01) and none of the Servicers shall (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the startup date" under the REMIC Provisions, or (iii) except as provided in Section 3.07(a), waive any Prepayment Charges.

            (d) Each Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release that Servicer from the responsibilities or liabilities arising under this Agreement.

            (e) In the event that the Mortgage Loan Documents relating to any Mortgage Loan contain provisions requiring the related Mortgagor to submit to binding arbitration any disputes arising in connection with such Mortgage Loan, the applicable Servicer shall be entitled to waive any such provisions on behalf of the Trust and to send written notice of such waiver to the related Mortgagor, although the Mortgagor may still require arbitration of such disputes at its option.

            Section 3.02 Subservicing Agreements between a Servicer and Subservicers. (a) Each Servicer may enter into subservicing agreements with subservicers (each, a "Subservicer"), for the servicing and administration of the Mortgage Loans ("Subservicing Agreements"). The applicable Servicer shall, within a reasonable period of time, give notice to the Trustee of any such Subservicing Agreement. The Trustee shall not be required to review or consent to such Subservicing Agreements and shall have no liability in connection therewith.

            (b) Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. Each Servicer will examine each Subservicing Agreement to which it is a party and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. Each Servicer and the respective Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee, without the consent of the Trustee. Any variation without the consent of the Trustee from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to such Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. Each Servicer shall deliver to the Trustee and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon such Servicer's execution and delivery of such instruments.

            (c) As part of its servicing activities hereunder, each Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement to which such Servicer is a party, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as such Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. Each Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

            Section 3.03 Successor Subservicers. Each Servicer shall be entitled to terminate any Subservicing Agreement to which such Servicer is a party and the rights and obligations of any Subservicer pursuant to any such Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement. In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the applicable Servicer party to the related Subservicing Agreement without any act or deed on the part of such Subservicer or such Servicer, and such Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under
Section 3.02.

            Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor or the Trustee without fee, in accordance with the terms of this Agreement, in the event that the Servicer party to the related Subservicing Agreement shall, for any reason, no longer be a Servicer (including termination due to an Event of Default).

            Section 3.04 Liability of the Servicers. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between a Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, such Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if such Servicer alone were servicing and administering such Mortgage Loans. Each Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of such Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.05 No Contractual Relationship between Subservicers and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the related Servicer alone, and the Trustee (or any successor to such Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. Each Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether such Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

            Section 3.06 Assumption or Termination of Subservicing Agreements by Trustee. In the event a Servicer at any time shall for any reason no longer be a Servicer (including by reason of the occurrence of an Event of Default), the Trustee, or its designee, or the successor Servicer if the successor is not the Trustee, shall thereupon assume all of the rights and obligations of such Servicer under each Subservicing Agreement that such Servicer may have entered into, with copies thereof provided to the Trustee, or the successor Servicer if the successor is not the Trustee, prior to the Trustee, or the successor Servicer if the successor is not the Trustee, assuming such rights and obligations, unless the Trustee elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

            Upon such assumption, the Trustee, its designee or the successor Servicer shall be deemed, subject to Section 3.03, to have assumed all of such Servicer's interest therein and to have replaced such Servicer as a party to each Subservicing Agreement to which the predecessor Servicer was a party to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) such Servicer shall not thereby be relieved of any liability or obligations under any such Subservicing Agreement that arose before it ceased to be a Servicer and (ii) none of the Depositor, the Trustee, their designees or any successor to such Servicer shall be deemed to have assumed any liability or obligation of such Servicer that arose before it ceased to be a Servicer.

            Such Servicer at its expense shall, upon request of the Trustee, its designee or the successor Servicer deliver to the assuming party all documents and records relating to each Subservicing Agreement to which it is a party and the Mortgage Loans then being serviced by it and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

            Section 3.07 Collection of Certain Mortgage Loan Payments. (a) Each Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and Accepted Servicing Practices, each Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the due dates for the Scheduled Payments due on a Mortgage Note for a period of not greater than 180 days; provided that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which the Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances. Notwithstanding the foregoing, the Servicer may waive, in whole or in part, a Prepayment Charge only under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, (ii) such Prepayment Charge is not permitted to be collected by applicable federal, state or local law or regulation or (iii) the collection of such Prepayment Charge would be considered "predatory" pursuant to written guidance published or issued by any applicable federal, state or local regulatory authority acting in its official capacity and having jurisdiction over such matters. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the applicable Servicer is required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the related Collection Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Collection Account; provided, however, that the applicable Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan
Schedule in effect at such time.

            (b) (i) The Trustee shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive any Basis Risk Payment and to secure their limited recourse obligation to pay to the LIBOR Certificateholders Basis Risk CarryForward Amounts (prior to using any Net Swap Receipts). For the avoidance of doubt, any Basis Risk CarryForward Amounts shall be paid to the Offered Certificates first from the Excess Reserve Fund Account and then from the Swap Account.

            (ii) On each Distribution Date, the Trustee shall deposit the amount of any Basis Risk Payment for such date into the Excess Reserve Fund Account.

            (c) (i) On each Distribution Date on which there exists a Basis Risk CarryForward Amount on any Class of Certificates, the Trustee shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(S), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in clause (iii) in the definition thereof) (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(R)) and (y) the aggregate Basis Risk CarryForward Amounts for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk CarryForward Amount. Such payments, along with payments from the Swap Account, shall be allocated to those Classes on a pro rata basis based upon the amount of Basis Risk CarryForward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.02(a)(iii)(T).

            (ii) The Trustee shall account for the Excess Reserve Fund Account as an asset of a grantor trust under subpart E, Part I of the subchapter J of the Code and not as an asset of any Trust REMIC. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders. For all federal tax purposes, amounts transferred by the Upper Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class X Certificateholders.

            (iii) Any Basis Risk CarryForward Amounts paid by the Trustee to the LIBOR Certificateholders shall be accounted for by the Trustee as amounts paid first to the Holders of the Class X Certificates and then to the respective Class or Classes of LIBOR Certificates. In addition, the Trustee shall account for the LIBOR Certificateholders' rights to receive payments of Basis Risk CarryForward Amounts (along with payments of Basis Risk CarryForward Amounts and Upper-Tier CarryForward Amounts from the Swap Account) as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the LIBOR Certificateholders.

            (iv) Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this Section 3.07(c) and Sections 4.02(a)(iii)(T) and (V).

            (d) The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Depositor shall cause the Closing Date Deposit Amount to be deposited into the Distribution Account on the Closing Date. The Trustee shall, promptly upon receipt, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicers to the Trustee pursuant to Section 3.11;

            (ii) any amount deposited by the Servicers pursuant to Section 3.12(b) in connection with any losses on Permitted Investments; and

            (iii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that any Servicer shall remit any amount not required to be remitted, it may at any time direct the Trustee in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Trustee which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02.

            (e) The Trustee may invest the funds in the Distribution Account, in one or more Permitted Investments, in accordance with Section 3.12. Each Servicer shall direct the Trustee to withdraw from the Distribution Account and to remit to such Servicer no less than monthly, all income and gain realized from the investment of the portion of funds deposited in the Distribution Account by such Servicer (except during the Trustee Float Period). The Trustee may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein during the Trustee Float Period for its own benefit.

            (f) Each Servicer shall give notice to the Trustee, each Rating Agency and the Depositor of any proposed change of the location of the related Collection Account within a reasonable period of time prior to any change thereof.

            (g) In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall obtain and verify certain information and documentation from the other parties to this Agreement including, but not limited to, each such party's name, address, and other identifying information.

            (h) On or prior to the Determination Date, the Custodian shall deliver an invoice to the Trustee, setting forth the amount of the Custodian Fee for the related Distribution Date. The Trustee shall calculate the Custodian Fee Rate for such Distribution Date, based upon the Custodian Fee as set forth in such invoice. On each Distribution Date, the Trustee shall remit the Custodian Fee to the Custodian from the Distribution Amount.

            Section 3.08 Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the related Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account of the related Servicer or remit such proceeds to the related Servicer for deposit in the Collection Account of the related Servicer not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, such Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

            Section 3.09 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) Each Servicer shall enforce the obligations under each paid-in-full, life-of-the-loan tax service contract in effect with respect to each First Lien Mortgage Loan (each, a "Tax Service Contract") serviced by such Servicer. Each Tax Service Contract shall be assigned to the Trustee, or a successor Servicer at the applicable Servicer's expense in the event that the Servicer is terminated as Servicer of the related Mortgage Loan.

            (b) To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) above, each Servicer undertakes to perform such functions with respect to the Mortgage Loans serviced by such Servicer. To the extent the related Mortgage provides for Escrow Payments, the related Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the "Escrow Accounts"), which shall be Eligible Accounts. Each Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse such Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and
Section 3.13 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Escrow Account; (v) clear and terminate the Escrow Account at the termination of such Servicer's obligations and responsibilities in respect of the Mortgage Loans under this Agreement or
(vi) recover amounts deposited in error. As part of its servicing duties, such Servicer or Subservicers shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for Escrow Payments, the applicable Servicer shall determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure of a tax lien. The applicable Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

            Section 3.10 Collection Accounts. (a) On behalf of the Trustee, each Servicer shall establish and maintain, or cause to be established and maintained, one or more separate Eligible Accounts (each such account or accounts, a "Collection Account"), held in trust for the benefit of the Trustee. On behalf of the Trustee, each Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after such Servicer's receipt thereof, and shall thereafter deposit in the related Collection Account, in no event more than two Business Days after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the related Cut-off Date but allocable to a Due Period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (ii) all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

            (iii) all Insurance Proceeds and Condemnation Proceeds to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices and Liquidation Proceeds;

            (iv) any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the related Collection Account;

            (v) any amounts required to be deposited by such Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

            (vi) all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement; and

            (vii) all Prepayment Charges collected or paid (pursuant to Section 3.07(a)) by such Servicer.

            The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by each Servicer in the related Collection Account and shall, upon collection, belong to the applicable Servicer as additional compensation for its servicing activities. In the event a Servicer shall deposit in the related Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

            (b) Funds in the Collection Accounts may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. Each Servicer shall give notice to the Trustee and the Depositor of the location of the Collection Account maintained by it when established and prior to any change thereof in accordance with Section 3.07(f).

            Section 3.11 Withdrawals from the Collection Accounts. (a) Each Servicer shall, from time to time, make withdrawals from the related Collection Account for any of the following purposes or as described in Section 4.01:

            (i) on or prior to each Remittance Date, to remit to the Trustee (A) the Trustee Fee with respect to such Distribution Date and (B) all Available Funds in respect of the related Distribution Date together with all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period;

            (ii) to reimburse such Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Scheduled Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.01 (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (iii) to pay such Servicer or any Subservicer (a) any unpaid Servicing Fees or (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan serviced by such Servicer or Subservicer, but only to the extent of any Late Collections, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or other amounts as may be collected by the Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property) (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (iv) to pay to such Servicer as servicing compensation (in addition to the Servicing Fee) on the Remittance Date any interest or investment income earned on funds deposited in its Collection Account;

            (v) to pay to the applicable Responsible Party or the Depositor, as applicable, with respect to each Mortgage Loan that has previously been repurchased or replaced pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or substitution, as further described herein;

            (vi) to reimburse such Servicer for (A) any P&I Advance or Servicing Advance previously made which such Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and (B) any unpaid Servicing Fees related to any Second Lien Mortgage Loan to the extent not recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Second Lien Mortgage Loan under
      Section 3.11(a)(iii) (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (vii) to pay, or to reimburse such Servicer for advances in respect of, expenses incurred in connection with any Mortgage Loan serviced by such Servicer pursuant to Section 3.15 (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (viii) to reimburse such Servicer or the Depositor for expenses incurred by or reimbursable to such Servicer or the Depositor, as the case may be, pursuant to Section 6.03 (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (ix) to reimburse such Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation of any Responsible Party or the Depositor, as applicable, that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation, to the extent not otherwise paid pursuant to the terms hereof (such Servicer's right for recovery or reimbursement has priority over the Trust);

            (x) to withdraw any amounts deposited in the related Collection Account in error;

            (xi) to withdraw any amounts held in the related Collection Account and not required to be remitted to the Trustee on the Remittance Date occurring in the month in which such amounts are deposited into such Collection Account, to reimburse such Servicer for unreimbursed P&I Advances;

            (xii) to invest funds in Permitted Investments in accordance with
      Section 3.12; and

            (xiii) to clear and terminate the related Collection Account upon termination of this Agreement;

            (b) Each Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the related Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii) and (ix) above. Each Servicer shall provide written notification (as set forth in Section 4.01(d)) to the Trustee, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the related Collection Account pursuant to subclause (a)(vi) above.

            (c) Each Servicer shall be responsible for reviewing and reconciling its Collection Accounts in accordance with Accepted Servicing Practices. Each Servicer shall act to promptly to resolve any discrepancies. Each Servicer shall be responsible for all expenses and consequences for failure to reconcile its Collection Accounts in accordance with Accepted Servicing Practices.

            Section 3.12 Investment of Funds in the Collection Accounts and the Distribution Account. (a) Each Servicer may invest the funds in its Collection Account in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. The Trustee may (but is not obligated to) invest funds in the Distribution Account during the Trustee Float Period, and, with respect to the portion of funds in the Distribution Account deposited by a Servicer, shall (except during the Trustee Float Period) invest such funds in the Distribution Account at the direction of such Servicer (for purposes of this Section 3.12, such Accounts are referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided, however, that the Trustee shall have no obligation to invest funds deposited into the Distribution Account by a Servicer on the Remittance Date later than 10:00 a.m. (Pacific Standard Time). If no investment instruction is given in a timely manner, the Trustee shall hold the funds in the Distribution Account uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account (other than investments made during the Trustee Float Period) shall be made in the name of the applicable Servicer. The applicable Servicer shall be entitled to sole possession (except with respect to investment direction of funds and any income and gain realized on any investment in the Distribution Account during the Trustee Float Period which shall be for the sole benefit of the Trustee, or with respect to investments during the Trustee Float Period, the Trustee or its agent) over each such related investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the applicable Servicer (with a copy to the Trustee or its agent if related to investment of funds in the Distribution Account not during the Trustee Float Period), or with respect to investments during the Trustee Float Period, the Trustee or its agent, together with any document of transfer necessary to transfer title to such investment to the applicable Servicer, or with respect to investments during the Trustee Float Period, the Trustee or its agent. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Servicer, or with respect to investments during the Trustee Float Period, the Trustee may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in an Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the related Collection Account held by or on behalf of the related Servicer, shall be for the benefit of such Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. Such Servicer shall deposit in its Collection Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (c) All income and gain realized from the investment of the portion of funds deposited in the Distribution Account by a Servicer and held by the Trustee, shall be for the benefit of such Servicer (except for any income or gain realized from the investment of funds on deposit in the Distribution Account during the Trustee Float Period, which shall be for the benefit of the Trustee) and shall be subject to the Trustee's withdrawal in the manner set forth in Section 3.07(e). Each Servicer shall deposit in the Distribution Account (except with respect to losses incurred during the Trustee Float Period) the amount of any loss of principal incurred in respect of any such related Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (e) The Trustee shall not be liable for the amount of any loss incurred with respect of any investment or lack of investment of funds held in any Investment Account or the Distribution Account (except that if any such losses are incurred during the Trustee Float Period, the Trustee shall be responsible for reimbursing the Trust for such loss immediately upon realization of such loss) if made in accordance with this Section 3.12.

            (f) The Trustee or its Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Trustee's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

            Section 3.13 Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage. (a) Each Servicer shall cause to be maintained for each Mortgage Loan serviced by such Servicer fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan,
(ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and
(iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. Each Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property serviced by such Servicer in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property, plus accrued interest at the Mortgage Rate and related Servicing Advances. Each Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by any Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that such Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the related Collection Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Trustee, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the applicable Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

            In the event that any Servicer shall obtain and maintain a blanket policy with an insurer either (i) acceptable to Fannie Mae or Freddie Mac or
(ii) having a General Policy Rating of A:X or better from Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the related Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, each Servicer agrees to prepare and present, on behalf of itself and the Trustee claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            (b) Each Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of such Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless such Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. Each Servicer shall provide the Trustee upon request with copies of any such insurance policies and fidelity bond. Each Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to such Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days' prior written notice to the Trustee. Each Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

            Section 3.14 Enforcement of Due-on-Sale Clauses; Assumption Agreements. Each Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "Due-on-Sale" clause, if any, applicable thereto; provided, however, that no Servicer shall be required to take such action if, in its sole business judgment, the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If a Servicer reasonably believes it is unable under applicable law to enforce such "Due-on-Sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, such Servicer will enter into either
(i) an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon or (ii) a substitution agreement as provided in the succeeding sentence. Each Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided, that no such substitution shall be effective unless such person satisfies the underwriting criteria of such Servicer and such substitution is in the best interest of the Certificateholders as determined by such Servicer. In connection with any assumption, modification or substitution, such Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. No Servicer shall take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by a Servicer in respect of an assumption or substitution of liability agreement will be retained by such Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. Each Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed by forwarding to the Trustee or to the Custodian, as applicable, the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding the foregoing paragraph or any other provision of this Agreement, a Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which such Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.15 Realization upon Defaulted Mortgage Loans. Each Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. Each Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Trustee, taking into account, among other things, the timing of foreclosure proceedings; provided, however, with respect to any Second Lien Mortgage Loan for which the related first lien mortgage loan is not included in the Trust Fund, if, after such Mortgage Loan becomes 180 days or more delinquent, the applicable Servicer determines that a significant net recovery is not possible through foreclosure, such Mortgage Loan may be charged off and the Mortgage Loan will be treated as a Liquidated Mortgage Loan giving rise to a Realized Loss. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage from an uninsured cause, a Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion (i) that such restoration will increase the net proceeds of liquidation of the related Mortgage Loan to the Trustee, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by such Servicer through Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in
Section 3.11. Each Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

            The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the applicable Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to Section 3.11 or 3.17; second, to reimburse the applicable Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition; and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fees; and second, as interest at the Mortgage Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the applicable Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the applicable Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Trustee in accordance with the provisions of Section 4.02, subject to the last paragraph of Section 3.17 with respect to certain excess recoveries from an REO Disposition.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event a Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee otherwise requests, such Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, such Servicer shall promptly provide the Trustee and the Depositor with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the applicable Servicer shall determine, consistent with Accepted Servicing Practices, how to proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) such Servicer determines, consistent with Accepted Servicing Practices, to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, such Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse such Servicer, such Servicer shall be entitled to be reimbursed from amounts in the related Collection Account pursuant to Section 3.11. In the event such Servicer determines not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, such Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the related Collection Account pursuant to Section 3.11.

            In the event that HomEq elects to charge-off a Second Lien Mortgage Loan 180 days or more delinquent pursuant to this Section 3.15, no Second Lien Mortgage Loan shall be characterized as a Liquidated Mortgage Loan, unless the Depositor consents in writing to such characterization after HomEq has provided the Depositor with a combined equity analysis of such Second Lien Mortgage Loan and the related first lien mortgage loan; provided, that if the Depositor has failed to notify HomEq within 3 Business Days of receipt of such combined equity analysis, then the Depositor shall be deemed to have consented to such characterization. JPMorgan may elect to charge-off a Second Lien Mortgage Loan pursuant to this Section 3.15 without such written consent, so long as such Second Lien Mortgage Loan is 180 days or more delinquent.

            Section 3.16 Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by a Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, such Servicer will, on or before the last day of the month in which such payment in full occurs, notify the Trustee or the Custodian, as applicable, by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the related Collection Account pursuant to Section
3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File by submitting a Request for Release (in writing or an electronic format acceptable to the Trustee or the Custodian, as applicable) to the Trustee or Custodian, as applicable. Upon receipt of such certification and Request for Release, the Trustee or the Custodian, as applicable, shall promptly release the related Custodial File to such Servicer within five (5) Business Days. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the related Collection Account.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Trustee or Custodian, as applicable, shall, upon request of such Servicer and delivery to the Trustee or the Custodian, as applicable, of a Request for Release, release the related Custodial File to such Servicer, and the Trustee shall, at the direction of such Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and the Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the applicable Servicer to return each and every document previously requested from the Custodial File to the Trustee or the Custodian, as applicable, when the need therefor by such Servicer no longer exists, unless the Mortgage Loan has been charged-off or liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the related Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and such Servicer has delivered to the Trustee or the Custodian, as applicable, a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was charged-off or liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the related Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee or the Custodian, as applicable, to the applicable Servicer or its designee upon request therefor. Upon receipt of a Request for Release under this Section 3.16, the Trustee or the Custodian, as applicable, shall deliver the related Custodial File to the requesting Servicer at such Servicer's expense; provided, however, that in the event the Servicer has not previously received copies of the relevant Mortgage Loan Documents necessary to service the related Mortgage Loan in accordance with Accepted Servicing Practices, the Depositor shall cause the applicable Originator to reimburse the applicable Servicer for any overnight courier charges incurred for the requested Custodial Files.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the applicable Servicer copies of any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to such Servicer a power of attorney sufficient to authorize such Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.17 Title, Conservation and Disposition of REO Property.
(a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the applicable Servicer shall cause the deed or certificate of sale to be issued in the name of the Trustee, on behalf of the Certificateholders. Upon written request by the applicable Servicer, the Trustee shall provide such Servicer with a power of attorney prepared by such Servicer with respect to such REO Property in the form of Exhibit O and shall deliver such power of attorney by overnight courier at the Servicer's expense.

            (b) Each Servicer shall manage, conserve, protect and operate each REO Property for the Trustee solely for the purpose of its prompt disposition and sale. Each Servicer, either itself or through an agent selected by such Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as such Servicer deems to be in the best interest of the Trustee. The Trustee shall have no obligations with respect to any REO Dispositions.

            (c) Each Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the related Collection Account.

            (d) Each Servicer shall deposit net of reimbursement to such Servicer for any related outstanding Servicing Advances and unpaid Servicing Fees provided in Section 3.11, or cause to be deposited, on a daily basis in the related Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property.

            (e) Each Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed Servicing Advances as well as any unpaid Servicing Fees from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

            (f) Any net proceeds from an REO Disposition which are in excess of the unpaid principal balance of the related Mortgage Loan, plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition, shall be retained by the applicable Servicer as additional servicing compensation.

            (g) Each Servicer shall use its reasonable best efforts, to sell, or cause its Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property serviced by such Servicer or Subservicer as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by Pooling-Tier REMIC-1 unless (i) such Servicer applies for an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or
(ii) such Servicer obtains for the Trustee an Opinion of Counsel, addressed to the Depositor, the Trustee and such Servicer, to the effect that the holding by the Pooling-Tier REMIC-1 of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions" as defined in
Section 860F of the Code or cause any Trust REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. Each Servicer shall manage, conserve, protect and operate each REO Property serviced by such Servicer for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) or result in the receipt by the Pooling-Tier REMIC-1 of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the applicable Servicer shall either itself or through an agent selected by Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as such Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

            Section 3.18 Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan, the applicable Servicer shall adjust the Mortgage Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the applicable Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. Each Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled Payment adjustments. Each Servicer shall promptly, upon written request therefor, deliver to the Trustee such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by a Servicer or the receipt of notice from the Trustee that a Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, such Servicer shall deposit in the related Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

            Section 3.19 Access to Certain Documentation and Information Regarding the Mortgage Loans. The applicable Servicer shall provide, or cause the Subservicer to provide, to the Depositor, the Trustee, the OTS or the FDIC and the examiners and supervisory agents thereof, access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. Such access shall be afforded without charge, but only upon five (5) Business Days' prior written request and during normal business hours at the offices of the applicable Servicer, the Depositor, the Trustee or any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

            Section 3.20 Documents, Records and Funds in Possession of the Servicers to Be Held for the Trustee. Each Servicer shall account fully to the Trustee for any funds received by such Servicer or which otherwise are collected by such Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Mortgage Loan serviced by such Servicer. All Mortgage Files and funds collected or held by, or under the control of, the Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in its Collection Account, shall be held by such Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. Each Servicer also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in any Collection Account, the Distribution Account or any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that such Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to such Servicer under this Agreement.

            Section 3.21 Servicing Compensation. (a) As compensation for its activities hereunder, each Servicer shall, with respect to each Mortgage Loan serviced by it, be entitled to retain from deposits to its Collection Account and from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan (less any portion of such amounts retained by any Subservicer). In addition, each Servicer shall be entitled to recover unpaid Servicing Fees out of related late collections to the extent permitted in Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of a Servicer's responsibilities and obligations under this Agreement; provided, however, that each Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

            (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by a Servicer only to the extent such fees or charges are received by such Servicer. Each Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the related Collection Account, and pursuant to Section 3.07(e), to direct the Trustee to withdraw from the Distribution Account and remit to the applicable Servicer (except for monies invested during the Trustee Float Period), as additional servicing compensation, interest or other income earned on the related portions of deposits therein. HomEq shall also be entitled to retain net Prepayment Interest Excesses (to the extent not required to offset Prepayment Interest Shortfalls), but only to the extent such amounts are received by HomEq.

            (c) Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by such Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

            Section 3.22 Annual Statement as to Compliance. Each Servicer will deliver or cause to be delivered to the Depositor, the Rating Agencies and the Trustee on or before March 15th of each calendar year, commencing in 2006, an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of such Servicer during the preceding calendar year and of performance under this Agreement or a similar agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, such Servicer has fulfilled in all material respects all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. Promptly after receipt of such Officer's Certificate, the Depositor shall review such Officer's Certificate and, if applicable, consult with the applicable Servicer as to the nature of any defaults by the Servicer in the fulfillment of any of the Servicer's obligations. The obligations of a Servicer under this Section apply to each Servicer that serviced during the applicable period, whether or not such Servicer is acting as a Servicer at the time such Officer's Certificate is required to be delivered.

            Section 3.23 Annual Independent Public Accountants' Servicing Statement; Financial Statements. Not later than March 15th of each calendar year commencing in 2006, each Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Depositor, the Rating Agencies and the Trustee a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of such Servicer which includes an assertion that such Servicer has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Subservicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Subservicers. Promptly after receipt of such report, the Depositor shall review such report and, if applicable, consult with the applicable Servicer as to the nature of any defaults by such Servicer in the fulfillment of any of the Servicer's obligations. The obligations of a Servicer under this Section apply to each Servicer that serviced during the applicable period, whether or not such Servicer is acting as a Servicer at the time such report is required to be delivered.

            Section 3.24 Trustee to Act as Servicer. (a) Subject to Section 7.02, in the event that any Servicer shall for any reason no longer be a Servicer hereunder (including by reason of an Event of Default), the Trustee or its successor shall thereupon assume all of the rights and obligations of such Servicer hereunder arising thereafter (except that the Trustee shall not be (i) liable for losses of such predecessor Servicer pursuant to Section 3.10 or any acts or omissions of such predecessor Servicer hereunder), (ii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including but not limited to repurchases or substitutions pursuant to Section 2.03, (iii) responsible for expenses of such predecessor Servicer pursuant to Section 2.03 or (iv) deemed to have made any representations and warranties of such Servicer hereunder. Any such assumption shall be subject to Section 7.02.

            (b) Every Subservicing Agreement entered into by a Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

            (c) If any Servicer shall for any reason no longer be a Servicer (including by reason of any Event of Default), the Trustee (or any other successor Servicer) may, at its option, succeed to any rights and obligations of such Servicer under any Subservicing Agreement in accordance with the terms thereof; provided that the Trustee (or any other successor Servicer) shall not incur any liability or have any obligations in its capacity as successor Servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of such Servicer thereunder; and such Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

            (d) The applicable Servicer shall, upon request of the Trustee, but at the expense of such Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) to which it is party and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of such Subservicing Agreement to the assuming party.

            Section 3.25 Compensating Interest. Each Servicer shall remit to the Trustee on each Remittance Date an amount from its own funds equal to the Compensating Interest payable by such Servicer for the related Distribution Date.

            Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act. (a) With respect to each Mortgage Loan, each Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and TransUnion Credit Information Company (three of the credit repositories), on a monthly basis.

            (b) Each Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans required to be serviced by it and the related borrowers and shall provide all required notices thereunder.

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICERS

            Section 4.01 Advances. (a) The amount of P&I Advances to be made by each Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of the Mortgage Loans serviced by such Servicer, which Scheduled Payments were not received as of the close of business on the related Determination Date (provided, however, that with respect to any Balloon Loan that is delinquent on its maturity date, the Servicer will not be required to advance the principal portion of the related balloon payment but will be required to continue to make P&I Advances in accordance with this Section 4.01(a) with respect to such Balloon Loan in an amount equal to the assumed scheduled interest that would otherwise be due based on the original amortization schedule for such Balloon Loan (with interest at the Adjusted Net Mortgage Rate)), plus (ii) with respect to each REO Property serviced by such Servicer, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loans, over the net income from such REO Property transferred to the related Collection Account for distribution on such Remittance Date.

            (b) On each Remittance Date, each Servicer shall remit in immediately available funds to the Trustee an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties serviced by such Servicer for the related Remittance Date either
(i) from its own funds or (ii) from the related Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of the related Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by such Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by such Servicer with respect to such Mortgage Loans and REO Properties. Any Amounts Held for Future Distribution and so used shall be appropriately reflected in such Servicer's records and replaced by such Servicer by deposit in the related Collection Account on or before any future Remittance Date to the extent required.

            (c) The obligation of Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to paragraph (d) below and, with respect to Balloon Loans, (a) above, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

            (d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by any Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The determination by any Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Trustee.

            (e) Except as otherwise provided herein, the applicable Servicer shall be entitled to reimbursement pursuant to Section 3.11 for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.

            Section 4.02 Priorities of Distribution. (a) On each Distribution Date, the Trustee shall allocate from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining and, on such Distribution Date, shall make distributions on the Certificates in accordance with such allocation:

            (i) to the holders of each Class of Certificates and to the Swap Account in the following order of priority:

                  (A) to the Swap Account, the sum of (x) all Net Swap Payments
            and (y) any Swap Termination Payment owed to the Swap Provider other than a Defaulted Swap Termination Payment;

                  (B) from the Interest Remittance Amounts, to the Class A
            Certificates, the related Accrued Certificate Interest Distribution Amounts and any related Unpaid Interest Amounts for such Distribution Date, pursuant to the allocation set forth in clauses
            (iv) and (v) of this Section 4.02(a);

                  (C) from any remaining Interest Remittance Amounts, to the
            Class M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (D) from any remaining Interest Remittance Amounts, to the
            Class M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (E) from any remaining Interest Remittance Amounts, to the
            Class M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (F) from any remaining Interest Remittance Amounts, to the
            Class M-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (G) from any remaining Interest Remittance Amounts, to the
            Class M-5 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (H) from any remaining Interest Remittance Amounts, to the
            Class B-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (I) from any remaining Interest Remittance Amounts, to the
            Class B-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (J) from any remaining Interest Remittance Amounts, to the
            Class B-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

            (ii) (A) on each Distribution Date (1) before the Stepdown Date or
      (2) with respect to which a Trigger Event is in effect, to the holders of the related Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

                        (a) to the Class A Certificates, allocated as described
                  in Section 4.02(c), until the respective Class Certificate Balances thereof are reduced to zero; and

                        (b) sequentially to the Class M-1, Class M-2, Class M-3,
                  Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

            (B) on each Distribution Date (1) on and after the Stepdown Date and
      (2) as long as a Trigger Event is not in effect, to the holders of the related Class or Classes of LIBOR Certificates then entitled to distribution of principal, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to, in the aggregate, the Principal Distribution Amount in the following amounts and order of priority:

                        (a) to the Class A Certificates, the lesser of (x) the
                  Principal Distribution Amount and (y) the Class A Principal Distribution Amount, allocated as described in Section 4.02(c), until the respective Class Certificate Balances thereof are reduced to zero;

                        (b) to the Class M-1 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above and (y) the Class M-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (c) to the Class M-2 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above and to the Class M-1 Certificates in clause
                  (ii)(B)(b) above and (y) the Class M-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (d) to the Class M-3 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, and to the Class M-2 Certificates in clause
                  (ii)(B)(c) above and (y) the Class M-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (e) to the Class M-4 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, to the Class M-2 Certificates in clause
                  (ii)(B)(c) above, and to the Class M-3 Certificates in clause
                  (ii)(B)(d) above, and (y) the Class M-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (f) to the Class M-5 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, to the Class M-2 Certificates in clause
                  (ii)(B)(c) above, to the Class M-3 Certificates in clause
                  (ii)(B)(d) above and to the Class M-4 Certificates in clause
                  (ii)(B)(e) above and (y) the Class M-5 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (g) to the Class M-6 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, to the Class M-2 Certificates in clause
                  (ii)(B)(c) above, to the Class M-3 Certificates in clause
                  (ii)(B)(d) above, to the Class M-4 Certificates in clause
                  (ii)(B)(e) above and to the Class M-5 Certificates in clause
                  (ii)(B)(f) above and (y) the Class M-6 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (h) to the Class B-1 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, to the Class M-2 Certificates in clause
                  (ii)(B)(c) above, to the Class M-3 Certificates in clause
                  (ii)(B)(d) above, to the Class M-4 Certificates in clause
                  (ii)(B)(e) above, to the Class M-5 Certificates in clause
                  (ii)(B)(f) above and to the Class M-6 Certificates in clause
                  (ii)(B)(g) above and (y) the Class B-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                        (i) to the Class B-2 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, to the Class M-2 Certificates in clause
                  (ii)(B)(c) above, to the Class M-3 Certificates in clause
                  (ii)(B)(d) above, to the Class M-4 Certificates in clause
                  (ii)(B)(e) above, to the Class M-5 Certificates in clause
                  (ii)(B)(f) above, to the Class M-6 Certificates in clause
                  (ii)(B)(g) above and to the Class B-1 Certificates in clause
                  (ii)(B)(h) above and (y) the Class B-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

                        (j) to the Class B-3 Certificates, the lesser of (x) the
                  excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause
                  (ii)(B)(a) above, to the Class M-1 Certificates in clause
                  (ii)(B)(b) above, to the Class M-2 Certificates in clause
                  (ii)(B)(c) above, to the Class M-3 Certificates in clause
                  (ii)(B)(d) above, to the Class M-4 Certificates in clause
                  (ii)(B)(e) above, to the Class M-5 Certificates in clause
                  (ii)(B)(f) above, to the Class M-6 Certificates in clause
                  (ii)(B)(g) above, to the Class B-1 Certificates in clause
                  (ii)(B)(h) above and to the Class B-2 Certificates in clause
                  (ii)(B)(i) above and (y) the Class B-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) to the holders of the Class M-1 Certificates, any Unpaid
            Interest Amount for such Class;

                  (B) to the holders of the Class M-1 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (C) to the holders of the Class M-2 Certificates, any Unpaid
            Interest Amount for such Class;

                  (D) to the holders of the Class M-2 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (E) to the holders of the Class M-3 Certificates, any Unpaid
            Interest Amount for such Class;

                  (F) to the holders of the Class M-3 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (G) to the holders of the Class M-4 Certificates, any Unpaid
            Interest Amount for such Class;

                  (H) to the holders of the Class M-4 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (I) to the holders of the Class M-5 Certificates, any Unpaid
            Interest Amount for such Class;

                  (J) to the holders of the Class M-5 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (K) to the holders of the Class M-6 Certificates, any Unpaid
            Interest Amount for such Class;

                  (L) to the holders of the Class M-6 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (M) to the holders of the Class B-1 Certificates, any Unpaid
            Interest Amount for such Class;

                  (N) to the holders of the Class B-1 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (O) to the holders of the Class B-2 Certificates, any Unpaid
            Interest Amount for such Class;

                  (P) to the holders of the Class B-2 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (Q) to the holders of the Class B-3 Certificates, any Unpaid
            Interest Amount for such Class;

                  (R) to the holders of the Class B-3 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (S) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment (without regard to Net Swap Receipts) for such Distribution Date;

                  (T) from funds on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any remaining Basis Risk CarryForward Amount with respect to the Certificates for such Distribution Date, allocated to the Certificates in the same order and priority in which the Accrued Certificate Interest Distribution Amount is allocated among such Classes of Certificates, with the allocation to the Class A Certificates being (a) first, among the Class A Certificates, pro rata, based on their respective Class Certificate Balances and (b) second, any remaining amounts to the Class A Certificates, pro rata, based on any Basis Risk CarryForward Amounts remaining unpaid, in order to reimburse such unpaid amounts;

                  (U) to the Swap Account, the amount of any Defaulted Swap
            Termination Payment owed to the Swap Provider;

                  (V) to the holders of the Class X Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(U); and

                  (W) to the holders of the Class R Certificates, any remaining amount in the Trust REMICs.

            (b) On each Distribution Date, prior to any distributions on any other Class of Certificates, all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period shall be distributed by the Trustee to the holders of the Class P Certificates.

            (c) Any principal allocated to the Class A Certificates shall be allocated sequentially, first to the Class A-1 Certificates, until their Class Certificate Balance has been reduced to zero, then to the Class A-2 Certificates, until their Class Certificate Balance has been reduced to zero, and then to the Class A-3 Certificates, until their Class Certificate Balance has been reduced to zero. However, on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and the principal balance of the Class X Certificates have been reduced to zero, any principal allocated to the Class A Certificates shall be allocated pro rata among the Classes of Class A Certificates, based on their respective Class Certificate Balances.

            (d) On any Distribution Date, any Relief Act Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

                  (1) First, to the amount of interest payable to the Class X
            Certificates; and

                  (2) Second, pro rata, as a reduction of the Accrued
            Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            Section 4.03 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicers, the Depositor and each Rating Agency a statement (with respect to information in such statement relating to the Mortgage Loans, based solely on information derived from or contained in the Servicer Remittance Reports and monthly information reports provided by the Servicer pursuant to Section 4.03(d) below) setting forth with respect to the related distribution:

                  (i) the amount thereof allocable to principal, separately
            identifying the aggregate amount of any Principal Prepayments and Liquidation Proceeds included therein;

                  (ii) the amount thereof allocable to interest, any Unpaid
            Interest Amounts included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk CarryForward Amount for such Distribution Date and the amount of all Basis Risk CarryForward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

                  (iii) if the distribution to the Holders of such Class of
            Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any Basis Risk CarryForward Amount not covered by amounts in the Excess Reserve Fund Account;

                  (iv) the Class Certificate Balance of each Class of
            Certificates after giving effect to the distribution of principal on such Distribution Date;

                  (v) the Pool Stated Principal Balance for the following
            Distribution Date;

                  (vi) the amount of Expense Fees paid to or retained by the
            Servicers or the Trustee (stated separately and in the aggregate) with respect to such Distribution Date;

                  (vii) the Pass-Through Rate for each such Class of
            Certificates with respect to such Distribution Date;

                  (viii) the amount of P&I Advances included in the distribution on such Distribution Date and the aggregate amount of P&I Advances reported by the Servicers as outstanding as of the close of business on such Distribution Date;

                  (ix) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Scheduled Payment is delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

                  (x) for each of the preceding 12 calendar months, or all
            calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Scheduled Payments (A) due on all Outstanding Mortgage Loans on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month;

                  (xi) with respect to any Mortgage Loan that became an REO
            Property during the preceding calendar month, the loan number and Stated Principal Balance of such Mortgage Loan as of the close of business on the Determination Date preceding such Distribution Date and the date of acquisition thereof;

                  (xii) the total number and aggregate principal balance of any
            REO Properties (and market value, if available) as of the close of business on the Determination Date preceding such Distribution Date;

                  (xiii) whether a Trigger Event has occurred and is continuing
            (including the calculation thereof and the aggregate outstanding balance of all 60+ Day Delinquent Mortgage Loans);

                  (xiv) the amount of any Net Swap Payments, Net Swap Receipts,
            Swap Termination Payments or Defaulted Swap Termination Payments;

                  (xv) the amount on deposit in the Excess Reserve Fund Account
            (after giving effect to distributions on such Distribution Date);

                  (xvi) in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

                  (xvii) the amount of any Net Monthly Excess Cash Flow on such
            Distribution Date and the allocation thereof to the Certificateholders with respect to Applied Realized Loss Amounts and Unpaid Interest Amounts;

                  (xviii) the Subordinated Amount and Specified Subordinated
            Amount;

                  (xix) Prepayment Charges collected or paid (pursuant to
            Section 3.07(a)) by the Servicers;

                  (xx) the calculations of LIBOR and Swap LIBOR;

                  (xxi) the Cumulative Loss Percentage.

            (b) The Trustee's responsibility for providing the above statement to the Certificateholders, each Rating Agency, each Servicer and the Depositor is limited to the availability, timeliness and accuracy of the information derived from the applicable Servicer. The Trustee will provide the above statement via the Trustee's internet website. The Trustee's website will initially be located at https://www.tss.db.com/invr and assistance in using the website can be obtained by calling the Trustee's investor relations desk at 1-800-735-7777. A paper copy of the statement will also be made available upon request.

            (c) Within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

            (d) Not later than the Determination Date for each Distribution Date, each Servicer shall furnish to the Trustee and the Depositor a monthly remittance advice statement (in a format mutually agreed upon by such Servicer and the Trustee) containing such information as shall be reasonably requested by the Trustee to enable the Trustee to provide the reports required by Section 4.03(a) as to the accompanying remittance and the period ending on the close of business on the last day of the related Prepayment Period (the "Servicer Remittance Report").

            Each Servicer shall furnish to the Trustee monthly information reports, as of the related Determination Date, to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding monthly information reports (in electronic format) shall be received by the Trustee no later than the related Determination Date, which reports shall contain the following:

            (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Charges, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.25);

            (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest;

            (iii) the amount of servicing compensation received by such Servicer during the prior distribution period;

            (iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the aggregate expenses reimbursed to such Servicer during the prior distribution period pursuant to Section 3.11; and

            (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 31 to 60 days, (2) 61 to 90 days, (3) 91 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of LIBOR. Until all of the LIBOR Certificates are paid in full, the Trustee will at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the LIBOR Certificates are outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

            Section 4.05 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts shall be allocated by the Trustee to the most junior Class of Subordinated Certificates then outstanding in reduction of the Class Certificate Balance thereof.

            Section 4.06 Swap Account. On the Closing Date, the Trustee shall establish and maintain in its name, a separate non-interest bearing trust account for the benefit of the holders of the Certificates (the "Swap Account") as a part of the Trust Fund. The Swap Account shall be an Eligible Account, and funds on deposit therein shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, other moneys of the Trustee held pursuant to this Agreement.

            On any Distribution Date, Swap Termination Payments, Net Swap Payments owed to the Swap Provider and Net Swap Receipts for that Distribution Date will be deposited into the Swap Account. Funds in the Swap Account will be distributed in the following order of priority:

            (i) to the Swap Provider, all Net Swap Payments, if any, owed to the Swap Provider for that Distribution Date;

            (ii) to the Swap Provider, any Swap Termination Payment, other than a Defaulted Swap Termination Payment, if any, owed to the Swap Provider for that Distribution Date;

            (iii) to the Class A Certificates, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i), to the extent unpaid from Available Funds;

            (iv) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, in that order, to pay Accrued Certificate Interest Distribution Amounts and, if applicable, any Unpaid Interest Amounts as described in Section 4.02(a)(i) and Section 4.02(a)(iii), to the extent unpaid from Available Funds;

            (v) to the Offered Certificates, to pay principal as described and, in the same manner and order of priority as set forth, in Section 4.02(a)(ii)(A) or Section 4.02(a)(ii)(B), as applicable, but only to the extent necessary to maintain the Subordinated Amount at the Specified Subordinated Amount, after giving effect to payments and distributions from Available Funds;

            (vi) to the Class A Certificates, to pay Upper-Tier CarryForward Amounts including, without duplication, Basis Risk CarryForward Amounts, pro rata, based on their Class Certificate Balances for such Distribution Date, up to the Swap Payment Allocation for each Class of Class A Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (vii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, to pay Upper-Tier CarryForward Amounts including, without duplication, Basis Risk CarryForward Amounts, up to the Swap Payment Allocation for each Class of Class M and Class B Certificates and to the extent unpaid from Available Funds (including Basis Risk Payments on deposit in the Excess Reserve Fund Account);

            (viii) to the Offered Certificates, any remaining unpaid Upper-Tier CarryForward Amounts including, without duplication, Basis Risk CarryForward Amount, pro rata, based on their respective remaining amounts after the allocation of payments as set forth in clauses (vi) and (vii) above;

            (ix) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3 Certificates, to pay any Unpaid Realized Loss Amount, to the extent unpaid from Available Funds;

            (x) to the Swap Provider, any Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

            (xi) to the holders of the Class X Certificates, any remaining amounts.

            Upon termination of the Trust, any amounts remaining in the Swap Account shall be distributed pursuant to the priorities set forth in this
Section 4.06.

            The Trustee shall account for the Swap Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Swap Account are the Class X Certificateholders. For federal income tax purposes, Net Swap Payments and Swap Termination Payments payable to the Swap Provider shall be deemed to be paid to the Swap Account from the Upper Tier REMIC, first, by the Holder of the Class X Certificates (in respect of the Class IO Interest and, if applicable, the Class X Interest) and second, other than any Defaulted Swap Termination Payment, by the Holders of the applicable Class or Classes of Offered Certificates (in respect of Class IO Shortfalls) as and to the extent provided in Section 8.13.

            Any Basis Risk CarryForward Amounts distributed by the Trustee to the Offered Certificateholders shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class X Certificates in respect of the Class X Interest and then to the respective Class or Classes of Offered Certificates. In addition, the Trustee shall account for the rights of Holders of each Class of Offered Certificates to receive payments of Upper-Tier CarryForward Amounts (including, but without duplication, Basis Risk CarryForward Amounts) from the Swap Account (along with Basis Risk CarryForward Amounts payable from the Excess Reserve Fund Account) as rights in a separate limited recourse interest rate cap contract written by the Class X Certificateholders in favor of Holders of each such Class.

            The Swap Account shall be an "outside reserve fund" for federal income tax purposes and not an asset of any Trust REMIC. Furthermore, the Holders of the Class X Certificates shall be the beneficial owners of the Swap Account for all federal income tax purposes, and shall be taxable on all income earned thereon.

            With respect to the failure of the Swap Provider to perform any of its obligations under the Interest Rate Swap Agreement, the breach by the Swap Provider of any of its representations and warranties made pursuant to the Interest Rate Swap Agreement, or the termination of the Interest Rate Swap Agreement, the Trustee shall send any notices and make any demands, on behalf of the Trust, as are required under the Interest Rate Swap Agreement. To the extent that the Swap Provider fails to make any payment required under terms of the Swap Agreement, the Trustee shall immediately demand that Morgan Stanley, the guarantor of the Swap Provider's obligations under the guarantee of Morgan Stanley relating to the Swap Agreement, make any and all payments then required to be made by Morgan Stanley pursuant to such guarantee.

                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Trustee to register the Class X and Class P Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Trustee, the Trustee shall transfer the Class X and Class P Certificates in the name of the NIM Trustee, or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to Deutsche Bank National Trust Company, as NIM Trustee, or to such other Person or Persons as the Depositor shall request.

            Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Trustee at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections
(b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Trustee shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class X, Class P or Class R Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the "Transferor Certificate") and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit I (the "Rule 144A Letter") or (ii) there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Servicers shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor and each Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class R, Class X or Class P Certificates to the Depositor or an affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Trustee's receipt of a representation letter from the transferee substantially in the form of Exhibit
I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate or a Class P Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate or Class P Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Depositor, the Servicers or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee or the Servicers to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA-Restricted Certificate, other than a Class P Certificate or Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Class P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

            As long as the Interest Rate Swap Agreement is in effect, each beneficial owner of a Certificate, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or (ii) the acquisition and holding of the Certificate are eligible for the exemptive relief available under at least one of the Investor-Based Exemptions.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this
      Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee or the Servicers, to the effect that the elimination of such restrictions will not cause any Trust REMIC hereunder to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository;
(iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and
(vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository (and the Trustee consents) of its intent to terminate the book-entry system through the Depository, and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully-registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Servicers, the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Trustee, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Trustee in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicers and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Servicers, the Trustee, the Depositor and any agent of a Servicer, the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Servicers, the Trustee, the Depositor nor any agent of a Servicer, the Depositor or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or a Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, such Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates the offices of its agent for such purposes located at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention: Transfer Unit. The Trustee shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICERS

            Section 6.01 Respective Liabilities of the Depositor and the Servicers. The Depositor and each of the Servicers shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor or a Servicer. The Depositor and each of the Servicers will each keep in full effect its existence, rights and franchises as a corporation or federally chartered savings bank, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor or a Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or a Servicer shall be a party, or any person succeeding to the business of the Depositor or a Servicer, shall be the successor of the Depositor or such Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to such Servicer shall be qualified to service mortgage loans on behalf of, Fannie Mae or Freddie Mac.

            Section 6.03 Limitation on Liability of the Depositor, the Servicers and Others. Neither the Depositor, the Servicers nor any of their directors, officers, employees or agents of the Depositor shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicers or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicers or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, each Servicer and any director, officer, employee or agent of the Depositor and each Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and its Affiliates, the Purchaser, each Servicer and any director, officer, employee or agent of the Depositor, the Purchaser or each Servicer shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Neither the Depositor nor any Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that each of the Depositor and each Servicer may in its discretion undertake any such action (or direct the Trustee to undertake such actions pursuant to Section 2.03 for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor and the applicable Servicer shall be entitled to be reimbursed therefor out of the applicable Collection Account.

            Section 6.04 Limitation on Resignation of a Servicer. Subject to Sections 7.01 and 10.07, no Servicer shall assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicers, the Depositor and the Trustee or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by such Servicer. Any such determination permitting the resignation of a Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Trustee. No such resignation shall become effective until a successor shall have assumed such Servicer's responsibilities and obligations hereunder.

            Notwithstanding the provisions of Section 6.04 herein to the contrary, in the event that a Servicer determines that it will no longer engage in the business of servicing mortgage loans, such Servicer may assign its rights under this Agreement, provided that, (i) the Depositor in its sole discretion has consented, (ii) the Rating Agencies' ratings of the Certificates in effect immediately prior to such action will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies) and (iii) such Servicer shall be liable for all costs and expenses associated with the transfer of servicing, provided further, that the Servicer shall indemnify and hold each of the Trust Fund, the Trustee, the Custodian, the Depositor, the other Servicer hereunder, any sub-servicer, the successor Servicer and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to such assignment except with respect to a successor Servicer's failure to comply with the terms of this Agreement. No assignment by such Servicer shall become effective until a successor Servicer acceptable to the Depositor and the Trustee shall have assumed in writing such Servicer's responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement. Any such assignment shall not relieve the applicable Servicer of responsibility for any of the obligations specified herein except to the extent that such responsibilities have been expressly assumed by the successor Servicer.

            Section 6.05 Additional Indemnification by the Servicers; Third Party Claims. Each Servicer, severally and not jointly, shall indemnify the Depositor, the Purchaser and the Trustee and any director, officer, employee or agent of the Depositor, the Purchaser or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any breach by such Servicer, of (i) any of its representations and warranties referred to in Section 2.03(a), (ii) any error in any tax or information return prepared by such Servicer or (iii) the failure of such Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement. The applicable Servicer immediately shall notify the Depositor and the Trustee if such claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Depositor and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor, the applicable Responsible Party or the Trustee in respect of such claim. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of any Servicer.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. "Event of Default," wherever used herein, means, with respect to each Servicer individually, any one of the following events:

            (a) any failure by a Servicer to remit to the Trustee any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor or by the Trustee or to such Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (b) any failure on the part of a Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Servicer set forth in this Agreement which continues unremedied for a period of sixty (60) days (except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and (y) such number of days shall be ten in the case of a failure to observe or perform any of the obligations set forth in Sections 3.22, 3.23 or 8.12) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Servicer by the Depositor or by the Trustee, or to such Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such failure by a Servicing Officer of such Servicer; or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

            (d) a Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to a Servicer or of or relating to all or substantially all of its property; or

            (e) a Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) a breach of any representation and warranty of a Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the date upon which written notice of such breach is given to such Servicer by the Trustee or the Depositor, or to the Servicers, the Trustee and the Depositor by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (g) either (i) with respect to JPMorgan, any withdrawal or downgrade of two or more levels (i.e., from "Above Average" to "Below Average" or the equivalent) of the servicer rating, as of the Closing Date, of JPMorgan by any Rating Agency which results in a downgrade, qualification or withdrawal of the rating assigned to any Class of Certificates by any Rating Agency or (ii) with respect to HomEq, Fitch reduces its servicer rating of HomEq to "RPS2-" or lower, Moody's reduces its servicer rating of HomEq to "SQ3" or lower, or S&P reduces its servicer rating of HomEq to "Average" or lower.

            If an Event of Default described in clauses (a) through (g) of this
Section 7.01 shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the direction of a majority of the Voting Rights, the Trustee shall, by notice in writing to the applicable Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of such Servicer under this Agreement and in and to the Mortgage Loans serviced by such Servicer and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Trustee shall not be required to give written notice to such Servicer of the occurrence of an Event of Default described in clauses
(b) through (g) of this Section 7.01 unless and until a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event. In the event that a Responsible Officer of the Trustee has actual knowledge of the occurrence of an event of default described in clause (a) of this Section 7.01, the Trustee shall give written notice to the applicable Servicer of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided, that if such failure is the failure to make a P&I Advance, the Trustee shall send such notice prior to 12:00 noon New York time on the Distribution Date and, if the Event of Default of such Servicer was the failure to make a P&I Advance, the Trustee, as successor Servicer, shall make such P&I Advance on the Distribution Date that such notice was delivered. On and after the receipt by such Servicer of such written notice, all authority and power of such Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. Subject to Section 7.02, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of such Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of such Servicer to pay amounts owed pursuant to
Article VIII. Such Servicer agrees to cooperate with the Trustee in effecting the termination of such Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Trustee of all cash amounts which shall at the time be credited to the Collection Account of such predecessor Servicer, or thereafter be received with respect to the Mortgage Loans.

            Notwithstanding any termination of the activities of a Servicer hereunder, such Servicer shall be entitled to receive from the Trust Fund, prior to transfer of its servicing obligations hereunder, payment of all accrued and unpaid Servicing Fees and reimbursement for all outstanding P&I Advances and Servicing Advances.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time a Servicer receives a notice of termination pursuant to Section 3.24 or
Section 7.01, the Trustee shall, subject to and to the extent provided in
Section 3.05, be the successor to such Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Servicer by the terms and provisions hereof and applicable law including the obligation to make P&I Advances or Servicing Advances pursuant to Section 3.24 or Section 7.01. As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that such Servicer would have been entitled to charge to its Collection Account if such Servicer had continued to act hereunder including, if such Servicer was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to its Collection Account and the Distribution Account which such Servicer would be entitled to receive (in addition to income on investments or gain related to the Distribution Account for the benefit of the Trustee during the Trustee Float Period). Notwithstanding the foregoing, if the Trustee has become the successor to such Servicer in accordance with Section 7.01, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to
Section 4.01, if it is otherwise unable to so act or at the written request of Certificateholders entitled to at least a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to such Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Servicer hereunder. Any successor to such Servicer shall be an institution which is a Fannie Mae and Freddie Mac approved servicer in good standing, which has a net worth of at least $30,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated Servicer (other than liabilities of such terminated Servicer under Section 6.03 incurred prior to termination of the Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the predecessor Servicer from investments. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            In the event that a Servicer is terminated pursuant to Section 7.01, such terminated Servicer shall be responsible for the servicing transfer, provide notices to the Mortgagors, arrange for and transfer the related Servicing Files to a successor Servicer, pay all of its own out-of-pocket costs and expenses at its own expense and pay all costs and expenses of all other parties hereto relating to the transfer of the related Servicing Files to a successor Servicer (excluding set-up costs and other administrative expenses of the successor Servicer), and in all other cases the successor Servicer shall pay for such costs and expenses but shall not be entitled to reimbursement therefor from the Trust Fund. Such amounts payable by the terminated Servicer shall be paid by the terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the Trustee is the predecessor Servicer (except in the case where the Trustee in its role as successor Servicer is being terminated pursuant to Section 7.01 by reason of an Event of Default caused solely by the Trustee as the successor Servicer and not by the predecessor Servicer's actions or omissions), such costs shall be paid by the prior terminated Servicer promptly upon presentation of reasonable documentation of such costs.

            Any successor to a Servicer as servicer shall give notice to the related Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that each Servicer is required to maintain pursuant to Section 3.13.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to a Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

            (b) Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such event shall have been cured or waived.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless an Event of Default known to the Trustee has occurred and is continuing:

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            Section 8.02 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01: (a) the Trustee and the Custodian may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Custodian shall have any responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee and the Custodian may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (c) neither the Trustee nor the Custodian shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder; provided further, the Trustee shall not be responsible for any act or omission of the Custodian;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security and with respect to the investment of funds in the Distribution Account during the Trustee Float Period);

            (h) except as otherwise provided in Section 7.01, the Trustee shall not be deemed to have knowledge of an Event of Default until a Responsible Officer of the Trustee shall have received written notice thereof; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee's execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or a Servicer of any funds paid to the Depositor or a Servicer in respect of the Mortgage Loans or deposited in or withdrawn from any Collection Account by the Depositor or a Servicer.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer).

            The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.04 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.05 Trustee's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date the Trustee Fee for the Distribution Date and any interest or investment income earned on funds deposited in the Distribution Account during the Trustee Float Period. The Trustee and any director, officer, employee, or agent of the Trustee shall be indemnified by the Trust Fund against any loss, liability, or expense (including reasonable attorney's fees) resulting from any error in any tax or information return prepared by any Servicer or incurred in connection with any claim or legal action relating to

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's duties under this Agreement, other than any loss, liability, or expense (i) resulting from any breach of any Servicer's obligations in connection with this Agreement for which the related Servicer has performed its obligation to indemnify the Trustee pursuant to Section 6.05, (ii) resulting from any breach of any Responsible Party's obligations in connection with this Agreement for which the related Responsible Party has performed its obligations to indemnify the Trustee pursuant to Section 2.03(n) or (iii) incurred because of willful misconduct, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misconduct, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement or a separate letter agreement between the Trustee and the Depositor, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee, Registrar, or paying agent under this Agreement or for any other expenses incurred by the Trustee; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.06 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its affiliates or the Servicers and their affiliates; provided, however, that such entity cannot be an affiliate of the Depositor or a Servicer other than the Trustee in its role as successor to the Servicer.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicers and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section 8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to each Servicer and one copy to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to each Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

            Section 8.08 Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Servicers an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor, the Servicers and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.09 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the applicable Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this
Section 8.10, such powers, duties, obligations, rights and trusts as the applicable Servicer and the Trustee may consider appropriate. If any Servicer shall not have joined in such appointment within 15 days after the receipt by such Servicer of a request to do so or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of a Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicers and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

            (a) prepare and file in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, the Trustee will apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of Pooling-Tier REMIC-1, Pooling-Tier REMIC-2, the Lower Tier REMIC and the Upper Tier REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is a Non-Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (h) pay, from the sources specified in the last paragraph of this
Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on any Trust REMIC created hereunder before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Trustee or such other person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

            (j) maintain records relating to each Trust REMIC created hereunder, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

            The Holder of the largest Percentage Interest of the Class R Certificates shall act as Tax Matters Person for each Trust REMIC, within the meaning of Treasury Regulations Section 1.860F-4(d), and the Trustee is hereby designated as agent of such Certificateholder for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent each Trust REMIC created hereunder in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC created hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of each Trust REMIC created hereunder, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Trustee shall treat the rights of the Class P Certificateholders to Prepayment Charges, the rights of the Class X Certificateholders to receive amounts in the Excess Reserve Fund Account and the Swap Account (subject to the obligation to pay Upper-Tier CarryForward Amounts including, without duplication, Basis Risk CarryForward Amounts) and the rights of the Offered Certificateholders to receive Basis Risk CarryForward Amounts and Upper-Tier CarryForward Amounts as the beneficial ownership of interests in a grantor trust, and not as obligations of any Trust REMIC created hereunder, for federal income tax purposes. The Trustee shall file or cause to be filed with the Internal Revenue Service Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class P Certificateholders, Class X Certificateholders and the Offered Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning the value, if any, to each Class of Certificates of the right to receive Basis Risk CarryForward Amounts from the Excess Reserve Fund Account and Basis Risk CarryForward Amounts and Upper-Tier CarryForward Amounts including, without duplication, Basis Risk CarryForward Amounts, from the Swap Account. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans that the Servicer is required to provide to the Trustee pursuant to this Agreement. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide pursuant to this paragraph accurate information or data to the Trustee on a timely basis.

            Neither the Servicers nor the Trustee shall (i) cause the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement or the Mortgage Files) or (iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, at the expense of the Trust Fund, but in no event at the expense of the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, any Trust REMIC created hereunder, endanger such status or result in the imposition of such a tax).

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Pooling-Tier REMIC-1 as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, if applicable, any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the Responsible Party if such tax arises out of or results from the Responsible Party's obligation to repurchase a Mortgage Loan pursuant to Section 2.03, (iii) the applicable Servicer, in the case of any such minimum tax that arises as a result of the location of the such Servicer, and otherwise if such tax arises out of or results from a breach by such Servicer of any of its obligations under this Agreement or (iv) in all other cases, or if the Trustee, the applicable Servicer or the Responsible Party fails to honor its obligations under the preceding clause (i), (ii), or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

            Section 8.12 Periodic Filings. (a) The Trustee and each Servicer shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Trustee shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission thereunder, and the Trustee shall sign and file (via the Securities and Exchange Commission's Electronic Data Gathering and Retrieval System) such Forms on behalf of the Depositor, if an officer of the Depositor signs the Certification (as defined below), or otherwise on behalf of the Trust. In the event the Trustee is signing on behalf of the Depositor pursuant to the preceding sentence, the Depositor hereby grants to the Trustee a limited power of attorney to execute and file each such document on behalf of the Depositor. Such power of attorney shall continue until either the earlier of (i) receipt by the Trustee from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust. Notwithstanding the foregoing, the Trustee shall prepare such Form to be signed by the Depositor and the Depositor shall sign such Form, unless the Securities and Exchange Commission has indicated that it will accept a Certification signed by the Depositor where the related Form 10-K is signed by the Trustee on behalf of the Depositor.

            (b) Each Form 8-K shall be filed by the Trustee within 15 days after each Distribution Date, including a copy of the statement to the Certificateholders for such Distribution Date as an exhibit thereto. Prior to March 30th of each year (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission), the Trustee shall file a Form 10-K, in substance as required by applicable law or applicable Securities and Exchange Commission staff's interpretations. Such Form 10-K shall include as exhibits each Servicer's annual statement of compliance described under Section 3.22 and the accountant's report described under Section 3.23, in each case to the extent they have been timely delivered to the Trustee. If they are not so timely delivered, the Trustee shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Trustee. The Trustee shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Trustee's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit L, with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission (the "Certification"), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

            (c) In the event the Certification is to be signed by an officer of the Depositor, the Trustee shall sign a certification (in the form attached hereto as Exhibit M, with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission) for the benefit of the Depositor and its officers, directors and Affiliates in respect of items 1 through 3 thereof of the Certification (provided, however, that the Trustee shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), and each Servicer shall sign a certification solely with respect to such Servicer (in the form attached hereto as Exhibit N, with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission) for the benefit of the Depositor, the Trustee and their respective officers, directors and Affiliates in respect of items 4 and 5 of the Certification. Each such certification shall be delivered to the Depositor no later than March 15th of each year (or if such day is not a Business Day, the immediately preceding Business Day) and the Depositor shall deliver the Certification to be filed to the Trustee no later than March 20th of each year (or if such day is not a Business Day, the immediately preceding Business Day). In the event that prior to the filing date of the Form 10-K in March of each year, the Trustee or any Servicer has actual knowledge of information material to the Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Trustee shall indemnify and hold harmless the Depositor and its officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Trustee's obligations under this
Section 8.12(c) or the Trustee's negligence, bad faith or willful misconduct in connection therewith, and (ii) each Servicer, severally and not jointly, shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the applicable Servicer's obligations under this
Section 8.12(c) or any material misstatement or omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith. If the indemnification provided for in the preceding sentence is unavailable or insufficient to hold harmless any indemnified party, then (i) the Trustee agrees in connection with a breach of the Trustee's obligations under this Section 8.12(c) or the Trustee's negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Trustee on the other and (ii) each Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and such Servicer, on the other hand, in connection with a breach of the Servicers' obligations under this Section 8.12(c) or any material misstatement or omission, negligence, bad faith or willful misconduct of such Servicer in connection therewith.

            (d) Upon any filing with the Securities and Exchange Commission, the Trustee shall promptly deliver to the Depositor a copy of any such executed report, statement or information.

            (e) Prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall file a Form 15 Suspension Notification with respect to the Trust.

            Section 8.13 Tax Treatment of Upper-Tier CarryForward Amounts, Basis Risk CarryForward Amounts and Class IO Shortfalls; Tax Classification of the Excess Reserve Fund Account and the Interest Rate Swap Agreement. For federal income tax purposes, the Trustee shall treat the Excess Reserve Fund Account and the Swap Account as beneficially owned by the holders of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code. The Trustee shall treat the rights that each Class of Offered Certificates has to receive payments of Basis Risk CarryForward Amounts, and to the extent not paid from the Excess Reserve Fund Account, Upper-Tier CarryForward Amounts (including, without duplication, any remaining Basis Risk CarryForward Amounts) from the Swap Account as rights to receive payments under an interest rate cap contract written by the Class X Certificateholder in favor of each such Class and beneficially owned by each such Class through the grantor trust. Accordingly, each Class of Certificates (excluding the Class X, Class P and Class R Certificates) will be comprised of two components - an Upper Tier Regular Interest and an interest in an interest rate cap contract, and the Class X Certificates will be comprised of four components - two Upper Tier Regular Interests (the Class X Interest and the Class IO Interest) and an interest in the Excess Reserve Fund Account, subject to obligation to pay Basis Risk CarryForward Amounts, and ownership of the Swap Account and the Interest Rate Swap Agreement, subject to the obligation to pay Upper-Tier CarryForward Amounts including, but without duplication, Basis Risk CarryForward Amounts. The Trustee shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of the Upper Tier Regular Interest component based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder of an Offered Certificate to receive the related Upper-Tier CarryForward Amount, and, without duplication, the related Basis Risk CarryForward Amount, for purposes of allocating the purchase price of an Offered Certificate acquired by an initial Holder thereof between such right and the related Upper Tier Regular Interest.

            Holders of Offered Certificates shall also be treated as having agreed to pay, on each Distribution Date, to the Holders of the Class X Certificates an aggregate amount equal to the excess, if any, of (i) Net Swap Payments and Swap Termination Payments (other than Defaulted Swap Termination Payments) over (ii) the sum of amounts payable on the Class X Interest available for such payments and amounts payable on the Class IO Interest (such excess, a "Class IO Shortfall"), first from interest and then from principal distributable on the Offered Certificates. A Class IO Shortfall payable from interest collections shall be allocated pro rata among such Offered Certificates based on the amount of interest otherwise payable to such Class of Offered Certificates, and a Class IO Shortfall payable from principal collections shall be allocated in reverse sequential order beginning with the most subordinate Class of Offered Certificates then outstanding.

            Any payments of Class IO Shortfalls shall be treated for tax purposes as having been received by the Holders of such Class of Offered Certificates in respect of the corresponding Upper-Tier Regular Interest and as having been paid by such Holders to the Holders of the Class X Certificates through the Swap Account. If on any Distribution Date, a Class of Upper-Tier Regular Interests corresponding to a class of LIBOR Certificates is subject to the Upper-Tier REMIC WAC Rate, and such rate exceeds the applicable Pass-Through Rate of the Corresponding Class of Certificates for such Distribution Date as a result of a Swap Termination Payment, such excess shall be deemed first paid to the related Upper-Tier Regular Interest and then paid to the Class X Certificates in a manner analogous to Class IO Shortfalls.

            Section 8.14 Custodial Responsibilities. (a) The Custodian shall provide access to the Mortgage Loan Documents in possession of the Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Custodian. The Custodian shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at the expense of the person requesting such access.

            Upon receipt of a written request made by a Servicer in the form of the Request for Release, the Custodian shall release within five Business Days the related Mortgage File in accordance with Section 3.16.

            (b) The Custodian and any of its respective directors, officers, employees or agents shall be indemnified by the Trust Fund and held harmless against any loss, liability, or expense (including reasonable attorneys' fees) incurred in connection with any claim or legal action relating to this Agreement or the performance of any of the Custodian's duties under this Agreement other than any loss, liability, or expense incurred (i) resulting from any breach of the applicable Servicer's obligations in connection with this Agreement for which the applicable Servicer has performed its obligations to indemnify the Custodian pursuant to Section 6.05, (ii) resulting from any breach of the Responsible Party's obligations in connection with this Agreement for which the Responsible Party has performed its obligations to indemnify the Custodian pursuant to Section 2.03(j), or (iii) because of willful misfeasance, bad faith, or negligence in the performance of any of the Custodian's duties under this Agreement; provided, that no expense shall be reimbursed by this indemnity if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian. Except as otherwise provided in this Agreement or a separate letter agreement between the Depositor and the Custodian, the Custodian shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Custodian in the ordinary course of its duties hereunder.

            (c) The Custodian may resign from its obligations hereunder upon 60 days' prior written notice to the Trustee, the Depositor and the Servicers. Such resignation shall take effect upon (i) the appointment of a successor Custodian reasonably acceptable to the Trustee within such 60 day period; and (ii) delivery of all Custodial Files to the successor Custodian. The Trustee shall have the right, but not the obligation, to become the successor Custodian. If no successor Custodian is appointed within 60 days after written notice of the Custodian's resignation is received by the Trustee, the Custodian may petition a court of competent jurisdiction to appoint a successor Custodian.

            Upon such resignation and appointment of successor Custodian, the Custodian shall, at the Custodian's expense (unless for nonpayment, then at the expense of the Trust), promptly transfer to the successor Custodian, as directed in writing by the Trustee, all Mortgage Files being administered under this Agreement.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 9.03, the obligations and responsibilities of the Depositor, the Servicers and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the purchase, on or after the Optional Termination Date, by any Servicer individually, or both the Servicers together, of all Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by such Servicer at the expense of such Servicer, plus accrued and unpaid interest on each Mortgage Loan at the applicable Mortgage Rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, and (iii) any Swap Termination Payment, other than a Defaulted Swap Termination Payment, owed to the Swap Provider pursuant to the Interest Rate Swap Agreement and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Notwithstanding anything to the contrary contained herein, no such purchase shall be permitted, unless (i) after distribution of the proceeds thereof to the Certificateholders (other than the Holders of the Class X, Class P and Residual Certificates) pursuant to Section 9.02, the distribution of the remaining proceeds to the Class X and Class P Certificates is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding, or (ii) prior to such purchase, the purchasing Servicer(s) shall have deposited in the related Collection Account(s) an amount to be remitted to the NIM Trustee that, together with such remaining proceeds, will be sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding.

            Section 9.02 Final Distribution on the Certificates. If on any Remittance Date, the Servicers determine that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Accounts, the Servicers shall direct the Trustee promptly to send a Notice of Final Distribution to each Certificateholder and the Swap Provider. If any Servicer individually elects to terminate the Trust Fund pursuant to clause
(a) of Section 9.01, such Servicer shall notify the other Servicers of such election by the 15th day of the month preceding the month of the final distribution and the other Servicers shall have 5 days to elect, by notice to the other Servicer, to purchase the Mortgage Loans it services. If any Servicer or all of the Servicers so elect to terminate, by the 25th day of the month preceding the month of the final distribution, such Servicer or Servicers shall notify the Depositor and the Trustee of the date such Servicer or Servicers intend to terminate the Trust Fund and of the applicable repurchase price of the Mortgage Loans and REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Servicer or Servicers, as the case may be, will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given, each Servicer shall cause all funds in its Collection Account to be remitted to the Trustee for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Trustee or the Custodian, as applicable, of a Request for Release therefor, the Trustee or the Custodian, as applicable, shall promptly release to the applicable Servicer or Servicers, as the case may be, the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicers, the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to
(i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to
Section 4.02 and (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 9.03 Additional Termination Requirements. In the event any Servicer or all of the Servicers exercise their purchase option with respect to the Mortgage Loans as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the applicable Servicer or all of the Servicers, as the case may be, to the effect that the failure to comply with the requirements of this Section 9.03 will not
(i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (a) The Trustee shall sell all of the assets of the Trust Fund to the applicable Servicer and, no later than the next Distribution Date after such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each Trust REMIC; and

            (b) The Trustee shall attach a statement to the final federal income tax return for each Trust REMIC stating that pursuant to Treasury Regulations
Section 1.860F-1, the first day of the 90-day liquidation period for each such REMIC was the date on which the Trustee sold the assets of the Trust Fund to the applicable Servicer or Servicers, as the case may be.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment. This Agreement may be amended from time to time by the Depositor, the Servicers, the Custodian and the Trustee without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake,
(ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add to the duties of the Depositor, the Custodian or the Servicers, (iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided that any action pursuant to clauses (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trustee or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; and provided, further, that any such action pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Depositor, the Custodian and the Servicers also may at any time and from time to time amend this Agreement, but without the consent of the Certificateholders to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of any Trust REMIC under the Code, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Custodian, the Servicers and the Trustee with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 662/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 662/3%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any Trust REMIC or the Certificateholders or cause any such Trust REMIC to fail to qualify as a REMIC or the grantor trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding and
(ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the Servicers, any Certificate beneficially owned by the Depositor shall be deemed not to be outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this
Section 10.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee or the Trust Fund), satisfactory to the Trustee that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this
Section 10.01.

            Notwithstanding the foregoing, any amendment to this Agreement shall require the prior written consent of the Swap Provider if such amendment materially and adversely affects the rights or interests of the Swap Provider.

            Section 10.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicers at the direction and expense of the Depositor, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 10.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 10.05 Notices. (a) The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) Any material change or amendment to this Agreement;

            (ii) The occurrence of any Event of Default that has not been cured;

            (iii) The resignation or termination of a Servicer or the Trustee and the appointment of any successor;

            (iv) The repurchase or substitution of Mortgage Loans pursuant to
      Section 2.03; and

            (v) The final payment to Certificateholders.

            (b) In addition, the Trustee shall promptly furnish to each Rating Agency copies of the following:

            (i) Each report to Certificateholders described in Section 4.03; and

            (ii) Any notice of a purchase of a Mortgage Loan pursuant to Section 2.02, 2.03 or 3.11.

            All directions, demands, consents and notices hereunder shall be in writing (unless otherwise indicated in this paragraph) and shall be deemed to have been duly given when delivered to: (a) in the case of the Depositor or the Underwriter, Morgan Stanley ABS Capital I Inc. or Morgan Stanley & Co. Incorporated, (1) Steven Shapiro, Morgan Stanley - SPG Finance, 1585 Broadway, 10th Floor, New York, New York 10036; (2) Michelle Wilke, Morgan Stanley - Legal Counsel (Securities), 1585 Broadway, 38th Floor, New York, New York 10036; (3) Jeff Williams, Morgan Stanley - Servicing Oversight, 5002 T-Rex Ave., Suite 300, Boca Raton, Florida 33431; (4) Peter Woroniecki, Morgan Stanley - Whole Loan Operations, 750 Seventh Avenue, New York, NY 10019; (5) Scott Samlin, Morgan Stanley - RFPG, 1221 Avenue of the Americas, 27th Floor, New York, New York 10020; and (6) in the case of a direction or demand, notification to the following email addresses: Jeff.Williams@ morganstanley.com, Adrianne.Dicker@morganstanley.com, Scott.Samlin@morganstanley.com and
John.Monaghan@morganstanley.com, or such other address as may be hereafter furnished to the other parties hereto by the Depositor; (b) in the case of JPMorgan, JPMorgan Chase Bank, National Association, in care of Chase Home Finance LLC, 10790 Rancho Bernardo, San Diego, California 92127, Attention:
Cindy Dunks, with a copy to: 194 Wood Avenue South, Iselin, New Jersey 08830,
Attention: General Counsel, or such other address as may be hereafter furnished to the other parties hereto by JPMorgan in writing; (c) in the case of HomEq, HomEq Servicing Corporation, 1620 East Roseville Parkway, Suite 210, Second floor, Roseville, California 95661, Attention: Legal Department, Facsimile, No.
(916) 339-6995, or such other address as may be hereafter furnished to the other parties hereto by HomEq in writing; (d) in the case of MILA, 6021 244th Street SW, Mountlake Terrace, Washington 98043, or such other address as may be hereafter furnished to the other parties hereto by MILA; (e) in the case of the Trustee, to the Corporate Trust Office, Deutsche Bank National Trust Company, 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration MS05X3, or such other address as the Trustee may hereafter furnish to the other parties hereto; (f) in the case of LaSalle Bank National Association, 2571 Busse Road, Suite 200, Elkgrove Village, Illinois 60007, or such other address as may be hereafter furnished to the other parties hereto by LaSalle in writing; and (g) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 10.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Assignment; Sales; Advance Facilities. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.04, this Agreement may not be assigned by any Servicer without the prior written consent of the Trustee and the Depositor; provided, however, any Servicer is hereby authorized to enter into an Advance Facility under which (l) the Servicer sells, assigns or pledges to an Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement. No consent of the Trustee, Certificateholders or any other party is required before a Servicer may enter into an Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the Servicer's behalf, the Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

            Reimbursement amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer had made the related P&I Advance(s) and/or Servicing Advance(s).

            The applicable Servicer shall maintain and provide to any successor Servicer a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information.

            An Advancing Person who purchases or receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.

            The documentation establishing any Advance Facility shall require that reimbursement amounts distributed with respect to each Mortgage Loan be allocated to outstanding unreimbursed P&I Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a "first-in, first out"
(FIFO) basis. Such documentation shall also require the applicable Servicer to provide to the related Advancing Person or its designee loan-by-loan information with respect to each such reimbursement amount distributed to such Advancing Person or Advance Facility trustee on each Distribution Date, to enable the Advancing Person or Advance Facility trustee to make the FIFO allocation of each such reimbursement amount with respect to each applicable Mortgage Loan. The applicable Servicer shall remain entitled to be reimbursed by the Advancing Person or Advance Facility trustee for all P&I Advances and Servicing Advances funded by such Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

            Any amendment to this Section 10.07 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.07, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor, the Responsible Party and the Servicers without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement, upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates. Prior to entering into an Advance Facility, the applicable Servicer shall notify the lender under such facility in writing that: (a) the Advances financed by and/or pledged to the lender are obligations owed to the applicable Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of Advances only to the extent provided herein, and the Trustee and the Trust are not otherwise obligated or liable to repay any Advances financed by the lender; (b) the applicable Servicer will be responsible for remitting to the lender the applicable amounts collected by it as reimbursement for Advances funded by the lender, subject to the restrictions and priorities created in this Agreement; and (c) the Trustee shall not have any responsibility to track or monitor the administration of the financing arrangement between the applicable Servicer and the lender.

            Section 10.08 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.09 Inspection and Audit Rights. Each Servicer agrees that, on 5 Business Days prior notice, it will permit any representative of the Depositor or the Trustee during such Person's normal business hours, to examine all the books of account, records, reports and other papers of such Person relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision each Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense of a Servicer incident to the exercise by the Depositor or the Trustee of any right under this Section 10.09 shall be borne by such Servicer.

            Section 10.10 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 10.11 Rule of Construction. Article and section headings are for the convenience of the reader and shall not be considered in interpreting this Agreement or the intent of the parties hereto.

            Section 10.12 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE
LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 10.13 Rights of the Swap Provider. The Swap Provider shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Depositor, the Trustee, the Custodian, the Responsible Party and the Servicers have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


                                       MORGAN STANLEY ABS CAPITAL I INC.


                                       By: /s/ Valerie Kay
                                          --------------------------------------
                                          Name: Valerie Kay
                                          Title: Managing Director


                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          solely as Trustee and not in its
                                          individual capacity


                                       By: /s/ Marion Hogan
                                          --------------------------------------
                                          Name: Marion Hogan
                                          Title: Associate


                                       By: /s/ Brent Hoyler
                                          --------------------------------------
                                          Name: Brent Hoyler
                                          Title: Associate


                                       MILA, INC.


                                       By: /s/ Douglas E. Schwed
                                          --------------------------------------
                                          Name: Douglas E. Schwed
                                          Title: Secretary General Counsel


                                       HOMEQ SERVICING CORPORATION


                                       By: /s/ Arthur Lyon
                                          --------------------------------------
                                          Name: Arthur Lyon
                                          Title: President


                                       JPMORGAN CHASE BANK, NATIONAL
                                          ASSOCIATION


                                       By: /s/ Karen Taylor
                                          --------------------------------------
                                          Name: Karen Taylor
                                          Title: Vice President


                                       LASALLE BANK NATIONAL ASSOCIATION, as
                                          Custodian


                                       By: /s/ Mark J. Jerva
                                          --------------------------------------
                                          Name: Mark J. Jerva
                                          Title: Vice President

                                   SCHEDULE I

                             Mortgage Loan Schedule

            (Delivered to Trustee and Custodian on the Closing Date)

                                   SCHEDULE II
                  Morgan Stanley Home Equity Loan Trust 2005-3
                       Mortgage Pass-Through Certificates,
                                  Series 2005-3

             Representations and Warranties of JPMorgan, as Servicer

            JPMorgan hereby makes the representations and warranties set forth in this Schedule II to the Depositor and the Trustee, as of the Closing Date. Capitalized terms used but not otherwise defined in this Schedule II shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

            (1) JPMorgan is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by JPMorgan in any state in which a Mortgaged Property securing a Mortgage Loan serviced by JPMorgan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan serviced by JPMorgan and to service each Mortgage Loan serviced by JPMorgan in accordance with the terms of this Pooling and Servicing Agreement;

            (2) JPMorgan has the full power and authority to service each Mortgage Loan serviced by JPMorgan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of JPMorgan the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the Responsible Party, the other Servicer and the Trustee, constitutes a legal, valid and binding obligation of JPMorgan, enforceable against JPMorgan in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by JPMorgan, the servicing of the Mortgage Loans serviced by JPMorgan by JPMorgan hereunder, the consummation by JPMorgan of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of JPMorgan and will not (A) result in a breach of any term or provision of the organizational documents of JPMorgan or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which JPMorgan is a party or by which it may be bound, or any statute, order or regulation applicable to JPMorgan of any court, regulatory body, administrative agency or governmental body having jurisdiction over JPMorgan; and JPMorgan is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to JPMorgan's knowledge, would in the future materially and adversely affect, (x) the ability of JPMorgan to perform its obligations under this Pooling and Servicing Agreement or
      (y) the business, operations, financial condition, properties or assets of JPMorgan taken as a whole;

            (4) JPMorgan is an approved seller/servicer for Fannie Mae, an approved servicer for Freddie Mac in good standing and is a HUD approved non-supervised mortgagee;

            (5) No litigation is pending against JPMorgan that would materially and adversely affect the execution, delivery or enforceability of this Pooling and Servicing Agreement or the ability of JPMorgan to service the Mortgage Loans serviced by JPMorgan or to perform any of its other obligations hereunder in accordance with the terms hereof;

            (6) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by JPMorgan of, or compliance by JPMorgan with, this Pooling and Servicing Agreement or the consummation by JPMorgan of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

            (7) JPMorgan has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans serviced by JPMorgan.

            (8) With respect to each Mortgage Loan serviced by JPMorgan, to the extent JPMorgan serviced such Mortgage Loan serviced by JPMorgan and to the extent JPMorgan provided monthly reports to the three credit repositories, JPMorgan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                  SCHEDULE III
                  Morgan Stanley Home Equity Loan Trust 2005-3
                       Mortgage Pass-Through Certificates,
                                  Series 2005-3

              Representations and Warranties of HomEq, as Servicer

            HomEq hereby makes the representations and warranties set forth in this Schedule III to the Depositor and the Trustee as of the Closing Date. Capitalized terms used but not otherwise defined in this Schedule III shall have the meaning ascribed thereto in the Pooling and Servicing Agreement.

            (1) HomEq is duly organized as a corporation and is validly existing and in good standing under the laws of the state of New Jersey, and is licensed and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by HomEq in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

            (2) HomEq has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of HomEq the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, each Responsible Party, the other Servicers and the Trustee, constitutes a legal, valid and binding obligation of HomEq, enforceable against HomEq in accordance with its terms; except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by HomEq, the servicing of the Mortgage Loans required to be serviced by HomEq hereunder, the consummation by HomEq of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of HomEq and will not (A) result in a breach of any term or provision of the organizational documents of HomEq or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which HomEq is a party or by which it may be bound, or any law, statute, rule, order, regulation, judgment or decree applicable to HomEq or its property of any court, regulatory body, administrative agency or governmental body having jurisdiction over HomEq; and HomEq is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any law, statute, rule, order, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which (w) materially and adversely affects or, to HomEq's knowledge, would in the future materially and adversely affect, the ability of HomEq to perform its obligations under this Pooling and Servicing Agreement, (x) materially and adversely affects or, to HomEq's knowledge, would in the future materially and adversely affect, the business, operations, financial condition, properties or assets of HomEq taken as a whole, (y) impair the ability of the Trust to realize on the Mortgage Loans, or (z) impair the value of the Mortgage Loans;

            (4) HomEq has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans;

            (5) HomEq does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Pooling and Servicing Agreement;

            (6) No action, suit, proceeding or investigation is pending or threatened against HomEq, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and Servicing Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of HomEq, or in any material impairment of the right or ability of HomEq to carry on its business substantially as now conducted, or in any material liability on the part of HomEq, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of HomEq contemplated herein, or which would be likely to impair materially the ability of HomEq to perform under the terms of this Pooling and Servicing Agreement;

            (7) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by HomEq of, or compliance by HomEq with, this Pooling and Servicing Agreement or the servicing of the Mortgage Loans as evidenced by the consummation by HomEq of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date; and

            (8) With respect to each Mortgage Loan serviced by HomEq hereunder, to the extent HomEq serviced such Mortgage Loan and to the extent HomEq provided monthly reports to the three credit repositories, HomEq has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                   SCHEDULE IV

                  Morgan Stanley Home Equity Loan Trust 2005-3
                       Mortgage Pass-Through Certificates,
                                  Series 2005-3

                     Representations and Warranties of MILA
                          as to the MILA Mortgage Loans

      MILA hereby makes the representations and warranties set forth in this
Schedule IV, as to MILA Mortgage Loans only, to the Depositor, the Servicers and the Trustee, as of August 31, 2005 (the "Securitization Closing Date") (unless otherwise expressly indicated). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the MILA Purchase Agreement.

            (a) MILA has delivered to the Purchaser, as of the Cut-off Date, the Data Tape Information and that Data Tape Information and the information set forth on the Mortgage Loan Schedule are true and correct, including, without limitation, the terms of the Prepayment Charges, if any, as of the Securitization Closing Date.

            (b) Immediately prior to the transfer of the Mortgage Loan to the Purchaser, MILA was the sole owner and holder of the Mortgage Loan free and clear of any liens (in the case of any Second Lien Mortgage Loan, other than the related first lien), pledges, charges or security interest of any nature, and had full right and authority to sell and assign the same pursuant to the MILA Purchase Agreement.

            (c) There are no restrictions, contractual or governmental, which would impair the ability of Purchaser or its designees from servicing the Mortgage Loan.

            (d) The Mortgage Loan is not in default and all monthly payments due prior to the transaction date have been timely paid and all taxes, assessments, insurance premiums, water, sewer, and municipal charges, leasehold payments or ground rents relating to the Mortgaged Property have been paid. MILA has not advanced funds or induced or solicited any advances or funds by a party other than a borrower directly or indirectly, for the payment of any amounts required by the Mortgage Loan.

            (e) There is no default, breach, violation, anticipated breach or event of acceleration existing under the Mortgage or the related Mortgage Note and no existing or known event which, with the passage of time (or with notice and the expiration of any grace or cure period), would constitute a default, breach, violation or event of acceleration under such Mortgage or the related Mortgage Note.

            (f) The Mortgage Loan is not subject to any right of rescission, set-off, counter claim or defense and is not unenforceable under any terms. The Mortgage Note, the Mortgage and any other agreement executed and delivered by a borrower or guarantor, if applicable, are genuine, legal, valid, binding and enforceable obligations of the maker thereof. All parties to the Mortgage Note and any other agreement executed and delivered by a borrower or guarantor, if applicable, had legal capacity to execute such documents and all such documents have, in fact, been properly executed by such parties.

            (g) The Mortgage Loan, and the funding thereof, meets, or is exempt from, applicable state and federal laws, regulations and other requirements pertaining to usury, fees, and expenses incurred in the making of that mortgage loan (this shall include, but not be limited to, requirements under the Real Estate Settlement Procedures Act).

            (h) Any and all requirements of any federal, state or local law, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions therein relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and MILA shall maintain in its possession, available for the Purchaser's or the Trustee's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements.

            (i) The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement or anticipation of future advances thereunder (other than any escrow holdbacks retained pursuant to the terms of a related construction loan). All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan have been paid.

            (j) As of the date that Purchaser purchased the Mortgage Loan, and, to MILA's knowledge as of the Securitization Closing Date, there were no mechanic's liens or claims for work, labor or material affecting the Mortgaged Property (or the related residential dwelling unit at the underlying Mortgaged Property, in the case of a Co-op Loan) which are or may be a lien prior to the lien of such Mortgage except those which are insured against by the title insurance policy.

            (k) With respect to each Mortgage Loan, which is not a Co-op Loan, all of the improvements, which are included for purposes of determining the Appraised Value of the Mortgaged Property, lie wholly within the boundaries and building restriction lines of such property and there are no adverse material conditions that would affect the Appraised Value. No improvements on the adjoining property encroach upon the Mortgaged Property except as insured against by the related title policy.

            (l) Any and all appraisals prepared for purposes of the Mortgage Loan to verify and validate the value of the Mortgaged Property (or the related residential dwelling unit at the underlying Mortgaged Property, in the case of a Co-op Loan) were prepared by an unbiased third party which is a duly qualified appraiser and each such appraisal validly and accurately represents the current market value of the Mortgaged Property (or the related residential dwelling unit at the underlying Mortgaged Property, in the case of a Co-op Loan) at the time the appraisal was performed.

            (m) As of the date that Purchaser purchased the Mortgage Loan, and to MILA's knowledge as of the Securitization Closing Date, no improvement located on or being part of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) was in violation of any applicable zoning law or regulation.

            (n) To the best of MILA 's knowledge, there are no hazardous substances or toxic waste located on or under the Mortgaged Property so as to affect the value of the Mortgaged Property.

            (o) There is no proceeding pending or, to MILA 's knowledge threatened, for the total or partial condemnation of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) and said property is undamaged by waste, fire, earthquake, earth movement, subsidence, wind, storm, flood, water, tornado or other casualty and the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is in good repair.

            (p) The Mortgage File contains each of the documents and instruments specified to be included therein as required under the Morgan Stanley Seller Guide, and each such document or instrument is in a form specified by the Morgan Stanley Seller Guide. For those documents or instruments, which are not in a form specified by the Morgan Stanley Seller Guide, then MILA has obtained prior approval from the Purchaser as to the acceptability of said documents or instruments.

            (q) There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan), the borrower, or the borrower's credit standing that can be reasonably expected to cause private institutional investors, which invest in Mortgage Loans with commensurate credit grades consistent with a mortgage loan sold by MILA to the Purchaser, to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan.

            (r) The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination, except by a written instrument which has been recorded, if necessary to protect the interest of the Purchaser, and which has been delivered to the Purchaser or to such other person as the Purchaser shall designate in writing. The substance of any such waiver, alteration or modification has been approved by the issuer of any related private mortgage insurance policy and the title insurer, if any, to the extent required by the policy. No borrower has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related private mortgage insurance policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Purchaser or to such other person as the Purchaser shall designate in writing.

            (s) Each Mortgage, deed of trust and all other security instruments securing such Mortgage Loan have been duly recorded in or submitted for recording in the office of the jurisdiction where the premises are located.

            (t) With respect to each Mortgage Loan which is not a Co-op Loan, a title insurance policy has been or will be issued in an acceptable form as described in the Morgan Stanley Seller Guide and is valid and binding. Each such policy shall be issued by a title insurer acceptable to the Purchaser as specified in the Morgan Stanley Seller Guide and qualified to do business in the jurisdiction where the subject is located. Each such policy shall insure MILA , its successors and assigns to the first (or, with respect to any Second Lien Mortgage Loan, second) priority of the Mortgage, and shall be in the amount of the original principal of the Mortgage Loan. MILA represents and warrants that they are the named insured and sole insured of such title policy and that the assignment to the Purchaser of MILA's interest in such title insurance does not require the consent of or notification to the insurer, and that such insurance policy is and will remain in full force and effect and will insure to the benefit of the Purchaser and the Purchaser's assigns upon the consummation of the transaction contemplated by the MILA Purchase Agreement and any subsequent assignments by the Purchaser. MILA warrants that no claims have been made under such title insurance policy and neither MILA nor any prior holder of the Mortgage has done anything, which would impair the coverage of such title insurance policy, and that nothing contemplated in the MILA Purchase Agreement, or any transfer to the Purchaser, will impair the coverage of such title insurance policy.

            (u) The Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) and all improvements thereon are insured against loss by fire and other such hazards as are customary in the area where the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is located. Such coverage shall contain fire and hazard insurance policy with extended coverage as called for under the Morgan Stanley Seller Guide. The coverage under such policy shall be at least equal to the greater of the outstanding principle of the Mortgage Loan, 80% of the maximum insurable value of the improvements, or an amount sufficient to prevent the borrower or loss payee from becoming a co-insurer (however, under no circumstances shall the amount of insurance required exceed that amount allowed by law). Such insurance policy was issued by an insurer meeting the requirement of the Morgan Stanley Seller Guide. Such insurance policy and any other insurance policy related to the Mortgage Loan or the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) contains a standard mortgagee clause naming MILA and its successors and assigns as mortgagee and loss payee. Each Mortgage obligates the borrower thereunder to maintain such insurance at their costs and expense and allows the mortgagee to obtain and maintain such insurance at borrower's costs and expense, and to seek reimbursement from the borrower should there be any failure by the borrower to maintain such policy. If any flood insurance is required by applicable law or pursuant to the Mortgage Loan documents or any other applicable requirement, then it has been obtained and in full force and effect. Any statements made by the borrower or the MILA in applications for such policies were true, complete and correct at the time the application was made and there are no events that have occurred since that policy was issued that would affect the stated coverage of the policy.

            (v) Any trustee named in the Mortgage Loan is duly qualified and authorized to serve as such in the applicable jurisdiction has been properly designated and currently so serves. No fees or expenses are currently due to such trustee other than any fees or expenses that might be incurred after a default.

            (w) MILA has used no selection procedure in soliciting or selecting the Mortgage Loans sold to the Purchaser or in the solicitation of borrowers, which is in violation of law.

            (x) No servicing agreement has been entered into with respect to the Mortgage Loan, or any such servicing agreement has been terminated or will be terminated prior to the assignment of any Mortgage Loan to the Purchaser.

            (y) The origination, servicing and collection practices with respect to the Mortgage Loan have been in all material respects in accordance with Accepted Servicing Practices, applicable laws and regulations, and have been in all material respects legal and proper. With respect to escrow deposits and escrow payments, all such payments are in the possession of MILA and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related mortgage note and mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due MILA have been capitalized under the Mortgage or the Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

            (z) The documents, instruments, agreements and other information submitted to the Purchaser were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation, the borrower, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. MILA has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

            (aa) The Mortgage Loan has not been satisfied, cancelled, subordinated or rescinded, in whole or in part (other than as to Principal Prepayments in Full which may have been received prior to the Securitization Closing Date), and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release.

            (bb) Each Mortgage Loan is secured by a fee simple estate, and no Mortgage Loan is secured by a leasehold estate, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, in which case the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) may be a leasehold estate. If the Mortgage Loan is secured by a long-term leasehold estate (i) the ground lease is assignable or transferable; (ii) the ground lease will not terminate earlier than five years after the maturity date of the mortgage loan; (iii) the ground lease does not provide for termination of the ground lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (iv) the ground lease permits the mortgaging of the related Mortgaged Property (or underlying Mortgaged Property in the case of a Co-op Loan); (v) the ground lease protects the mortgagee's interests in the event of a property condemnation; and (vi) all ground lease rents, other payments or assessments that have become due have been paid.

            (cc) No portion of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.

            (dd) With respect to each Mortgage Loan that is not a Co-op Loan, the Mortgage is a valid, existing and enforceable first (or, with respect to each Second Lien Mortgage Loan, second) lien on the Mortgaged Property, including all improvements on the Mortgaged Property subject only to (i) with respect to a Second Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property, (ii) the lien of current real property taxes and assessments not yet due and payable, (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the owner's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the appraised value of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan), and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first (or, with respect to each Second Lien Mortgage Loan, second) lien and first (or, with respect to each Second Lien Mortgage Loan, second) priority security interest on the property described therein and MILA has the full right to sell and assign the same to the Purchaser. With respect to each Co-op Loan, the related Mortgage is a valid, subsisting and enforceable first priority security interest on the related cooperative shares securing the Mortgage Note, subject only to (i) with respect to a Second Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property, (ii) liens of the related residential cooperative housing corporation for unpaid assessments representing the borrower's pro rata share of the related residential cooperative housing corporation's payment for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (iii) other matters to which like collateral is commonly subject to which do not materially interfere with the benefits of the security interest intended to be provided by the related security agreement.

            (ee) As of the Securitization Closing Date, the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. MILA has not received notification from any governmental authority that the Mortgaged Property (or underlying mortgaged property, in the case of a Co-op Loan) is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. MILA has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

            (ff) None of the Mortgage Loans (a) is covered by the Home Ownership and Equity Protection Act of 1994 or (b) is classified as a "high cost home," "threshold," "covered" (excluding a "covered home loan" as defined in clause (1) of the definition of such term under the New Jersey Home Ownership Security Act of 2002), "high risk home", "predatory" or similar loan under any other applicable federal, state or local law (including without limitation any regulation or ordinance) (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) is a Mortgage Loan categorized as "High Cost" or "Covered" pursuant to Appendix E of the Standard & Poor's Glossary, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            (gg) [Reserved.]

            (hh) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Following the date of origination of the Mortgage Loan, the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) has not been subject to any bankruptcy proceeding or foreclosure proceeding and the borrower has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption or right available to the borrower or any other person which would interfere with the right to sell the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) at a trustee's sale or the right to foreclosure the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law.

            (ii) MILA 's decision to originate the Mortgage Loan or to deny any mortgage loan application is an independent decision, and is in no way made as a result of the Purchaser's decisions to purchase, or not to purchase, any such Mortgage Loan, if originated.

            (jj) MILA has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); MILA has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable borrower and the origin of the assets used by the said borrower to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable borrower for purposes of the Anti-Money Laundering Laws.

            (kk) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, or a savings and loan association, a savings bank, commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority.

            (ll) The borrower has not notified MILA , and MILA has no knowledge of any relief requested or allowed to the borrower under the Soldiers and Sailors' Civil Relief Act of 1940 as amended, or other similar state statute.

            (mm) No action, inaction or event has occurred and, to the best of MILA 's knowledge, no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any related insurance policy, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by MILA or by any officer, director, or employee of MILA or any designee of MILA or any corporation in which MILA or any officer, director, or employee had a financial interest at the time of placement of such insurance.

            (nn) No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) or facilitating the trade-in or exchange of a Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan).

            (oo) The assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is located.

            (pp) The Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by MILA , the borrower, or anyone on behalf of the borrower, or paid by any source other than the borrower nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment Mortgage Loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

            (qq) MILA or an Affiliate has, in its capacity as prior servicer for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            (rr) With respect to each Mortgage Loan that is subject to a Prepayment Charge, no such Prepayment Charge may be imposed for a term in excess of three years following origination. Any prepayment penalty is in an amount equal to the lesser of (a) the maximum amount permitted under applicable state law, and (b) if the Mortgaged Property is secured by residential real property located in a state other than Arizona, Maine, Massachusetts, New York, South Carolina or Wisconsin, six months interest on the related prepaid amount.

            (ss) With respect to each Co-op Loan, the stock that is pledged as security for the Mortgage Loan is held by a person as a tenant-stockholder (as defined in Section 216 of the Internal Revenue Code of 1986, as amended) in a cooperative housing corporation (as defined in Section 216 of the Internal Revenue Code of 1986, as amended).

            (tt) The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code.

            (uu) Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides.

            (vv) No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (ww) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (xx) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity:
      (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (yy) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, unemployment, property, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (zz) All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such Mortgage Loan, such 5% limitation is calculated in accordance with Fannie Mae's anti predatory lending requirements as set forth in the Fannie Mae Guides;

            (aaa) All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (bbb) No First Lien Mortgage Loan has an LTV greater than 100%, and no Second Lien Mortgage Loan has an CLTV greater than 100%; and(ccc) No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction

                                   SCHEDULE V

                    Representations and Warranties of LaSalle

            LaSalle hereby makes the representations and warranties set forth in this Schedule V to the Depositor, the Servicers, the Trustee and the Responsible Party as of the Closing Date.

            (a) LaSalle is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Custodian in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) LaSalle has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of the Custodian the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Custodian, enforceable against the Custodian in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by LaSalle, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of the Custodian and will not (i) result in a material breach of any term or provision of the articles of incorporation or by laws of the Custodian, (ii) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which the Custodian is a party or by which it may be bound, or (iii) constitute a material violation of any statute, order or regulation applicable to the Custodian of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Custodian; and the Custodian is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Custodian's ability to perform or meet any of its obligations under this Agreement.

            (d) No litigation is pending or threatened against LaSalle that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of such Custodian to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by LaSalle of, or compliance by such Custodian with, this Agreement or the consummation of the transactions contemplated thereby, or if any such consent, approval, authorization or order is required, such Custodian has obtained the same.

                                    EXHIBIT A

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

Certificate No.                :         A-1-[  ]
                                         A-2-[  ]
                                         A-3-[  ]
                                         M-1-[  ]
                                         M-2-[  ]
                                         M-3-[  ]
                                         M-4-[  ]
                                         M-5-[  ]
                                         M-6-[  ]
                                         B-1-[  ]
                                         B-2-[  ]
                                         B-3-[  ]

Cut-off Date                   :         August 1, 2005

First Distribution Date        :         September 25, 2005

Initial Certificate Balance
of this Certificate
("Denomination")               :         $[_________]

Initial Certificate Balances   :         [A-1] $379,500,000
of all Certificates of this              [A-2] $125,707,000
Class                                    [A-3]   $97,200,000
                                         [M-1] $29,074,000
                                         [M-2] $26,747,000
                                         [M-3] $18,220,000
                                         [M-4] $13,180,000
                                         [M-5] $13,180,000
                                         [M-6] $12,017,000
                                         [B-1] $12,017,000
                                         [B-2] $9,692,000
                                         [B-3] $10,466,000
                               :
CUSIP                                    [A-1] 61744C TU 4
                                         [A-2] 61744C TV 8
                                         [A-3] 61744C TW 6
                                         [M-1] 61744C TX 4
                                         [M-2] 61744C TY 2
                                         [M-3] 61744C TZ 9
                                         [M-4] 61744C UA 2
                                         [M-5] 61744C UB 0
                                         [M-6] 61744C UC 8
                                         [B-1] 61744C UD 6
                                         [B-2] 61744C UE 4
                                         [B-3] 61744C UF 1
                               :
ISIN                                     [A-1] US61744CTU08
                                         [A-2] US61744CTV80
                                         [A-3] US61744CTW63
                                         [M-1] US61744CTX47
                                         [M-2] US61744CTY20
                                         [M-3] US61744CTZ94
                                         [M-4] US61744CUA25
                                         [M-5] US61744CUB08
                                         [M-6] US61744CUC80
                                         [B-1] US61744CUD63
                                         [B-2] US61744CUE47
                                         [B-3] US61744CUF12

                        MORGAN STANLEY ABS CAPITAL I INC.

                  Morgan Stanley Home Equity Loan Trust 2005-3
                Mortgage Pass-Through Certificates, Series 2005-3
                         [Class A-][Class M-][Class B-]

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), HomEq Servicing Corporation, as a servicer, JPMorgan Chase Bank, National Association, as a servicer, MILA, Inc., as responsible party, LaSalle Bank National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                       * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as Trustee

                                       By:
                                          --------------------------------------

Authenticated:

By   _________________________
     Authorized Signatory of
     DEUTSCHE BANK NATIONAL TRUST COMPANY,
     not in its individual capacity,
     but solely as Trustee

                        MORGAN STANLEY ABS CAPITAL I INC.
                  Morgan Stanley Home Equity Loan Trust 2005-3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley Home Equity Loan Trust 2005-3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day in New York City, the Business Day in New York City immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date, provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, either Servicer individually, or both of the Servicers together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

            the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

                                        ______________________________________
                                        Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______________, or, if mailed by check, to ___________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT B

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.           :           P-1

Cut-off Date              :           August 1, 2005

First Distribution Date   :           September 25, 2005

Percentage Interest of
this Certificate
("Denomination")          :           100%

                        MORGAN STANLEY ABS CAPITAL I INC.

                Mortgage Pass-Through Certificates, Series 2005-3

                                     Class P

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), HomEq Servicing Corporation, as a servicer, JPMorgan Chase Bank, National Association, as a servicer, MILA, Inc., as responsible party, LaSalle Bank National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law"), or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:______

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By:____________________________________

Authenticated:

By  _______________________________
    Authorized Signatory of DEUTSCHE BANK
    NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                        MORGAN STANLEY ABS CAPITAL I INC.
                  Morgan Stanley Home Equity Loan Trust 2005-3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley Home Equity Loan Trust 2005-3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day in New York City, the Business Day in New York City immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in the United States, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, either Servicer individually, or both of the Servicers together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

            the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

                                        ______________________________________
                                        Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______________, or, if mailed by check, to ___________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT C

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN FOUR "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED (I) TO A PERSON OTHER THAN A PERMITTED TRANSFEREE IN COMPLIANCE WITH SECTION 5.02(C) OF THE AGREEMENT, OR (II) UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.             :         R-1

Cut-off Date                :         August 1, 2005

First Distribution Date     :         September 25, 2005

Percentage Interest of      :         100%
this Certificate
("Denomination")

                        MORGAN STANLEY ABS CAPITAL I INC.

                  Morgan Stanley Home Equity Loan Trust 2005-3
                Mortgage Pass-Through Certificates, Series 2005-3

                                     Class R

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that ____________________ is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), HomEq Servicing Corporation, as a servicer, JPMorgan Chase Bank, National Association, as a servicer, MILA, Inc., as responsible party, LaSalle Bank National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders.

            No transfer of a Class R Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R Certificate, (C) not to cause income with respect to the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R Certificate or to cause the Transfer of the Ownership Interest in this Class R Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:______

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By
                                         ---------------------------------------

Authenticated:

By  ___________________________
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                  Morgan Stanley Home Equity Loan Trust 2005-3

                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley Home Equity Loan Trust 2005-3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day in New York City, the Business Day in New York City immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in the United States, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, either Servicer individually, or both of the Servicers together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

            the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

                                        ______________________________________
                                        Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______________, or, if mailed by check, to ___________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT D

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN TWO "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AND THE SERVICERS, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE OR THE SERVICERS TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.              :        X-1

Cut-off Date                 :        August 1, 2005

First Distribution Date      :        September 25, 2005

Percentage Interest of this
Certificate ("Denomination") :        100%

                        MORGAN STANLEY ABS CAPITAL I INC.

                  Morgan Stanley Home Equity Loan Trust 2005-3
                Mortgage Pass-Through Certificates, Series 2005-3

                                     Class X

            evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Trustee or any other party to the Agreement referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that Morgan Stanley Mortgage Capital Inc., is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), HomEq Servicing Corporation, as a servicer, JPMorgan Chase Bank, National Association, as a servicer, MILA, Inc., as responsible party, LaSalle Bank National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Certificate Balance or Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Trustee shall have received either (i) a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable Federal, state or local law ("Similar Law") or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee, or (ii) if the transferee is an insurance company, a representation letter that it is purchasing such Certificates with the assets of its general account and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60, or (iii) in the case of a Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments) or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee and the Servicers, which Opinion of Counsel shall not be an expense of the Trustee, the Servicer or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee or the Servicers to any obligation in addition to those expressly undertaken in this Agreement or to any liability.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                     * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:______

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee

                                       By ____________________________________

Authenticated:

By  ___________________________
    Authorized Signatory of
    DEUTSCHE BANK NATIONAL TRUST COMPANY,
    not in its individual capacity,
    but solely as Trustee

                        MORGAN STANLEY ABS CAPITAL I INC.

                  Morgan Stanley Home Equity Loan Trust 2005-3
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Morgan Stanley Home Equity Loan Trust 2005-3 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day in New York City, the Business Day in New York City immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the parties to this Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in the United States, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, either Servicer individually, or both of the Servicers together, will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

            the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

S            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

_______________________________________________________________________________.

                                        ______________________________________
                                        Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ______________________________________________,
_____________________________________________________________________________,
for the account of __________________________________________________________,
account number ______________, or, if mailed by check, to ___________________.
Applicable statements should be mailed to ___________________________________,
_____________________________________________________________________________.

            This information is provided by _________________________________, the assignee named above, or ________________________________________________, as its agent.

                                    EXHIBIT E

             FORM OF INITIAL CERTIFICATION OF [CUSTODIAN] [TRUSTEE]

                                     [date]

Morgan Stanley ABS Capital I Inc.
1221 Avenue of the Americas
New York, New York 10020

JPMorgan Chase Bank, National Association
c/o Chase Home Finance LLC
10790 Rancho Bernado
San Diego, California 92127

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660-5101

MILA, Inc.
6021 244th Street SW
Mountlake Terrace, Washington 98043

LaSalle Bank National Association
2571 Busse Road, Suite 200
Elkgrove Village, Illinois 60007

      Re: Pooling and Servicing Agreement, dated as of August 1, 2005, among Morgan Stanley ABS Capital I Inc., as Depositor, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, MILA, Inc., as Responsible Party, LaSalle Bank National Association, as Custodian, and Deutsche Bank National Trust Company, as Trustee, relating to Morgan Stanley Home Equity Loan Trust 2005-3, Mortgage Pass-Through Certificates, Series 2005-3
            --------------------------------------------------------------------

Ladies and Gentlemen:

      In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule), it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) a duly executed assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The [Custodian] [Trustee] has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The [Custodian] [Trustee] makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or
(ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the [Custodian] [Trustee] has made no determination and makes no representations as to whether
(i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                       [______________________________]
                                          as [_______________]

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                    EXHIBIT F

                  FORM OF DOCUMENT CERTIFICATION AND EXCEPTION
                         REPORT OF [CUSTODIAN] [TRUSTEE]

                                     [date]

Morgan Stanley ABS Capital I Inc.
1221 Avenue of the Americas
New York, New York 10020

JPMorgan Chase Bank, National Association
c/o Chase Home Finance LLC
10790 Rancho Bernado
San Diego, California 92127

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660-5101

MILA, Inc.
6021 244th Street SW
Mountlake Terrace, Washington 98043

      Re: Pooling and Servicing Agreement, dated as of August 1, 2005, among Morgan Stanley ABS Capital I Inc., as Depositor, JPMorgan Chase Bank, National Association, as a Servicer, HomEq Servicing Corporation, as a Servicer, MILA, Inc., as Responsible Party, LaSalle Bank National Association, as Custodian, and Deutsche Bank National Trust Company, as Trustee, relating to Morgan Stanley Home Equity Loan Trust 2005-3, Mortgage Pass-Through Certificates, Series 2005-3
            --------------------------------------------------------------------

Ladies and Gentlemen:

      In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as [Custodian] [Trustee], hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (i) The original Mortgage Note, endorsed in the form provided in
      Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

            (ii) The original recorded Mortgage.

            (iii) A duly executed assignment of the Mortgage in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the Depositor has certified or the [Custodian] [Trustee] otherwise knows that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

            (iv) The original or duplicate original recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

            (v) The original or duplicate original lender's title policy and all riders thereto or, any one of an original title binder, an original preliminary title report or an original title commitment, or a copy thereof.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1) solely with respect to the Mortgage Loan number, (2), (7), and (9) of the Mortgage Loan Schedule and items (1), (9) and (17) of the Data Tape Information accurately reflects information set forth in the Custodial File.

            The [Custodian] [Trustee] has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The [Custodian] [Trustee] makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the [Custodian] [Trustee] has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                       [______________________________]
                                          as [_______________]

                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                    EXHIBIT G

                           RESIDUAL TRANSFER AFFIDAVIT

                  Morgan Stanley Home Equity Loan Trust 2005-3,
                       Mortgage Pass-Through Certificates,
                                  Series 2005-3

STATE OF               )
                       ) ss.:
COUNTY OF              )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class R Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement (the "Agreement"), relating to the above-referenced Series, by and among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as a servicer, HomEq Servicing Corporation, as a servicer, MILA, Inc., as responsible party, LaSalle Bank National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are Non-Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is a Non-Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is a Non-Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is a Non-Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that, among other things, such Transferee has no actual knowledge that the Person to which the Transfer is to be made is a Non-Permitted Transferee.

            7. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate. The Transferee has historically paid its debts as they have come due and intends to pay its debts as they come due in the future. The Transferee intends to pay all taxes due with respect to the Certificate as they become due.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Person.

            12. Check the applicable paragraph:

            o     / /   The present value of the anticipated tax liabilities
                  associated with holding the Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            o     / /   The transfer of the Certificate complies with U.S.
                  Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Certificate only to another
                  "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            o     / /   None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

                                     * * *

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this day of , 20__.

                                              __________________________________
                                              Print Name of Transferee

                                         By:____________________________________
                                            Name:
                                            Title:

[Corporate Seal]

ATTEST:

[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this day of , 20__.

                                       ________________________________________
                                                    NOTARY PUBLIC

                                       My Commission expires the __ day
                                       of _________, 20__

                                    EXHIBIT H

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

Morgan Stanley ABS Capital I Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention:  Michelle Wilke

Deutsche Bank National Trust Company,
as Trustee,
1761 East St. Andrew Place
Santa Ana, California 92705

            Re: Morgan Stanley Home Equity Loan Trust 2005-3, Mortgage Pass-Through Certificates, Series 2005-3, Class
                  ------------------------------------------------------

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (i) we have no knowledge the Transferee is a Non-Permitted Transferee, (ii) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (iii) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                       Very truly yours,

                                        ______________________________________
                                              Print Name of Transferor

                                         By:____________________________________
                                                   Authorized Officer

                                    EXHIBIT I

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

Morgan Stanley ABS Capital I Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention:  Michelle Wilke

Deutsche Bank National Trust Company,
as Trustee,
1761 East St. Andrew Place
Santa Ana, California 92705

      Re: Morgan Stanley Home Equity Loan Trust 2005-3, Mortgage Pass-Through Certificates, Series 2005-3, Class
            --------------------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 or Class B-3 Certificate or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to
Section 4975 of the Internal Revenue Code of 1986, as amended, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition or, with respect to a Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
            --------------------------------------------------------

          [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $ 1 in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

            ____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in
                        Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____ Broker dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

            ____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

            ____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

            ____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

            ____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                            ____________________________________
                                              Print Name of Transferee

                                         By:____________________________________
                                            Name:
                                            Title:

                                       Date:__________________________________

--------

1 Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                                            ANNEX 2 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

            __________  The Buyer owned $ _________________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            __________  The Buyer is part of a Family of Investment Companies which owned in the aggregate $ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                              __________________________________
                                              Print Name of Transferee

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       IF AN ADVISER:

                                           _____________________________________
                                                 Print Name of Buyer

                                      Date: ____________________________________

                                    EXHIBIT J

                           FORM OF REQUEST FOR RELEASE
                           (for [Custodian] [Trustee])

To:  [Trustee]

      Re: In connection with the administration of the Mortgage Loans held by you as the [Custodian] [Trustee] on behalf of the Certificateholders, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.
            --------------------------------------------------------------------

Mortgagor's Name, Address & Zip Code:
-------------------------------------


Mortgage Loan Number:
---------------------


Send Custodial File to:
-----------------------


Delivery Method (check one)
---------------------------

____1.      Regular mail

____2.      Overnight courier (Tracking information: )

            If neither box 1 nor 2 is checked, regular mail shall be assumed.

Reason for Requesting Documents (check one)

____1. Mortgage Loan Paid in Full. (The Servicer hereby certifies that all amounts received in connection therewith have been credited to its Collection Account as provided in the Pooling and Servicing Agreement.)

____2. Mortgage Loan Repurchase Pursuant to Subsection 2.03 of the Pooling and Servicing Agreement. (The Servicer hereby certifies that the repurchase price has been credited to Collection Account as provided in the Pooling and Servicing Agreement.)

____3. Mortgage Loan Liquidated By _________________. (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to its Collection Account pursuant to the Pooling and Servicing Agreement.)

____4.      Mortgage Loan in Foreclosure.

____5.      Other (explain).

If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

If box 4 or 5 above is checked, upon our return of all of the above documents to you as the [Custodian] [Trustee], please acknowledge your receipt by signing in the space indicated below, and returning this form if requested by us.

                                       [SERVICER]

                                       By:____________________________________
                                          Name:
                                          Title:
                                          Date:

[ACKNOWLEDGED AND AGREED:

[______________________________]
as [_______________]

By:____________________________________
   Name:
   Title:
   Date:                               ]

                                    EXHIBIT K

                         CONTENTS OF EACH MORTGAGE FILE

      With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and which shall be retained by applicable Servicer or delivered to and retained by the Trustee or Custodian, as applicable:

            (i) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of a Mortgage Note for endorsements, the endorsement may be contained on an allonge, unless the Trustee is advised by the applicable Originator (pursuant to the applicable Purchase Agreement) that state law does not so allow.

            (ii) The original of any guaranty executed in connection with the Mortgage Note.

            (iii) The original Mortgage with evidence of recording thereon or a certified true copy of such Mortgage submitted for recording. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Trustee or Custodian, as applicable, shall notify the applicable Originator, as required under the applicable Purchase Agreement, to deliver or cause to be delivered to the Trustee or Custodian, as applicable, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Originator or a certificate from an escrow company, a title company or closing attorney stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee or Custodian, as applicable, upon receipt thereof by the applicable Originator; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage.

            (iv) The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

            (v) Except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan endorsed in blank.

            (vi) (vi) the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator (or MERS with respect to each MERS Designated Mortgage Loan) to the last endorsee with evidence of recording thereon, or a certified true copy of such intervening assignments of Mortgage submitted for recording, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Trustee or the Custodian, as applicable, shall notify the applicable Originator, to deliver, as required under the applicable Purchase Agreement, a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Originator or a certificate from an escrow company, a title company or a closing attorney stating that such intervening assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of Mortgage or a copy of such intervening assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of Mortgage will be promptly delivered to the Trustee or the Custodian, as applicable, upon receipt thereof by the applicable Originator; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

            (vii) The original mortgagee title insurance policy or attorney's opinion of title and abstract of title, or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company.

            (viii) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided).

            (ix) Residential loan application.

            (x) Mortgage Loan closing statement.

            (xi) Verification of employment and income, if applicable.

            (xii) Verification of acceptable evidence of source and amount of downpayment.

            (xiii) Credit report on Mortgagor.

            (xiv) Residential appraisal report.

            (xv) Photograph of the Mortgaged Property.

            (xvi) Survey of the Mortgaged Property.

            (xvii) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (xviii) All required disclosure statements.

            (xix) If required in an appraisal, termite report, structural engineer's report, water potability and septic certification.

            (xx) Sales contract, if applicable.

Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

                                    EXHIBIT L

                           FORM OF CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

      Re: Morgan Stanley Home Equity Loan Trust 2005-3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-3, issued pursuant to the Pooling and Servicing Agreement, dated as August 1, 2005 (the "Pooling and Servicing Agreement"), among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as a servicer ("JPMorgan"), HomEq Servicing Corporation, as a servicer ("HomEq" and, together with JPMorgan, the "Servicers"), MILA, Inc., as responsible party, LaSalle Bank National Association, as Custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee")
            --------------------------------------------------------------------

I, [identify the certifying individual], certify that:

            1. I have reviewed this annual report on Form 10-K (the "Annual Report"), and all reports on Form 8-K containing distribution reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this Annual Report, of the Trust;

            2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

            3. Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicers under the Pooling and Servicing Agreement, for inclusion in the Reports is included in the Reports;

            4. Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Servicers have fulfilled their respective obligations under the Pooling and Servicing Agreement; and

            5. The Reports disclose all significant deficiencies relating to the Servicers' compliance with the minimum servicing standards based upon the reports provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, that is included in the Reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee and the Servicers.

Dated:      ________________________________

____________________________________________
[Signature]
[Title]

                                    EXHIBIT M

                           FORM OF CERTIFICATION TO BE
                      PROVIDED BY THE TRUSTEE TO DEPOSITOR

      Re: MorganStanley Home Equity Loan Trust 2005-3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-3, issued pursuant to the Pooling and Servicing Agreement, dated as August 1, 2005 (the "Pooling and Servicing Agreement"), among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as a servicer ("JPMorgan"), HomEq Servicing Corporation, as a servicer ("HomEq" and, together with JPMorgan, the "Servicers"), MILA, Inc., as responsible party, LaSalle Bank National Association, as Custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee")

I, [identify the certifying individual], certify to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report"), and all reports on Form 8-K containing distribution reports filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. To the best of my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report; and

            3. To the best of my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicers under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports.

Date: _________________________________

_______________________________________
[Signature]
[Title]

                                    EXHIBIT N

                      FORM OF CERTIFICATION TO BE PROVIDED
                          BY THE SERVICER TO DEPOSITOR

Re: Morgan Stanley Home Equity Loan Trust 2005-3 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-3, issued pursuant to the Pooling and Servicing Agreement, dated as August 1, 2005 (the "Pooling and Servicing Agreement"), among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as a servicer ("JPMorgan"), HomEq Servicing Corporation, as a servicer ("HomEq"), MILA, Inc., as responsible party, LaSalle Bank National Association, as Custodian, and Deutsche Bank National Trust Company, as trustee (the "Trustee")
      --------------------------------------------------------------------------

[JPMorgan][HomEq] certifies to the Depositor and the Trustee, and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on our knowledge, the information prepared by [JPMorgan][HomEq] and relating to the mortgage loans serviced by [JPMorgan][HomEq] pursuant to the Pooling and Servicing Agreement and provided by [JPMorgan][HomEq] to the Trustee in its reports to the Trustee is accurate and complete in all material respects as of the last day of the period covered by such report;

            2. Based on our knowledge, the servicing information required to be provided to the Trustee by [JPMorgan][HomEq] pursuant to the Pooling and Servicing Agreement has been provided to the Trustee;

            3. Based upon the review required under the Pooling and Servicing Agreement, and except as disclosed in its annual compliance statement required to be delivered pursuant to the Pooling and Servicing Agreement, [JPMorgan][HomEq] as of the last day of the period covered by such annual compliance statement has fulfilled in all material respects, its obligations under the Pooling and Servicing Agreement; and

            4. [JPMorgan][HomEq] has disclosed to its independent auditor, who issues the independent auditor's report on the Uniform Single Attestation Program for Mortgage Bankers for [JPMorgan][HomEq], any significant deficiencies relating to [JPMorgan's] [HomEq's] compliance with minimum servicing standards.

[JPMORGAN CHASE BANK, NATIONAL ASSOCIATION]
[HOMEQ SERVICING CORPORATION]

Dated:      _____________________________

_________________________________________
[Signature]
[Title]

                                    EXHIBIT O

                       FORM OF SERVICER POWER OF ATTORNEY

When Recorded Mail To:

JPMorgan Chase Bank, National Association
c/o Chase Home Finance LLC
10790 Rancho Bernado
San Diego, California 92127

HomEq Servicing Corporation
4837 Watt Avenue
North Highlands, California 95660-5101

                            LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank National Trust Company, a national banking association organized and existing under the laws of the United States, formerly known as Bankers Trust Company of California, N.A. and having its principal place of business at 1761 East St. Andrew Place, Santa Ana, California, 92705, as Trustee pursuant to that Morgan Stanley Home Equity Loan Trust 2005-3 Pooling and Servicing Agreement dated as of August 1, 2005 (the "Agreement") by and among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), JPMorgan Chase Bank, National Association, as a servicer, ("JPMorgan"), HomEq Servicing Corporation, as a servicer ("HomEq"), MILA, Inc., as responsible party, LaSalle Bank National Association, as custodian and Deutsche Bank National Trust Company, as trustee (the "Trustee"), hereby constitutes and appoints [JPMorgan][HomEq], by and through [JPMorgan's][HomEq's] officers, the Trustee's true and lawful Attorney-in-fact, in the Trustee's name, place and stead and for the Trustee's benefit, in connection with all mortgage loans serviced by [JPMorgan][HomEq] pursuant to the Agreement solely for the purpose of performing such acts and executing such documents in the name of the Trustee necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the "Mortgages" and the "Deeds of Trust" respectively) and promissory notes secured thereby (the "Mortgage Notes") for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) and for which [JPMorgan][HomEq] is acting as servicer.

This Appointment shall apply only to the following enumerated transactions and nothing herein or in the Agreement shall be construed to the contrary:

            1. The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

            2. The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

            3. The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

            4. The completion of loan assumption agreements.

            5. The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

            6. The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

            7. The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

            8. With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

                  a. the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

                  b. the preparation and issuance of statements of breach or non-performance;

                  c. the preparation and filing of notices of default and/or notices of sale;

                  d. the cancellation/rescission of notices of default and/or notices of sale;

                  e.    the taking of deed in lieu of foreclosure; and

                  f. the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8.a. through 8.e. above.

            9. With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

                  a.    listing agreements;

                  b.    purchase and sale agreements;

                  c. grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

                  d.    escrow instructions; and

                  e. any and all documents necessary to effect the transfer of property.

            10. The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

            The undersigned gives said Attorney-in-fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-fact shall be effective as of August 25, 2004.

            This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

            Nothing contained herein shall (i) limit in any manner any indemnification provided by [JPMorgan][HomEq] to the Trustee under the Agreement, or (ii) be construed to grant [JPMorgan][HomEq] the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank National Trust Company except as specifically provided for herein. If [JPMorgan][HomEq] receives any notice of suit, litigation or proceeding in the name of Deutsche Bank National Trust Company or Bankers Trust Company of California, N.A., then [JPMorgan][HomEq] shall promptly forward a copy of same to the Trustee.

            This limited power of attorney is not intended to extend the powers granted to [JPMorgan][HomEq] under the Agreement or to allow [JPMorgan][HomEq] to take any action with respect to Mortgages, Deeds of Trust or Mortgage Notes not authorized by the Agreement.

            [JPMorgan][HomEq] hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by [JPMorgan][HomEq] of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

            This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

            Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

            IN WITNESS WHEREOF, Deutsche Bank National Trust Company, as Trustee has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

                        Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., as Trustee

                        By:______________________________________
                        Name:
                        Title:

Acknowledged and Agreed
[JPMorgan Chase Bank, National Association]
[HomEq Servicing Corporation]

By:  ________________________
Name:
Title:

STATE OF CALIFORNIA
COUNTY OF ____________

            On ________________, _____, before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________________ of Deutsche Bank National Trust Company, as Trustee for Morgan Stanley Home Equity Loan Trust 2005-3, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted and executed the instrument.

            WITNESS my hand and official seal.

            (SEAL)

                                         _______________________________________
                                         Notary Public, State of California

                                    EXHIBIT P

                               ACOUSTIC AGREEMENTS


================================================================================

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                ----------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,

                                    Purchaser

                            ACOUSTIC HOME LOANS, LLC,

                                     Seller

                                ----------------

                            Dated as of April 1, 2005

                                  Conventional,
         Fixed and Adjustable Rate, Subprime Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS...................................................

SECTION 2.        AGREEMENT TO PURCHASE.........................................

SECTION 3.        MORTGAGE SCHEDULES............................................

SECTION 4.        PURCHASE PRICE................................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.        CONVEYANCE FROM SELLER TO PURCHASER...........................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.        TRANSFER OF SERVICING.........................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                  REMEDIES FOR BREACH...........................................

SECTION 10.       CLOSING.......................................................

SECTION 11.       CLOSING DOCUMENTS.............................................

SECTION 12.       COSTS.........................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.       THE SELLER....................................................

SECTION 15.       FINANCIAL STATEMENTS..........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.       NOTICES.......................................................

SECTION 18.       SEVERABILITY CLAUSE...........................................

SECTION 19.       COUNTERPARTS..................................................

SECTION 20.       GOVERNING LAW.................................................

SECTION 21.       INTENTION OF THE PARTIES......................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.       WAIVERS.......................................................

SECTION 24.       EXHIBITS......................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.       REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.       FURTHER AGREEMENTS............................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.       NO SOLICITATION...............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.......................................

SECTION 31.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H      UNDERWRITING GUIDELINES

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of April 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 38th Floor, New York, New York 10036 (the "Purchaser"), and Acoustic Home Loans, LLC, a Delaware limited liability company, having an office at 770 The City Drive South, Suite 1500, Orange, California 92868 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan (a) that requires only payments of interest until the stated maturity date of the Mortgage Loan or (b) for which Monthly Payments of principal (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Only Loan: A Mortgage Loan which only requires payments of interest for a period of time specified in the related Mortgage Note.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; and (48) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by an authorized signatory of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Subsection 6.03.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least three (3) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in this Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Cosing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On the related Transfer Date, the Seller, the Interim Servicer, the Successor Servicer and the Purchaser shall enter into an acknowledgement agreement in form and substance satisfactory to the parties in which the Seller and the Interim Servicer agree, among other things, to (i) comply with all servicing transfer provisions set forth in this Agreement and the Interim Servicing Agreement, and (ii) recognize the Successor Servicer as being entitled to the rights, benefits and indemnities provided to a "Successor Servicer" in this Agreement and the Interim Servicing Agreement.

            In addition, on or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail two days following receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a Delaware limited liability company, validly existing, and in good standing under the laws of its jurisdiction of formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last complete fiscal year and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding one-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan, shall be delivered to the Custodian all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis (and solely with respect to the first Closing Date hereunder, any two of these three repositories to the extent any one of them does not accept information from the Seller). Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. Neither the Seller nor the related Mortgagor has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. Except with respect to Interest Only Loans during the interest only period, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax and Experian, on a monthly basis;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale unless previously identified by the Seller to the Purchaser in writing;

            (iii) Fannie Mae Guides Anti-Predatory Lending Eligibility: Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae Guides;

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such Mortgage Loan, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Guides;

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ppp) Balloon Mortgage Loans. No Balloon Mortgage Loan has an original stated maturity of less than seven (7) years; and

            (qqq) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (rr), (zz), (aaa), (bbb), (ccc), (iii), (jjj),
(kkk), (lll), (mmm), (nnn), (ooo) and (ppp) (qqq) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults.

            If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Repurchase Price. The Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of such request.

            Subsection 9.05 Premium Recapture.

            With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof; and

            (iv) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
                  initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                        (3) the related Mortgage Loan Schedule (one copy to be
                  attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (4) [reserved];

                        (5) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (6) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (7) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (8) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (9) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto;

                        (10) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                        (11) a MERS Report reflecting the Purchaser as Investor,
                  the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and 9.02 as of the "Reconstitution Date" or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution and each Person who controls the Purchaser, such affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a limited liability company under the laws of the state of its formation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to the Seller:

                  Acoustic Home Loans, LLC
                  770 The City Drive South, Suite 1500
                  Orange, California 92868
                  Attention:  Andrea Cochrane

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.
                                                (Purchaser)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        ACOUSTIC HOME LOANS, LLC
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Mortgage Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and Acoustic Home Loans, LLC, a Delaware limited liability company (the "Indemnifying Party").

                                     W I T N E S S E T H:

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"] and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party).

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Privately Offered Certificates: [______________], Mortgage Pass-Through

            Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Purchase Agreement: The Purchase Agreement, dated ___________, 200_, between the Depositor and the Initial Purchaser, relating to the sale of the Privately Offered Certificates.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Each party hereto represents that:

            (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by such party; and

            (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:
                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loans Operations Manager
                  Telephone:

            In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  Acoustic Home Loans, LLC
                  770 The City Drive South, Suite 1500
                  Orange, California 92868
                  Attention: [  ]

                            [Signature Page Follows]

               IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                        [DEPOSITOR]



                                        By: ____________________________________
                                            Name:
                                            Title:


                                        [UNDERWRITER]



                                        By: ____________________________________
                                            Name:
                                            Title:


                                        ACOUSTIC HOME LOANS, LLC



                                        By: ____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of Acoustic Home Loans, LLC, a state chartered institution organized under the laws of the state of Delaware (the "Company") and further as follows:

                  (i) Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ________.

                  (ii) Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  (iv) Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 2005 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company, [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                  (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  (ix) The Company is duly authorized to engage in the
            transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.



Dated:____________________          By:___________________________
                                    Name:_________________________
[Seal]                              Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________ Acoustic Home Loans, LLC, hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.



               IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________          By:___________________________
                                    Name:_________________________
                                    Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

              NAME                   TITLE                  SIGNATURE

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                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 38th Floor
New York, New York 10036

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to Acoustic Home Loans, LLC (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of April 1, 2005 (the "Purchase Agreement") which sale is in the form of whole loans, and that certain Interim Servicing Agreement by and between the Company, as interim servicer, and the Purchaser, dated as of April 1, 2005 (the "Interim Servicing Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            (i)         the Purchase Agreement;

            (ii)        the Interim Servicing Agreement;

            (iii)       the form of Assignment of Mortgage;

            (iv)        the form of endorsement of the Mortgage Notes; and

            (v)         such other documents, records and papers as we have
                  deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            (i)         The Company is a [type of entity] duly organized,
                  validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of formation].

            (ii)        The Company has the power to engage in the transactions
                  contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

            (iii)       The Agreements have been duly authorized, executed and
                  delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            (iv)        The Company has been duly authorized to allow any of its
                  officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            (v)         The Company has been duly authorized to allow any of its
                  officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            (vi)        Either (i) no consent, approval, authorization or order
                  of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vii)       Neither the consummation of the transactions
                  contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (viii)      There is no action, suit, proceeding or investigation
                  pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            (ix)        The sale of each Mortgage Note and Mortgage as and in
                  the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            (x)         The Mortgages have been duly assigned and the Mortgage
                  Notes have been duly endorsed. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.


                                               Very truly yours,



                                               -----------------------------
                                                   [Name]
                                                   [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
____________________________
____________________________
____________________________


Attention:  ___________________________
            ___________________________

       Re:  Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that Acoustic Home Loans, LLC, a limited liability company organized pursuant to the laws of the State of Delaware (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

               Very truly yours,


         ____________________________


         By:__________________________
         Name:________________________
         Title:_______________________
         Date:________________________


Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

        ________________________________
                    (Name)

        ________________________________
                  (Address)

        ________________________________

        ________________________________

        ________________________________

        By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.



                                        _____________________________


                                        By:__________________________
                                        Title:_______________________
                                        Date:________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, Acoustic Home Loans, LLC ("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Mortgage Loan Purchase and Warranties Agreement, dated as of _________, ____ (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                               ________________________


                                               By:  ____________________________
                                                   Name:  ______________________
                                                   Title:  _____________________

Accepted and Agreed:


      MORGAN STANLEY MORTGAGE CAPITAL INC.



      By: ___________________________________________
          Name:
          Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and Acoustic Home Loans, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        ACOUSTIC HOME LOANS, LLC



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        [__________________________]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated August 31, 2005 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Acoustic Home Loans, LLC (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of April 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley Home Equity Loan Trust 2005-3 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling Agreement"), among the Assignee, MILA, Inc., Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), LaSalle Bank National Association ("LaSalle"), as custodian, JPMorgan Chase Bank, National Association ("JPMorgan") and HomEq Servicing Corporation (together with Chase and including its successors in interest and any successor servicers under the Pooling Agreement, the "Servicers"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        ACOUSTIC HOME LOANS, LLC



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY ABS CAPITAL I INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT Q

                               MERITAGE AGREEMENTS




================================================================================

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                               -------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,

                                    Purchaser

                         MERITAGE MORTGAGE CORPORATION,

                                     Seller

                               -------------------

                           Dated as of August 1, 2004

                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS...................................................

SECTION 2.        AGREEMENT TO PURCHASE.........................................

SECTION 3.        MORTGAGE SCHEDULES............................................

SECTION 4.        PURCHASE PRICE................................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.        CONVEYANCE FROM SELLER TO PURCHASER...........................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.        TRANSFER OF SERVICING.........................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                  REMEDIES FOR BREACH...........................................

SECTION 10.       CLOSING.......................................................

SECTION 11.       CLOSING DOCUMENTS.............................................

SECTION 12.       COSTS.........................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.       THE SELLER....................................................

SECTION 15.       FINANCIAL STATEMENTS..........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.       NOTICES.......................................................

SECTION 18.       SEVERABILITY CLAUSE...........................................

SECTION 19.       COUNTERPARTS..................................................

SECTION 20.       GOVERNING LAW.................................................

SECTION 21.       INTENTION OF THE PARTIES......................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.       WAIVERS.......................................................

SECTION 24.       EXHIBITS......................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.       REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.       FURTHER AGREEMENTS............................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.       NO SOLICITATION...............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.......................................

SECTION 31.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....


                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H      UNDERWRITING GUIDELINES

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of August 1, 2004, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (the "Purchaser"), and Meritage Mortgage Corporation, an Oregon corporation, having an office at 6000 SW Meadows Road, Suite 500, Lake Oswego, OR 97035 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law in effect at the time of origination of any related Mortgage Loan.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a High Cost Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM) if applicable; (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; (48) the MERS Identification Number, if applicable; (49) a field indicating whether such Mortgage Loan is a Home Loan and (50) a field indicating whether such Mortgage Loan is a leasehold estate. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or an Officer and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, acceptable by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Servicing Fee: An amount equal to twenty seven ($27) dollars per Mortgage Loan per month. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement, provided the Transfer Date is greater than 30 days following the related Closing Date.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: With respect to any Mortgage Loan, the Standard & Poor's LEVELS(R) Glossary, as may be in effect at the time of origination of such Mortgage Loan.

            Subservicer: Any subservicer which is subservicing any of the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer, and any such subservicer's successors in interest and assigns, shall meet the qualifications set forth in Subsection 7.02 and be acceptable to the Purchaser in its sole discretion.

            Subservicing Agreement: An agreement, acceptable to the Purchaser in its sole discretion, between the Interim Servicer and a Subservicer for the servicing of the related Mortgage Loans.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement, which date shall not be more than 30 days following the related Closing Date, unless otherwise agreed upon by the parties hereto.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all principal received after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees, if any.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to MERS Designated Loans), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 120 days (or 180 days in connection with public recording offices located in New York, New Jersey and Pennsylvania), following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees (except with respect to MERS Designated Loans), if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Loan.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as Custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS report listing the Purchaser as the Investor and the Custodian as Custodian, and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            Subsection 7.01 Servicing of the Mortgage Loans; Interim Servicer

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee, if any, with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            Subsection 7.02 Subservicing

            The Mortgage Loans may be subserviced by a Subservicer on behalf of the Seller in accordance with the servicing provisions of the Interim Servicing Agreement, provided that (i) the Subservicer is a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for seller/servicers imposed by Freddie Mac, or which would require notification to Freddie Mac and (ii) the Purchaser approves any Subservicer in writing. The Interim Servicer may perform any of its servicing responsibilities under the Interim Servicing Agreement or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Interim Servicer of a Subservicer shall not release the Interim Servicer from any of its obligations under the Interim Servicing Agreement and the Interim Servicer shall remain responsible under the Interim Servicing Agreement for all acts and omissions of a Subservicer as fully as if such acts and omissions were those of the Interim Servicer. The Interim Servicer shall pay all fees and expenses of any Subservicer engaged by the Interim Servicer from its own funds.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date set forth in the related Purchase Price and Terms Agreement.

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. Any Monthly Payments received by the Seller sixty one (61) or more days after the Transfer Date will be returned to the related Mortgagor with instructions to remit to the Purchaser or its servicer. The Seller shall assume responsibility for notifying the Successor Servicer of the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then known by the Seller as being in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. Immediately prior to each related Closing Date, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

            (ll) No Violation of Environmental Laws. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of
Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

            (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (rr), (zz), (aaa), (bbb), (ccc), (iii), (jjj),
(kkk), (lll) and (mmm) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            Three (3) days prior to the repurchase of any Mortgage Loan as set forth above, the Purchaser, the Seller and an independent third party bailee shall arrange for the reassignment of the repurchased Mortgage Loan and the related Servicing Rights to the Seller and the delivery to such independent third party bailee, pursuant to a bailee agreement mutually acceptable to the Purchaser, related Seller and such independent third party bailee, the Mortgage Loan Documents held by the Purchaser or its designee relating to the repurchased Mortgage Loan. Within three (3) Business Days of repurchase, but in no instance later than the related Transfer Date, all Mortgage Files shall be released to Meritage Mortgage Corporation, 7215 Financial Way, Jacksonville, FL 32256, Attn:
Capital Markets. Upon such repurchase, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. If the related Mortgagor is 30 days or more delinquent with respect to the Mortgage Loan's first Monthly Payment either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Repurchase Price. The Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of such request, provided notification in accordance with Section 17 is given to the Seller within 180 days of the applicable Closing Date.

            Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, and with respect to any Mortgage Loan that is repurchased pursuant to Subsection 9.03, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full or repurchase, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At both the Purchaser's and Seller's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser in a mutually acceptable electronic format a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
                  initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                        (3) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (4) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (5) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (6) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (7) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), substantially in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (8) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), substantially in the form of an exhibit to the Custodial Agreement(s);

                        (9) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (10) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (11) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto;

                        (12) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                        (13) a MERS Report reflecting the Purchaser as Investor,
                  the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Freddie Mac (the "Freddie Mac Transfer"); or

            (ii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iii) one or more trusts or other entities to be formed as part of one or more Securitization Transfers, provided that the servicing shall be transferred from the Seller to the successor servicer of Purchaser's choice prior to the creation of any REMICs.

            For up to six (6) transfers, the Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), such restatement to be in the form of Exhibit B to Exhibit I hereto, or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information obtained from ABS Net as to its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the related Closing Date, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations hereunder, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.]

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to the Seller:

                  Meritage Mortgage Corporation
                  6000 SW Meadows Road
                  Suite 500
                  Portland, OR  97035
                  Attention:  Rick Baldwin

                  with copies to:

                  RBMG, Inc.
                  9710 Two Notch Road
                  Columbia, SC  29223
                  Attn:  Director of Loan Administration
                  CC Chief Legal Counsel

                  For issues of repurchases an additional copy to:

                  Meritage Mortgage Corporation
                  7215 Financial Way
                  Jacksonville, FL  32256
                  Attention:  Capital Markets

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, internet website and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.
                                                (Purchaser)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        MERITAGE MORTGAGE CORPORATION
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 120 days of the related Closing Date (or 180 days of the related Closing Date as specified in Subsection 6.03 of the Agreement), an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), and [______________],
a [______________] (the "Indemnifying Party").

                              W I T N E S S E T H:

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"] and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party).

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates.

            Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered
Certificates.

            Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Each party hereto represents that:

            (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by such party; and

            (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loans Operations Manager
                  Telephone:

            In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                        [DEPOSITOR]



                                        By: ____________________________________
                                            Name:
                                            Title:


                                        [UNDERWRITER]



                                        By: ____________________________________
                                            Name:
                                            Title:


                                        [INDEMNIFYING PARTY]



                                        By: ____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected Officer of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                  (i) Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  (ii) Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  (iv) Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_ (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and
            (b) the Custodial Agreement, dated as of _______ __, 200_ (the "Custodial Agreement"), by and among the Purchaser, the Company, ________________________ (the "Interim Servicer") and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                  (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  (ix) The Company is duly authorized to engage in the
            transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated:____________________          By:___________________________
                                    Name:_________________________
[Seal]                              Title: Officer


            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting Officer of the Company and that the signature appearing above is [her] [his] genuine signature.


            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________          By:___________________________
                                    Name:_________________________
                                    Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

              NAME                   TITLE                  SIGNATURE

---------------------------  ---------------------  ----------------------------

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---------------------------  ---------------------  ----------------------------

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---------------------------  ---------------------  ----------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of _________ __, 200_ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            (i)         the Purchase Agreement;

            (ii)        the Custodial Agreement;

            (iii)       the form of Assignment of Mortgage;

            (iv)        the form of endorsement of the Mortgage Notes; and

            (v)         such other documents, records and papers as we have
                  deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            (i)         The Company is a [type of entity] duly organized,
                  validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            (ii)        The Company has the power to engage in the transactions
                  contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

            (iii)       The Agreements have been duly authorized, executed and
                  delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            (iv)        The Company has been duly authorized to allow any of its
                  officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            (v)         The Company has been duly authorized to allow any of its
                  officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            (vi)        Either (i) no consent, approval, authorization or order
                  of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vii)       Neither the consummation of the transactions
                  contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (viii)      There is no action, suit, proceeding or investigation
                  pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            (ix)        The sale of each Mortgage Note and Mortgage as and in
                  the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            (x)         The Mortgages have been duly assigned and the Mortgage
                  Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.


                                               Very truly yours,



                                               _____________________________
                                                   [Name]
                                                   [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
____________________________
____________________________
____________________________


Attention:  ___________________________
            ___________________________

       Re:  Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


               Very truly yours,


         ____________________________


         By:__________________________
         Name:________________________
         Title:_______________________
         Date:________________________


Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]


__________________________


By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

        ________________________________
                    (Name)

        ________________________________
                  (Address)

        ________________________________

        ________________________________

        ________________________________

        By:_____________________________

                          II. Certification of Release

               The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                        _____________________________



                                        By:__________________________
                                        Title:_______________________
                                        Date:________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Mortgage Loan Purchase and Warrants Agreement, dated as of _________, ____ (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                               ________________________



                                               By:  ____________________________
                                                   Name:  ______________________
                                                   Title:  _____________________


Accepted and Agreed:


      MORGAN STANLEY MORTGAGE CAPITAL INC.



      By: ___________________________________________
          Name:
          Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        [SELLER]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        [__________________________]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

     Representations and Warranties as to the Seller and the Mortgage Loans

I.    Representations and Warranties Regarding the Seller

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirement, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the Closing Date for the sale of the Mortgage Loans from the Seller to the Purchaser (the "Closing Date");

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.   Representations and Warranties Regarding Individual Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section
2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the Servicing Transfer Date;

            (h) No Satisfaction of Mortgage. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) The lien of current real property taxes and assessments not yet due and payable as of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

            (ll) No Violation of Environmental Laws. As of the Closing Date, and to the best of the Seller's knowledge as of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of
Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines.

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

            (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of March 29, 2005 ("Amendment"), to the Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, (the "Purchase Agreement"), each between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation ("Morgan Stanley"), and MERITAGE MORTGAGE CORPORATION, an Oregon corporation ("Meritage").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2.    Amendments.

                  a. Section 9.02(dd) is hereby amended by deleting the following language:

                              "to the best of the Seller's knowledge,"

                  b. Section 9.02(ll) is hereby amended by deleting the following language from the first sentence:

                              "To the best of the Seller's knowledge,"

                  c. Section 13 is hereby amended by adding the following language to the end of the first sentence in the second full paragraph thereof following "such Reconstitution" and prior to ".":

            "; provided, however, as to each Mortgage Loan to the extent that any facts or circumstances which did not exist on the applicable Closing Date hereunder would render any representation and warranty materially false with respect to such Mortgage Loan if made as of the date of such required restatement, in such event, the Seller shall be permitted to take an exception to the representation and warranty with respect to such changed fact or circumstance with respect to such Mortgage Loan as of the date of such required restatement; provided, further, that the Seller shall be required to notify the Purchaser and any Successor Servicer promptly and no later than the date of such required restatement of any such facts or circumstances"

                  d. Exhibit I, Form of Assignment, Assumption and Recognition Agreement is hereby amended by deleting Exhibit B,
                  Section II in its entirety and replacing it with the language attached hereto on Exhibit 1.

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                        MORGAN STANLEY MORTGAGE CAPITAL INC.

                                        By: ____________________________________
                                            Name:
                                            Title:



                                        MERITAGE MORTGAGE CORPORATION

                                        By: ____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT 1

"II.  Representations and Warranties Regarding Individual Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. As of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. As of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the Servicing Transfer Date;

            (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) The lien of current real property taxes and assessments not yet due and payable as of the Servicing Transfer Date;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. As of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

            (ll) No Violation of Environmental Laws. As of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of
Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines.

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

            (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction."

================================================================================


      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                               ------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,

                                    Purchaser

                         MERITAGE MORTGAGE CORPORATION,

                                     Seller

                               ------------------

                            Dated as of June 1, 2005

                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS...................................................

SECTION 2.        AGREEMENT TO PURCHASE.........................................

SECTION 3.        MORTGAGE SCHEDULES............................................

SECTION 4.        PURCHASE PRICE................................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.        CONVEYANCE FROM SELLER TO PURCHASER...........................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.        TRANSFER OF SERVICING.........................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                  REMEDIES FOR BREACH...........................................

SECTION 10.       CLOSING.......................................................

SECTION 11.       CLOSING DOCUMENTS.............................................

SECTION 12.       COSTS.........................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.       THE SELLER....................................................

SECTION 15.       FINANCIAL STATEMENTS..........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.       NOTICES.......................................................

SECTION 18.       SEVERABILITY CLAUSE...........................................

SECTION 19.       COUNTERPARTS..................................................

SECTION 20.       GOVERNING LAW.................................................

SECTION 21.       INTENTION OF THE PARTIES......................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.       WAIVERS.......................................................

SECTION 24.       EXHIBITS......................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.       REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.       FURTHER AGREEMENTS............................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.       NO SOLICITATION...............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.......................................

SECTION 31.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H      UNDERWRITING GUIDELINES

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of June 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), and Meritage Mortgage Corporation, an Oregon corporation, having an office at 6000 SW Meadows Road, Suite 500, Lake Oswego, OR 97035 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Purchaser and the Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment No. 1, dated as of March 29, 2005 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Freddie Mac Transfer.

            Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 11.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law in effect at the time of origination of any related Mortgage Loan.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a High Cost Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM) if applicable; (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; (48) the MERS Identification Number, if applicable; (49) a field indicating whether such Mortgage Loan is a Home Loan and (50) a field indicating whether such Mortgage Loan is a leasehold estate. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President or an Officer and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, acceptable by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Servicing Fee: An amount equal to twenty seven ($27) dollars per Mortgage Loan per month. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement, provided the Transfer Date is greater than 30 days following the related Closing Date.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: With respect to any Mortgage Loan, the Standard & Poor's LEVELS(R) Glossary, as may be in effect at the time of origination of such Mortgage Loan.

            Subservicer: Any subservicer which is subservicing any of the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer, and any such subservicer's successors in interest and assigns, shall meet the qualifications set forth in Subsection 7.02 and be acceptable to the Purchaser in its sole discretion.

            Subservicing Agreement: An agreement, acceptable to the Purchaser in its sole discretion, between the Interim Servicer and a Subservicer for the servicing of the related Mortgage Loans.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement, which date shall not be more than 30 days following the related Closing Date, unless otherwise agreed upon by the parties hereto.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

               The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all principal received after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees, if any.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to MERS Designated Loans), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 120 days (or 180 days in connection with public recording offices located in New York, New Jersey and Pennsylvania), following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees (except with respect to MERS Designated Loans), if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Loan.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as Custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS report listing the Purchaser as the Investor and the Custodian as Custodian, and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            Subsection 7.01 Servicing of the Mortgage Loans; Interim Servicer

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee, if any, with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            Subsection 7.02 Subservicing

            The Mortgage Loans may be subserviced by a Subservicer on behalf of the Seller in accordance with the servicing provisions of the Interim Servicing Agreement, provided that (i) the Subservicer is a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for seller/servicers imposed by Freddie Mac, or which would require notification to Freddie Mac and (ii) the Purchaser approves any Subservicer in writing. The Interim Servicer may perform any of its servicing responsibilities under the Interim Servicing Agreement or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Interim Servicer of a Subservicer shall not release the Interim Servicer from any of its obligations under the Interim Servicing Agreement and the Interim Servicer shall remain responsible under the Interim Servicing Agreement for all acts and omissions of a Subservicer as fully as if such acts and omissions were those of the Interim Servicer. The Interim Servicer shall pay all fees and expenses of any Subservicer engaged by the Interim Servicer from its own funds.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date set forth in the related Purchase Price and Terms Agreement.

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to \ the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. Any Monthly Payments received by the Seller sixty one (61) or more days after the Transfer Date will be returned to the related Mortgagor with instructions to remit to the Purchaser or its servicer. The Seller shall assume responsibility for notifying the Successor Servicer of the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then known by the Seller as being in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirements, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. Immediately prior to each related Closing Date, the Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

            (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of
Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines;

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

            (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (rr), (zz), (aaa), (bbb), (ccc), (iii), (jjj),
(kkk), (lll) and (mmm) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            Three (3) days prior to the repurchase of any Mortgage Loan as set forth above, the Purchaser, the Seller and an independent third party bailee shall arrange for the reassignment of the repurchased Mortgage Loan and the related Servicing Rights to the Seller and the delivery to such independent third party bailee, pursuant to a bailee agreement mutually acceptable to the Purchaser, related Seller and such independent third party bailee, the Mortgage Loan Documents held by the Purchaser or its designee relating to the repurchased Mortgage Loan. Within three (3) Business Days of repurchase, but in no instance later than the related Transfer Date, all Mortgage Files shall be released to Meritage Mortgage Corporation, 7215 Financial Way, Jacksonville, FL 32256, Attn:
Capital Markets. Upon such repurchase, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, the Purchaser's right to request a repurchase hereunder shall not commence until the date which is sixty (60) days following the related Due Date (the "Breach Date"). The Purchaser shall have ninety (90) days following the related Breach Date to notify the Seller and request a repurchase and the Seller shall repurchase such Mortgage Loan within thirty (30) days of receipt of such notice, provided notification is in accordance with Section 17. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such sixty (60) day timeframe in the event of a NSF return.

            Subsection 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, and with respect to any Mortgage Loan that is repurchased pursuant to Subsection 9.03, the Seller shall pay the Purchaser, within three (3) Business Days after such prepayment in full or repurchase, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At both the Purchaser's and Seller's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser in a mutually acceptable electronic format a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
                  initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                        (3) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (4) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (5) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (6) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (7) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), substantially in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (8) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), substantially in the form of an exhibit to the Custodial Agreement(s);

                        (9) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (10) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (11) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto;

                        (12) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                        (13) a MERS Report reflecting the Purchaser as Investor,
                  the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Freddie Mac (the "Freddie Mac Transfer"); or

            (ii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iii) one or more trusts or other entities to be formed as part of one or more Securitization Transfers, provided that the servicing shall be transferred from the Seller to the successor servicer of Purchaser's choice prior to the creation of any REMICs.

            For up to six (6) transfers, the Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements; provided, however, as to each Mortgage Loan to the extent that any facts or circumstances which did not exist on the applicable Closing Date hereunder would render any representation and warranty materially false with respect to such Mortgage Loan if made as of the date of such required restatement, in such event, the Seller shall be permitted to take an exception to the representation and warranty with respect to such changed fact or circumstance with respect to such Mortgage Loan as of the date of such required restatement; provided, further, that the Seller shall be required to notify the Purchaser and any Successor Servicer promptly and no later than the date of such required restatement of any such facts or circumstances.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and
9.02 as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"), such restatement to be in the form of Exhibit B to Exhibit I hereto, or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information obtained from ABS Net as to its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the related Closing Date, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations hereunder, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.]

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to the Seller:

                  Meritage Mortgage Corporation
                  6000 SW Meadows Road
                  Suite 500
                  Portland, OR  97035
                  Attention:  Rick Baldwin

                  with copies to:

                  RBMG, Inc.
                  9710 Two Notch Road
                  Columbia, SC  29223
                  Attn:  Director of Loan Administration
                  CC Chief Legal Counsel

                  For issues of repurchases an additional copy to:

                  Meritage Mortgage Corporation
                  7215 Financial Way
                  Jacksonville, FL  32256
                  Attention:  Capital Markets

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, internet website and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of
Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.
                                                (Purchaser)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        MERITAGE MORTGAGE CORPORATION
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 120 days of the related Closing Date (or 180 days of the related Closing Date as specified in Subsection 6.03 of the Agreement), an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), and [______________],
a [______________] (the "Indemnifying Party").

                              W I T N E S S E T H:

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"] and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party).

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates.

            Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered
Certificates.

            Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Each party hereto represents that:

            (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by such party; and

            (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loans Operations Manager
                  Telephone:

            In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                        [DEPOSITOR]



                                        By: ____________________________________
                                            Name:
                                            Title:


                                        [UNDERWRITER]



                                        By: ____________________________________
                                            Name:
                                            Title:


                                        [INDEMNIFYING PARTY]



                                        By: ____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected Officer of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                  (i) Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  (ii) Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  (iv) Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_ (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and (b) the Custodial Agreement, dated as of _______ __, 200_ (the "Custodial Agreement"), by and among the Purchaser, the Company, ________________________ (the "Interim Servicer") and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                  (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  (ix) The Company is duly authorized to engage in the
            transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated:____________________          By:___________________________
                                    Name:_________________________
[Seal]                              Title: Officer


            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting Officer of the Company and that the signature appearing above is [her] [his] genuine signature.


            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________          By:___________________________
                                    Name:_________________________
                                    Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

              NAME                   TITLE                  SIGNATURE

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1585 Broadway, 2nd Floor
New York, New York 10036

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of _________ __, 200_ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, ________________________ (the "Interim Servicer") and
______________________[CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            (i)         the Purchase Agreement;

            (ii)        the Custodial Agreement;

            (iii)       the form of Assignment of Mortgage;

            (iv)        the form of endorsement of the Mortgage Notes; and

            (v)         such other documents, records and papers as we have
                  deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            (i)         The Company is a [type of entity] duly organized,
                  validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            (ii)        The Company has the power to engage in the transactions
                  contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

            (iii)       The Agreements have been duly authorized, executed and
                  delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            (iv)        The Company has been duly authorized to allow any of its
                  officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            (v)         The Company has been duly authorized to allow any of its
                  officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            (vi)        Either (i) no consent, approval, authorization or order
                  of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (viii)      There is no action, suit, proceeding or investigation
                  pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            (ix)        The sale of each Mortgage Note and Mortgage as and in
                  the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            (x)         The Mortgages have been duly assigned and the Mortgage
                  Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

               Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

               This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                               Very truly yours,

                                               -----------------------------
                                                   [Name]
                                                   [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
____________________________
____________________________
____________________________


Attention:  ___________________________
            ___________________________

       Re:  Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.

               Very truly yours,

         ____________________________

         By:__________________________
         Name:________________________
         Title:_______________________
         Date:________________________


Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

        ________________________________
                    (Name)

        ________________________________
                  (Address)

        ________________________________

        ________________________________

        ________________________________


        By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                        _____________________________

                                        By:__________________________
                                        Title:_______________________
                                        Date:________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, ____ (the "PPTA"), and (ii) that certain Amended and Restated Mortgage Loan Purchase and Warrants Agreement, dated as of _________, ____ (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                               ________________________

                                               By:  ____________________________
                                                   Name:  ______________________
                                                   Title:  _____________________

Accepted and Agreed:

      MORGAN STANLEY MORTGAGE CAPITAL INC.

      By: ___________________________________________
          Name:
          Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLER] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of [DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        [SELLER]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        [__________________________]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

     Representations and Warranties as to the Seller and the Mortgage Loans

I.                Representations and Warranties Regarding the Seller

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirement, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the Closing Date for the sale of the Mortgage Loans from the Seller to the Purchaser (the "Closing Date");

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.         Representations and Warranties Regarding Individual Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. As of the Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. As of the Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. As of the Closing Date, and to the Seller's knowledge as of the Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the Servicing Transfer Date;

            (h) No Satisfaction of Mortgage. As of the Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) The lien of current real property taxes and assessments not yet due and payable as of the Servicing Transfer Date;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. As of the Closing Date, the Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. As of the Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. As of the Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

            (ll) No Violation of Environmental Laws. As of the Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. As of the Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. As of the Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. As of the Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. As of the Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of
Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. As of the Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines.

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

            (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction."

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated August 31, 2005 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Meritage Mortgage Corporation (the "Company"):

            In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004 (as amended by Amendment No. 1 to the Mortgage Loan Purchase and Warranties Agreement, dated as of March 29, 2005) (as so amended, the "2004 Purchase Agreement"), and that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005 (together with the 2004 Purchase Agreement, the "Purchase Agreements"), each between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreements which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the applicable Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to Morgan Stanley Home Equity Loan Trust 2005-3 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling Agreement"), among the Assignee, MILA, Inc., LaSalle Bank National Association, Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), and JPMorgan Chase Bank, National Association and HomEq Servicing Corporation, as servicers (including their successors in interest and any successor servicer(s) under the Pooling Agreement, collectively, the "Servicers"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the applicable Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the applicable Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the applicable Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicers acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreements with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreements. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreements, and the Company is solvent.

            4. Pursuant to Section 13 of each Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of each Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreements (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the 2004 Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        MERITAGE MORTGAGE CORPORATION



                                        By: ____________________________________
                                            Name:
                                            Its:


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By: ____________________________________
                                            Name:
                                            Its:


                                        MORGAN STANLEY ABS CAPITAL I INC.



                                        By: ____________________________________
                                            Name:
                                            Its:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                 (Delivered to the Trustee on the Closing Date)

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

     Representations and Warranties as to the Seller and the Mortgage Loans

I.    Representations and Warranties Regarding the Seller

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed or is exempt from such licensing requirement, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order was required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller or, if required, such consent, approval, authorization or order have been obtained, prior to the related Closing Date;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. To the extent that such statements are available, the Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller, its parent company and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. In addition, the Seller has delivered information obtained from ABS Net as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience with respect to mortgage loans sold to others during the immediately preceding three-year period, and, to the Seller's knowledge, all such information so delivered shall be true and correct in all material respects. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio as of the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage (except with respect to MERS Designated Mortgage Loans), and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contained any untrue statement of fact or omitted to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. Immediately prior to each related Closing Date, the Seller was the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Credit Reporting. As of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser or its designee (the "Servicing Transfer Date") the Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, on the related Servicing Transfer Date, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

II.   Representations and Warranties Regarding Individual Mortgage Loans

            The Seller hereby represents and warrants to the Purchaser that as of the closing date for the securitization (the "Securitization Closing Date") or such other date specified herein:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. Except with respect to Mortgage Loans representing approximately 1.61% of the aggregate principal balance of the Mortgage Loans as of August 1, 2005, as of the related Servicing Transfer Date, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. Except with respect to Mortgage Loans representing approximately 1.61% of the aggregate principal balance of the Mortgage Loans as of August 1, 2005, as of the related Servicing Transfer Date, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. As of the related Servicing Transfer Date, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the related Servicing Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided by for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by the applicable Purchase Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all applicable requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Seller shall not be responsible for a breach of a federal, state or local law, other than those governing the origination of the Mortgage Loan in effect at the time of the Mortgage Loan was originated, following the related Servicing Transfer Date;

            (h) No Satisfaction of Mortgage. As of the related Servicing Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. As of the related Servicing Transfer Date, no portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) The lien of current real property taxes and assessments not yet due and payable as of the related Servicing Transfer Date;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. Immediately prior to the related Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the applicable Purchase Agreement and following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intended to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller had no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller had no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the applicable Purchase Agreement;

            (n) Doing Business. As of the related Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or if the related Mortgaged Property is located in the state of Iowa an attorney's opinion, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the applicable Purchase Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Except with respect to Mortgage Loans representing approximately 1.61% of the aggregate principal balance of the Mortgage Loans as of August 1, 2005, as of the related Servicing Transfer Date, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. As of the related Servicing Transfer Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (except for interest only Mortgage Loans), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Unless stated otherwise on the related Mortgage Loan Schedule, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on legally enforceable forms acceptable in the secondary mortgage market

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date, the Mortgaged Property was lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. As of the related Servicing Transfer Date, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. The Mortgage Loan is fully funded, and there is no requirement to make any future advances to the related Mortgagor;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of the related Servicing Transfer Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. Since the origination of the Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the related Servicing Transfer Date, the origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance, except as disclosed in the related Mortgage Loan File;

            (ll) No Violation of Environmental Laws. As of the related Closing Date, and to the best of the Seller's knowledge as of the related Servicing Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the related Servicing Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, acceptable to the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. As of the related Servicing Transfer Date, the Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. As of the related Servicing Transfer Date, if applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. As of the related Servicing Transfer Date, each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. As of the related Servicing Transfer Date, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. As of the related Servicing Transfer Date, the Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) as of the related Servicing Transfer Date, all ground lease rents, other payments, or assessments that have become due have been paid; and
(7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note and any addendums or riders thereto executed by the related Mortgagor, is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. Notwithstanding the first sentence of this clause (aaa), if a Mortgage Loan is not considered a High Cost Loan on the related Closing Date because a related law is not being enforced or is not effective on the related Closing Date due to judicial or administrative review or litigation and such Mortgage Loan becomes a High Cost Loan at a later date as a result of such law becoming enforceable or effective, such Mortgage Loan shall be subject to the automatic repurchase provisions of Subsection 9.03 within the timeframes set forth therein;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. Each Mortgage Loan is an obligation which is principally secured by an interest in real property within the meaning of
Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by First American Real Estate Tax Service, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. As of the related Servicing Transfer Date, the Mortgagor has not filed a bankruptcy petition and has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. As of the related Closing Date, the Mortgage Loan has not previously been offered for sale unless (i) notice of such Mortgage Loan resale has been provided to the Purchaser in writing prior to the commencement of the Purchaser's due diligence and (ii) the Mortgage Loan was originated without exception pursuant to the Underwriting Guidelines.

            (iii) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (jjj) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, unemployment, property, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (kkk) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than 7% of the principal amount of such Mortgage Loan;

            (lll) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (mmm) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

                                    EXHIBIT R

                             MILA PURCHASE AGREEMENT



================================================================================

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.,

                                    Purchaser

                                   MILA, INC.,

                                     Seller

                                   ----------

                          Dated as of February 1, 2005

                                  Conventional,
              Fixed and Adjustable Rate, Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     MORTGAGE SCHEDULES...........................................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    COOPERATION OF SELLER WITH A RECONSTITUTION..................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS....

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H   UNDERWRITING GUIDELINES

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of February 1, 2005, by and between Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (the "Purchaser"), and MILA, Inc., a Washington corporation, having an office at 6021 244th Street, S.W. Mountlake Terrace, WA 98043 (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 10.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The interim servicing agreement, dated as of December 19, 2003, between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Loan.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date; (12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; (47) with respect to the related Mortgagor, the debt-to-income ratio; and (48) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Servicing Fee: With respect to each Mortgage Loan, $10 per month. Such fee shall be payable monthly, and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.03 of the Interim Servicing Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under Section 4.03 of the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Subsection 6.05 MERS Designated Mortgage Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, the Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            Pursuant to the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Interim Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Taxing Authorities and Insurance Companies. The Seller shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (e) Payoffs and Assumptions. The Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a corporation, validly existing, and in good standing under the laws of the State of Washington and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan, shall be delivered to the Custodian all in compliance with this Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            (r) Credit Reporting. The Seller, as servicer, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller, as servicer, will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller, as servicer, agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien
Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that the related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets the criteria set forth in the Mortgage Loan Documents as well as Fannie Mae and Freddie Mac requirements;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the consummation of the Mortgage Loan by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) Credit Reporting. The Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor does not have an open undischarged bankruptcy petition, has not become the subject of involuntary bankruptcy proceedings and has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property. As of the related Closing Date, the Seller has no actual knowledge that the Mortgagor has or intends to file a bankruptcy petition or will become the subject of involuntary bankruptcy proceedings;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

            (iii) Anti-Predatory Lending Eligibility: Each Mortgage Loan is in compliance with the Seller's anti-predatory lending eligibility requirements;

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the related Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments or which would violate applicable state or federal law;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 30 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 30 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in Paragraph (rr), (zz), (aaa), (bbb), (ccc), (iii), (jjj),
(kkk), (lll), (mmm), (nnn), (ooo) and (ppp) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 30 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 Repurchase of Mortgage Loans with Payment Defaults.

            If the related Mortgagor is delinquent with respect to (i) the first Monthly Payment due after origination of such Mortgage Loan, or (ii) any two or more of the first three (3) Monthly Payments due to the Purchaser after the related Closing Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Repurchase Price. For purposes of clarification, a Mortgage Loan does not become "delinquent" until a Monthly Payment has not been received within 60 days of the related Due Date. In connection with any such delinquency, the Purchaser shall have 90 days following such delinquency period to notify the Seller and the Seller shall then repurchase such delinquent Mortgage Loan within ten (10) Business Days of such request.

            Subsection 9.05 Premium Recapture.

            With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first three months following the related Closing Date, the Seller shall pay the Purchaser (i) an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date (the "Full Premium Amount") and (ii) during the fourth through the sixth month following the related Closing Date, the Seller shall pay the Purchaser an amount equal to 50 percent (50%) of the Full Premium Amount. Such amount shall be paid by the Seller to the Purchaser within three (3) Business Days following discovery by or notice to the Seller of any such prepayment in full.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required hereunder pursuant to this Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the related Mortgage Loan Schedule;

                        (3) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (4) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (5) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (6) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (7) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (8) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto;

                        (9) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                        (10) a MERS Report reflecting the Purchaser as Investor,
                  the Custodian as custodian and no Person as Interim Funder for each MERS Designated Mortgage Loan.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, life of loan certification fees, flood insurance certification fees and the Seller's attorney's fees, shall be paid by the Seller. If any such costs or expenses due to the Purchaser by the Seller remain delinquent for more than thirty (30) days after they become due and payable, the Purchaser may deduct such amounts from any subsequent sales proceeds in its sole discretion.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein as designated, the "Reconstitution Agreements"), together with an opinion of counsel with respect to such Reconstitution Agreements

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in Subsections 9.01 and 9.02 as of the "Reconstitution Date" or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution and each Person who controls the Purchaser, such affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Seller or the Interim Servicer hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller or the Interim Servicer, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute or shall cause the Interim Servicer to execute each assignment of mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute or shall cause the Interim Servicer to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to the Seller:

                  MILA, Inc.
                  6021 244th Street, S.W.
                  Mountlake Terrace, WA 98043
                  Attention: Edward Brennan

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention: Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK.__THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES.__EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.
                                               (Purchaser)


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        MILA, INC.
                                               (Seller)


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "MILA, Inc., successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "MILA, Inc., formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Mortgage Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than 120 days following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                             FORM OF INDEMNIFICATION
                                       AND
                             CONTRIBUTION AGREEMENT

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among [______________], a [______________] (the "Depositor"),
[______________], a [______________] (the "Underwriter"), [______________], a
[______________] (the "Initial Purchaser") and [______________], a
[______________] (the "Indemnifying Party").

                              W I T N E S S E T H:

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party [and Servicer,"] "The Mortgage Loan Pool--Underwriting Guidelines" [and "The Servicer"] and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party).

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

            Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Privately Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

            Publicly Offered Certificates: [______________], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Purchase Agreement: The Purchase Agreement, dated ___________, 200_, between the Depositor and the Initial Purchaser, relating to the sale of the Privately Offered Certificates.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Each party hereto represents that:

            (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by such party; and

            (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                   ARTICLE III

                                 INDEMNIFICATION

            3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor, the Underwriter and the Initial Purchaser and their respective affiliates, and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence,
(ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

            4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            with a copy to:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention: Whole Loans Operations Manager
                  Telephone:

            In the case of the Underwriter:

                  [______________]
                  [______________]
                  [______________]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  [______________]
                  [______________]
                  [______________]
                  Attention:

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                        [DEPOSITOR]



                                        By:_____________________________________
                                           Name:
                                           Title:


                                        [UNDERWRITER]



                                        By:_____________________________________
                                           Name:
                                           Title:


                                        [INDEMNIFYING PARTY]



                                        By:_____________________________________
                                           Name:
                                           Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of MILA, Inc., a corporation organized under the laws of the State of Washington (the "Company") and further as follows:

            (i) Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            (ii) Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            (iv) Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2005 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

            (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            (ix) The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.


Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.


            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

          NAME                       TITLE                     SIGNATURE
]
________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Morgan Stanley Mortgage Capital Inc.
1221 Avenue of the Americas, 27th Floor
New York, New York 10020

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and Morgan Stanley Mortgage Capital Inc. (the "Purchaser"), dated as of February 1, 2005 (the "Agreement"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

      (i)   the Purchase Agreement;

      (ii)  the form of Assignment of Mortgage;

      (iii) the form of endorsement of the Mortgage Notes; and

      (iv) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      (i) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

      (ii) The Company has the power to engage in the transactions contemplated by the Agreement and all requisite power, authority and legal right to execute and deliver the Agreement and to perform and observe the terms and conditions of the Agreement.

      (iii) The Agreement has been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreement enforceable in accordance with its terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

      (iv) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreement.

      (v) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

      (vi) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreement and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreement or (ii) any required consent, approval, authorization or order has been obtained by the Company.

      (vii) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreement conflicts or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

     (viii) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreement.

      (ix) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

      (x) The Mortgages have been duly assigned. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            Except as otherwise set forth in the Agreement, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.


                                        Very truly yours,



                                        ________________________________________
                                             [Name]
                                             [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
__________________________
__________________________
__________________________

Attention:  ___________________________
            ___________________________

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


                  Very truly yours,


            _______________________________


            By:____________________________
            Name:__________________________
            Title:_________________________
            Date:__________________________


Acknowledged and approved:


[FEDERAL HOME LOAN BANK OF]


__________________________________


By:_______________________________
Name:_____________________________
Title:____________________________
Date:_____________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2005, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      ________________________________
                (Name)

      ________________________________
               (Address)

      ________________________________

      ________________________________

      ________________________________


      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                                ________________________________


                                                By:_____________________________
                                                Title:__________________________
                                                Date:___________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, 200_, MILA, Inc., ("Seller"), as
the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of __________, ____ (the "PPTA"), and (ii) that certain Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2005 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                        MILA, INC.



                                        By:_____________________________________
                                           Name:  ______________________________
                                           Title: ______________________________


Accepted and Agreed:


MORGAN STANLEY MORTGAGE CAPITAL INC.



By:_________________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and MILA, Inc., (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of February 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MILA, INC.



                                        By: ____________________________________
                                            Name: ______________________________
                                            Its: _______________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By: ____________________________________
                                            Name: ______________________________
                                            Its: _______________________________


                                        [__________________________]



                                        By: ____________________________________
                                            Name: ______________________________
                                            Its: _______________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                    EXHIBIT S

                          WILMINGTON FINANCE AGREEMENTS




================================================================================


                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT


                               ------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.

                                    Purchaser

                            WILMINGTON FINANCE INC.,

                                     Seller

           WILMINGTON FINANCE, a division of AIG Federal Savings Bank,

                                     Seller

                               ------------------

                           Dated as of August 1, 2004

                                  Conventional,
         Fixed and Adjustable Rate, Subprime Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS...................................................

SECTION 2.        AGREEMENT TO PURCHASE.........................................

SECTION 3.        MORTGAGE SCHEDULES............................................

SECTION 4.        PURCHASE PRICE................................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.        CONVEYANCE FROM SELLERS TO PURCHASER..........................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.        TRANSFER OF SERVICING.........................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS;
                  REMEDIES FOR BREACH...........................................

SECTION 10.       CLOSING.......................................................

SECTION 11.       CLOSING DOCUMENTS.............................................

SECTION 12.       COSTS.........................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.       THE SELLERS...................................................

SECTION 15.       FINANCIAL STATEMENTS..........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.       NOTICES.......................................................

SECTION 18.       SEVERABILITY CLAUSE...........................................

SECTION 19.       COUNTERPARTS..................................................

SECTION 20.       GOVERNING LAW.................................................

SECTION 21.       INTENTION OF THE PARTIES......................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.       WAIVERS.......................................................

SECTION 24.       EXHIBITS......................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.       REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.       FURTHER AGREEMENTS............................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.       NO SOLICITATION...............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.......................................

SECTION 31.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 32.       OBLIGATIONS JOINT AND SEVERAL.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      [RESERVED]

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      [RESERVED]

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H      UNDERWRITING GUIDELINES

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of August 1, 2004, by and among Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (the "Purchaser"), WILMINGTON FINANCE INC., a Delaware corporation, having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 and WILMINGTON FINANCE, a division of AIG Federal Savings Bank, a federally chartered savings bank, having an office at having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 (each a "Seller" and, together, the "Sellers").

                              W I T N E S S E T H:

            WHEREAS, the Sellers desire to sell, from time to time, to the Purchaser on a nonexclusive basis, and the Purchaser desires to purchase, from time to time, from the Sellers, without recourse to the Sellers but subject to the terms of this Agreement, certain first and second lien, adjustable-rate and fixed-rate subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Sellers wish to prescribe the manner of the conveyance, servicing by the Sellers and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Sellers, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and each of the Sellers agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which either Seller's servicing operations are located or (iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Sellers from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the applicable Seller in accordance with the terms of this Agreement.

            Determination Date: The second Business Day of the month in which the related Remittance Date occurs.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Sellers) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 or (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Sellers from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the applicable Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date;
(12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; and (47) with respect to the related Mortgagor, the debt-to-income ratio. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of each Seller, and delivered to the Purchaser as required by this Agreement.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Sellers in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Sellers and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, accepted by the Sellers, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the applicable Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be remitted to the Purchaser by the applicable Seller in accordance with the terms of this Agreement in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreement: As defined in Section 13.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The fifth Business Day of any month, beginning with the first Remittance Date after the related Closing Date.

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Sellers: As defined in the initial paragraph of the Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the applicable Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Representations and Warranties: The representations and warranties set forth in Subsection 9.02(a), (f), (h), (ii), (ll), (mm) and (qq).

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Sellers for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Sellers thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Sellers with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Sellers shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Sellers in the related Purchase Price and Terms Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Sellers, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Sellers agree to sell from time to time on a nonexclusive basis, and the Purchaser agrees to purchase from time to time without recourse to the Sellers but subject to the representations and warranties and terms contained in this Agreement, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Sellers as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Sellers from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The applicable Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Sellers, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Sellers by wire transfer of immediately available funds to an account designated by the Sellers in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser and shall be remitted by the Sellers to the Purchaser on the next Remittance Date.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Sellers shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at the Sellers' place of business in Plymouth Meeting, Pennsylvania. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and reasonably determines, in good faith, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced, at the applicable Seller's option, by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Sellers, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Sellers to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Sellers shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Sellers shall cause the Servicing File retained by the Sellers pursuant to this Agreement to be appropriately identified in the Sellers' computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Sellers shall release from their custody the contents of any Servicing File retained by it only in accordance with this Agreement.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the applicable Seller, an Affiliate of the applicable Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Sellers after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Sellers in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Sellers shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Sellers shall maintain in their possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the Mortgaged Property is located, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property and documentation evidencing insurance coverage. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Sellers may be in the form of microfilm or microfiche so long as the Sellers comply with the requirements of the Fannie Mae Guides or prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the Mortgaged Property is located.

            The sale of each Mortgage Loan shall be reflected on the applicable Seller's balance sheet and other financial statements as a sale of assets by the applicable Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Sellers shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Sellers shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Sellers shall forward to the Custodian, or after the related Closing Date, to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Sellers shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office or title closing agent to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the applicable Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by such Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that such Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that such Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of such Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, such Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Sellers shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Sellers for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Sellers shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Sellers' loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Sellers to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement, the Sellers hereby sell, transfer, assign, convey and deliver to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Sellers as contract servicers of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions set forth in this section provided that if the related Transfer Date has not occurred on or prior to the date which is 60 days after the related Closing Date, the Purchaser and the Sellers hereby agree to negotiate in good faith and enter into a more detailed interim servicing agreement mutually acceptable to the parties. The Sellers shall service the Mortgage Loans on an "actual/actual" basis and otherwise in accordance with the Accepted Servicing Practices and the following provisions of this section. The Sellers shall not be entitled to a servicing fee in connection with the servicing of any Mortgage Loan hereunder.

            In servicing the Mortgage Loans, the Sellers shall comply with all applicable laws, rules and regulations with respect thereto. The Sellers shall take no action with respect to any Mortgage Loan, including entering into any litigation, or any agreement with the related Mortgagor, without the prior written consent of the Purchaser. The Sellers shall promptly notify the Purchaser in writing of any action which should be taken with respect to any Mortgage Loan in accordance with Accepted Servicing Practices. The Sellers shall take no action, and shall not refrain from taking action, which, in either case,
(a) would impair the ability of the Purchaser to realize on or enforce the Mortgage Note or the lien of the Mortgage or any other document related thereto or (b) would jeopardize the rights or remedies available to the Purchaser with respect to any Mortgage Loan or otherwise impair the ability of the Purchaser to realize on the Mortgaged Property with respect to such Mortgage Loan.

            The Sellers shall be obligated to make all advances on the Mortgage Loans with respect to taxes and insurance premiums due and owing (the "T&I Servicing Advances"). Any other servicing advances in excess of $500 shall be made with the prior written consent of the Purchaser. The Sellers shall be required to notify the Purchaser in writing of all advances in excess of $500 required to be made in order to further protect and preserve the Purchaser's interest in the Mortgage Loans and the underlying Mortgaged Property (the "Other Servicing Advances," together with the T&I Servicing Advances, the "Servicing Advances"), and shall make such Other Servicing Advances in a timely fashion unless otherwise instructed by the Purchaser. The Sellers shall be entitled to reimbursement for all Servicing Advances from the Purchaser within 15 Business Days following the Transfer Date.

            The Sellers shall segregate and hold all funds collected and received pursuant to the Mortgage Loans, including Escrow Payments, separate and apart from any of their own funds and general assets in one or more Eligible Accounts.

            The Sellers shall remit to the Purchaser on each Remittance Date all amounts received from any source with respect to the Mortgage Loans. On or prior to each Remittance Date the Sellers shall deliver to the Purchaser a remittance advice in electronic format acceptable to the Purchaser as to the accompanying remittance and the period ending on the related Determination Date and shall additionally specify the number of days which each Mortgage Loan is delinquent, and shall contain an explanation of all Servicing Advances made, the status of all Mortgage Loans in foreclosure or otherwise the subject of litigation, and the status of all other collection efforts with respect to each Mortgage Loan.

            Each Seller, both jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all losses, claims or causes of actions resulting from the breach by either Seller of any of the covenants set forth herein.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Sellers shall cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 7 herein.

            On or prior to the applicable Transfer Date, the Sellers shall, at their sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Sellers shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Sellers shall provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Insurance Companies. The Sellers shall transmit to the applicable insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Sellers shall provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Sellers shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Sellers' possession relating to each related Mortgage Loan.

            (d) Escrow Payments. The Sellers shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Sellers shall provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Sellers shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Sellers.

            (e) Payoffs and Assumptions. The Sellers shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Sellers on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Sellers on each related Mortgage Loan shall be properly applied by the Sellers to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Sellers after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the Business Day following the date of receipt. The Sellers shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Sellers forward with their payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Sellers shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Sellers after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Sellers shall comply with the foregoing requirements with respect to all Monthly Payments received by the Sellers after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage, the Sellers shall be liable for the amount of such shortage. The Sellers shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within seven (7) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Sellers with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Sellers shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Sellers and the Purchaser as appropriate.

            (k) IRS Forms. The Sellers shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Sellers shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to either Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Sellers; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            Each Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. Wilmington Finance Inc. is a Delaware corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Wilmington Finance, a division of AIG Federal Savings Bank, is a federally chartered savings bank, validly existing, and in good standing under the laws of its jurisdiction of formation. The Seller has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms reasonably requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or (up to the applicable Transfer Date) will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans to the Purchaser pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            Each Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within thirty
(30) days thereafter, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law) and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties) except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage other than any amounts placed in a tax or insurance escrow account pursuant to the Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement except for any warehouse liens that will be released simultaneously with the sale of the Mortgage Loan to the Purchaser, and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Propert, except for deminimis encroachments acceptable to a prudent mortgage lender that originates mortgage loans similar to the Mortgage Loan in the jurisdiction where the Mortgaged Property is located that will have no adverse affect on the value of the property, provided that any such encroaching improvements are stated in the applicable title insurance policy and affirmatively insured over. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause prudent private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, if applicable to the Seller, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) [Reserved];

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded, or has been sent for recording, and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale to and been rejected by another investor for material reasons of credit compliance or valuation;

            (iii) [Reserved];

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) Seller has non-prepayment programs available to Mortgagors, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) [Reserved];

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either Seller or by the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other; however, in any event, such notice by Purchaser must be made to the applicable Seller within sixty (60) days of the Purchaser's discovery of such breach. In the event that the Purchaser does not deliver such notice within the sixty (60) day timeframe then the Purchaser shall forfeit its right to require such Seller to repurchase the applicable Mortgage Loan.

            Within 60 days of the earlier of either discovery by or notice to the applicable Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), such Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, such Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the applicable Seller of any breach of the representations or warranties set forth in Paragraph (zz), (aaa), (bbb), (ccc),
(jjj), (kkk), (lll), (mmm), (ooo) and (ppp) of Subsection 9.02, such Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the applicable Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by such Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the applicable Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, such Seller shall, at such Seller's option and provided that such Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If such Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the applicable Seller shall arrange for the reassignment of the Deleted Mortgage Loan to such Seller and the Purchaser shall reassign the Mortgage Loan affected and any right it may have in the relevant Mortgaged Property to such Seller free and clear of all liens, encumbrances, claims, or interest of any person or entity claiming by, through, or under the Purchaser without recourse and shall execute and deliver to such Seller in recordable form an assignment of the Purchaser's beneficial interest in the affected Mortgage, as well as other documents necessary to reflect the reassignment of any title protection and insurance policies, and the delivery to such Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the applicable Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the applicable Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The applicable Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The applicable Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the applicable Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the applicable Seller shall thereafter be entitled to retain all amounts subsequently received by such Seller in respect of such Deleted Mortgage Loan.

            For any month in which either Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, such Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the applicable Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            As to each Mortgage Loan, on and after the date servicing is transferred from the Sellers to the Purchaser and until such time as the servicing for such Mortgage Loan in reassigned to Sellers, the Purchaser or its designee shall service such Mortgage Loan in conformance and accordance with the servicing practices that Purchaser or its designee would follow in servicing residential mortgage loans held for its own account, giving due consideration to those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            In addition to such repurchase or substitution obligation, each of the Sellers, both jointly and severally, shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of either Seller's representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Sellers set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against either Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by either Seller to the Purchaser, (ii) failure by the applicable Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the applicable Seller by the Purchaser for compliance with this Agreement.

            Notwithstanding the above, in no event shall the indemnifying party be liable to the indemnified party for any punitive, special, incidental, indirect or consequential damages, including but not limited to, lost profits.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date is not paid to the Purchaser within thirty (30) days of such Due Date, the applicable Seller, at the Purchaser's option, shall repurchase such Mortgage Loan within thirty (30) days thereafter at a price equal to the Repurchase Price, as further described in the related Purchase Price and Terms Agreement; provided, however, that the Purchaser shall give such Seller notice of any such default within ninety (90) days of the related Due Date.

            Subsection 9.05 [Reserved].

            Subsection 9.06 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, the applicable Seller shall pay the Purchaser, within seven (7) Business Days after Purchaser notifies such Seller in writing (with backup documentation) of such prepayment, such prepayment in full, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Sellers shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Sellers under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Sellers shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Sellers on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Sellers.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (3) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (4) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (5) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Sellers, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (6) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

                        (7) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (8) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by either Seller by merger or acquired or originated by either Seller while conducting business under a name other than its present name, if applicable;

                        (9) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto; and

                        (10) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance.

            The Sellers shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Sellers' attorney's fees, shall be paid by the Sellers.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Sellers and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Sellers agree to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Sellers among the Purchaser, the Sellers and any servicer in connection with a Whole Loan Transfer, a sellers' warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (each, a "Reconstitution Agreement").

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Sellers agree (1) to reasonably cooperate with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform a Reconstitution Agreement as required by the Purchaser; (3) to restate the representations and warranties set forth in Subsection 9.01 of this Agreement as of the applicable Reconstitution Date and restate the representations and warranties set forth in Subsection 9.02 of this Agreement as of the applicable Closing Date; provided, however, that the Sellers shall restate the Servicing Representations and Warranties set forth in Subsection
9.02 of this Agreement as of the applicable Transfer Date. The Sellers shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all reasonable information and appropriate verification of information which may be reasonably available to the Sellers or their affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Sellers as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement reasonably required by the Purchaser or any such participant. Moreover, the Sellers agree to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreement. The Sellers shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution and each Person who controls the Purchaser, such affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of either Seller regarding either Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Sellers hold record title to the Mortgages, prior to the Reconstitution Date, the Sellers shall prepare an assignment of mortgage in blank from the Sellers, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Sellers shall execute each assignment of mortgage.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Sellers.

            Subsection 14.01 Additional Indemnification by the Sellers; Third Party Claims.

            (a) The Sellers, both jointly and severally, shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Sellers' indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of either Seller to perform its duties and to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of either Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Sellers.

            The Sellers will keep in full effect their existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which either Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which either Seller shall be a party, or any Person succeeding to the business of either Seller, shall be the successor of such Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Sellers understand that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Sellers for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Sellers at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Sellers shall also make available any comparable interim statements to the extent any such statements have been prepared by the Sellers (and are available upon request to members or stockholders of the Sellers or the public at large). The Sellers, if they have not already done so, agree to furnish promptly to the Purchaser copies of the statements specified above.

            The Sellers also agree to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Sellers or the financial statements of the Sellers.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of either Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Sellers hereby grant to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Sellers of their obligations under the related Purchase Price and Terms Agreement, and the Sellers agree that they shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to either Seller:

                  Wilmington Finance Inc.

                  Wilmington Finance, a division of AIG Federal Savings Bank 401 Plymouth Road, Suite 400
                  Plymouth Meeting, Pennsylvania 19462
                  Attention:  Carl Messina

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Sellers are selling the Mortgage Loans and not a debt instrument of either Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Sellers, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Sellers shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Sellers and the Purchaser and the respective permitted successors and assigns of each Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Sellers to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Sellers. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Sellers acknowledge and agree to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Sellers with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Sellers and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Sellers' expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Sellers agree that they will not take any action or permit or cause any action to be taken by any of their agents or affiliates, or by any independent contractors on either Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Sellers, or any of their respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in their portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Sellers and any of their affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact them about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Sellers or by any affiliate of either Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLERS AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLERS IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 32. Obligations Joint and Several. Each Seller hereby acknowledges and agrees that it shall be jointly and severally liable to the Purchaser for all representations, warranties, covenants, obligations and indemnities of the Sellers hereunder.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Sellers and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.
                                                (Purchaser)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        WILMINGTON FINANCE INC.
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        WILMINGTON FINANCE, a division of AIG
                                            Federal Savings Bank
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Sellers that state law so allows. If the Mortgage Loan was acquired by either Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, such Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of such Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by such Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by either Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by either Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the applicable Seller to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, such Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of such Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the applicable Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the applicable Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of either Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, such Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                                   [RESERVED]

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________ [COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                  (i) Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  (ii) Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  (iv) Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and
            (b) the Custodial Agreement, dated as of August 1, 2004 (the "Custodial Agreement"), by and among the Purchaser, the Company, and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                  (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  (ix) The Company is duly authorized to engage in the
            transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________          By:___________________________
                                    Name:_________________________
[Seal]                              Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________ [COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.


            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________          By:___________________________
                                    Name:_________________________
                                    Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

              NAME                   TITLE                  SIGNATURE

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

                                    EXHIBIT D

                                   [RESERVED]

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
____________________________
____________________________
____________________________


Attention:  ___________________________
            ___________________________

       Re:  Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


               Very truly yours,

         ____________________________

         By:__________________________
         Name:________________________
         Title:_______________________
         Date:________________________


Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

__________________________

By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

        ________________________________
                    (Name)

        ________________________________
                  (Address)

        ________________________________

        ________________________________

        ________________________________

        By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        _____________________________

                                        By:__________________________
                                        Title:_______________________
                                        Date:________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, Wilmington Finance Inc. and Wilmington Finance, a division of AIG Federal Savings Bank ("Sellers"), as the Sellers under (i) that certain Purchase Price and Terms Agreement, dated as of ________, 200_ (the "PPTA"), and (ii) that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004 (the "Purchase Agreement"), do hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Sellers have delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Sellers shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Sellers at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                        WILMINGTON FINANCE INC.



                                        By:  ___________________________________
                                            Name:  _____________________________
                                            Title:  ____________________________


                                        WILMINGTON FINANCE, a division of AIG
                                            Federal Savings Bank



                                        By:  ___________________________________
                                            Name:  _____________________________
                                            Title:  ____________________________


Accepted and Agreed:


      MORGAN STANLEY MORTGAGE CAPITAL INC.



      By: ___________________________________________
          Name:
          Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLERS] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August 1, 2004, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the applicable Closing Date; provided, however, that the Seller shall restate the representations and warranties set forth on Exhibit B that match the Servicing Representations and Warranties as set forth in Subsection 9.02 of the Purchase Agreement as of the applicable Transfer Date unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        WILMINGTON FINANCE INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        WILMINGTON FINANCE, a division of AIG
                                            Federal Savings Bank



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        [__________________________]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties
                       Regarding Individual Mortgage Loans

                                 AMENDMENT NO. 2

            AMENDMENT NO. 2, dated as of February 4, 2005 ("Amendment"), to the Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment to Mortgage Loan Purchase and Warranties Agreement, dated as of January 27, 2005 (the "Purchase Agreement"), each between MORGAN STANLEY MORTGAGE CAPITAL, INC, a New York corporation ("Morgan Stanley"), and WILMINGTON FINANCE INC. AND WILMINGTON FINANCE, a division of AIG Federal Savings Bank (each, a "Seller").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            a. Section 1 is hereby amended by deleting the definition of "Balloon Mortgage Loan" in its entirety and replacing it with the following:

                        "Balloon Mortgage Loan: Any Mortgage Loan (a) that
            requires only payments of interest until the stated maturity date of the Mortgage Loan or (b) for which Monthly Payments of principal (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan."

            b. Section 1 is hereby amended by deleting the definition of "High Cost Loan" in its entirety and replacing it with the following:

                        "High Cost Loan: A Mortgage Loan (a) covered by the Home
            Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
            (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            c. Subsection 9.02 (f) is hereby amended by deleting the last sentence in its entirety and replacing it with the following:

                        "Neither the Seller nor the related Mortgagor has
            engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller."

            d. Subsection 9.02 (g) is hereby amended by adding the following language in the first sentence after the words, "any provisions relating to", and before the words "prepayment penalties":

                        "the  Illinois Interest Act and"

            e. Subsection 9.02 (dd) is hereby amended by deleting the following words:

                        "to the best of the Seller's knowledge,"

            f. Subsection 9.02 (ll) is hereby amended by deleting the words "To the best of the Seller's knowledge, there" and replacing them with the following:

                        "There"

            g. Subsection (mmm) is hereby amended by deleting the section in its entirety and replacing it with the following:

                        "Purchase of Insurance. No Mortgagor was required to
            purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;"

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By:____________________________________
                                          Name:
                                          Title:


                                       WILMINGTON FINANCE INC.



                                       By:____________________________________
                                          Name:
                                          Title:


                                       WILMINGTON FINANCE, a division of AIG
                                       Federal Savings Bank



                                       By:____________________________________
                                          Name:
                                          Title:

          AMENDMENT TO MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This AMENDMENT TO MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Amendment"), dated January 27, 2005 but effective as of August 1, 2004, by and among Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1221 Avenue of the Americas, 27th Floor, New York, New York 10020 (the "Purchaser"), WILMINGTON FINANCE INC. ("WFI"), a Delaware corporation, having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 and AIG FEDERAL SAVINGS BANK (through its Wilmington Finance division) ("AIG"), a federally chartered savings bank, having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 (each a "Seller" and, together, the "Sellers"), amends (solely in certain respects as specifically set forth in this Amendment) the Agreement (as defined below).

      WHEREAS, the Purchaser and each Seller are parties to that certain Mortgage Loan Purchase and Warranties Agreement dated as of August 1, 2004 (the "Agreement"); and

      WHEREAS, the Purchaser and each Seller desires to amend the Agreement pursuant to Section 23 of the Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and each of the Sellers agree to amend the Agreement as follows:

      SECTION 1. The last sentence of Section 7 of the Agreement is hereby amended and restated in its entirety as follows:

            WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify and hold harmless the Purchaser from and against any and all losses, claims or causes of actions resulting from the breach by WFI or AIG of any of their covenants set forth herein.

      SECTION 2. The first sentence of the sixth paragraph of Subsection 9.03 of the Agreement is hereby amended and restated in its entirety as follows:

            In addition to such repurchase or substitution obligation, WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of WFI's or AIG's representations and warranties contained in this Agreement or any Reconstitution Agreement.

      SECTION 3. The first sentence of Subsection 14.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

            WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of WFI's or AIG's indemnification obligations under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of WFI or AIG, as the case may be, to perform its duties and to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of WFI's or AIG's representations, warranties and covenants set forth in this Agreement.

      SECTION 4. Section 32 of the Agreement is hereby amended and restated in its entirety as follows:

            OBLIGATIONS OF SELLERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (A) WFI HEREBY AGREES TO BE JOINTLY AND SEVERALLY LIABLE FOR ALL REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS AND INDEMNITIES OF THE SELLERS HEREUNDER, AND (B) PURCHASER ACKNOWLEDGES AND AGREES THAT AIG SHALL ONLY BE LIABLE FOR ITS OWN BREACHES, ACTS OR OMISSIONS HEREUNDER AND IN NO EVENT OR UNDER ANY CIRCUMSTANCE SHALL AIG BE LIABLE (WHETHER JOINTLY AND SEVERALLY OR OTHERWISE) FOR THE BREACHES, ACTS OR OMISSIONS OF WFI, INCLUDING, WITHOUT LIMITATION, BREACHES OF REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS OR INDEMNITIES OF WFI HEREUNDER.

      SECTION 5. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      SECTION 6. Except as expressly amended hereby, the Agreement remains in full force and effect. For purposes of this Amendment and the avoidance of any doubt, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

                   [Remainder of Page Intentionally Blank]

            IN WITNESS WHEREOF, the Sellers and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.
                                              (Purchaser)



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       WILMINGTON FINANCE INC.
                                              (Seller)



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       AIG FEDERAL SAVINGS BANK (through its
                                         Wilmington Finance division)
                                              (Seller)



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                 AMENDMENT NO. 3

            AMENDMENT NO. 3, dated as of April 28, 2005 ("Amendment"), to the Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment No. 1, dated as of January 27, 2005 and Amendment No. 2, dated as of February 4, 2005 (the "Purchase Agreement"), each between MORGAN STANLEY MORTGAGE CAPITAL, INC, a New York corporation ("Morgan Stanley"), and WILMINGTON FINANCE INC. AND WILMINGTON FINANCE, a division of AIG Federal Savings Bank (each, a "Seller").

                                    RECITALS

            WHEREAS,  the  parties  hereto  have  entered  into  the  Purchase
Agreement;

            WHEREAS,   the  parties  hereto  desire  to  modify  the  Purchase
Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            a. Subsection 9.04 is hereby deleted in its entirety and replaced by the following language:

                        Repurchase of Mortgage Loans with First Payment
            Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan is not paid by the related Mortgagor to the then current mortgagee, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such related Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest and last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, with respect to the first scheduled payment of principal and interest due following the related Closing Date, such payment shall not be considered a "First Payment Default" for purposes of this provision until the payment has not been received by the Purchaser within forty-five (45) days of the related Due Date. The Purchaser shall have ninety (90) days following such forty-five (45) day period to notify the Seller and request a repurchase and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of receipt of such notice. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such ninety (90) day timeframe in the event of a NSF return of the related first payment.

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By:____________________________________
                                          Name:
                                          Title:


                                       WILMINGTON FINANCE INC.



                                       By:____________________________________
                                          Name:
                                          Title:


                                       WILMINGTON FINANCE, a division of AIG
                                       Federal Savings Bank



                                       By:____________________________________
                                          Name:
                                          Title:

================================================================================


      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                              ---------------------

                      MORGAN STANLEY MORTGAGE CAPITAL INC.

                                    Purchaser

                            WILMINGTON FINANCE INC.,

                                     Seller

       AIG FEDERAL SAVINGS BANK (through its Wilmington Finance division),

                                     Seller

                              ---------------------

                            Dated as of June 1, 2005

                                  Conventional,
         Fixed and Adjustable Rate, Subprime Residential Mortgage Loans

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.        DEFINITIONS...................................................

SECTION 2.        AGREEMENT TO PURCHASE.........................................

SECTION 3.        MORTGAGE SCHEDULES............................................

SECTION 4.        PURCHASE PRICE................................................

SECTION 5.        EXAMINATION OF MORTGAGE FILES.................................

SECTION 6.        CONVEYANCE FROM SELLERS TO PURCHASER..........................

SECTION 7.        SERVICING OF THE MORTGAGE LOANS...............................

SECTION 8.        TRANSFER OF SERVICING.........................................

SECTION 9.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS;
                  REMEDIES FOR BREACH...........................................

SECTION 10.       CLOSING.......................................................

SECTION 11.       CLOSING DOCUMENTS.............................................

SECTION 12.       COSTS.........................................................

SECTION 13.       COOPERATION OF SELLER WITH A RECONSTITUTION...................

SECTION 14.       THE SELLERS...................................................

SECTION 15.       FINANCIAL STATEMENTS..........................................

SECTION 16.       MANDATORY DELIVERY; GRANT OF SECURITY INTEREST................

SECTION 17.       NOTICES.......................................................

SECTION 18.       SEVERABILITY CLAUSE...........................................

SECTION 19.       COUNTERPARTS..................................................

SECTION 20.       GOVERNING LAW.................................................

SECTION 21.       INTENTION OF THE PARTIES......................................

SECTION 22.       SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT......

SECTION 23.       WAIVERS.......................................................

SECTION 24.       EXHIBITS......................................................

SECTION 25.       GENERAL INTERPRETIVE PRINCIPLES...............................

SECTION 26.       REPRODUCTION OF DOCUMENTS.....................................

SECTION 27.       FURTHER AGREEMENTS............................................

SECTION 28.       RECORDATION OF ASSIGNMENTS OF MORTGAGE........................

SECTION 29.       NO SOLICITATION...............................................

SECTION 30.       WAIVER OF TRIAL BY JURY.......................................

SECTION 31.       GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS.....

SECTION 32.       OBLIGATIONS JOINT AND SEVERAL.................................

                                    EXHIBITS

EXHIBIT A      CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B      [RESERVED]

EXHIBIT C      FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D      [RESERVED]

EXHIBIT E      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F      FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G      FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT H      UNDERWRITING GUIDELINES

EXHIBIT I      FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of June 1, 2005, by and among Morgan Stanley Mortgage Capital Inc., a New York corporation, having an office at 1585 Broadway, 2nd Floor, New York, New York 10036 (the "Purchaser"), WILMINGTON FINANCE INC., a Delaware corporation, having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 and AIG FEDERAL SAVINGS BANK (through its Wilmington Finance division), a federally chartered savings bank, having an office at having an office at 401 Plymouth Road, Suite 400, Plymouth Meeting, Pennsylvania 19462 (each a "Seller" and, together, the "Sellers").

                              W I T N E S S E T H:

            WHEREAS, the Purchaser and the Sellers are parties to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004, as amended by Amendment No. 1, dated as of January 27, 2005, Amendment No. 2, dated as of February 4, 2005 and Amendment No. 3, dated as of April 28, 2005 (the "Original Purchase Agreement"), pursuant to which the Sellers desire to sell, from time to time, to the Purchaser on a nonexclusive basis, and the Purchaser desires to purchase, from time to time, from the Sellers, without recourse to the Sellers but subject to the terms of this Agreement, certain first and second lien, adjustable-rate and fixed-rate subprime residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Sellers wish to prescribe the manner of the conveyance, servicing by the Sellers and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Sellers, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and each of the Sellers agree to amend and restate the Original Purchase Agreement in its entirety as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Amended and Restated Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            AIG: As defined in Section 7.

            ALTA: The American Land Title Association or any successor thereto.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Subsection 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan (a) that requires only payments of interest until the stated maturity date of the Mortgage Loan or (b) for which Monthly Payments of principal (not including the payment due on its stated maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which either Seller's servicing operations are located or (iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Sellers from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors in interest or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the applicable Seller in accordance with the terms of this Agreement.

            Determination Date: The second Business Day of the month in which the related Remittance Date occurs.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Sellers) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004) "high risk home," or "predatory" loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to Mortgage Insurance issued by the FHA. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Manufactured Home: A single family residential unit that is constructed in a factory in sections in accordance with the Federal Manufactured Home Construction and Safety Standards adopted on July 15, 1976, by the Department of Housing and Urban Development ("HUD Code"), as amended in 2000, which preempts state and local building codes. Each unit is identified by the presence of a HUD Plate/Compliance Certificate label. The sections are then transported to the site and joined together and affixed to a pre-built permanent foundation (which satisfies the manufacturer's requirements and all state, county, and local building codes and regulations). The manufactured home is built on a non-removable, permanent frame chassis that supports the complete unit of walls, floors, and roof. The underneath part of the home may have running gear (wheels, axles, and brakes) that enable it to be transported to the permanent site. The wheels and hitch are removed prior to anchoring the unit to the permanent foundation. The manufactured home must be classified as real estate and taxed accordingly. The permanent foundation may be on land owned by the mortgager or may be on leased land.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate a Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Sellers from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the applicable Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied; (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (11) the stated maturity date;
(12) the first payment date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date on which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (17) delinquency status as of the related Cut-off Date; (18) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (19) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (20) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (21) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (22) the type of Mortgage Loan (i.e., Fixed or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full, alternative or reduced); (25) asset verification (Y/N); (26) the loan credit classification (as described in the Underwriting Guidelines); (27) whether such Mortgage Loan provides for a Prepayment Penalty and, if applicable, the Prepayment Penalty period; (28) the Mortgage Interest Rate as of origination; (29) the credit risk score (FICO score); (30) the date of origination; (31) with respect to Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjustment period; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (33) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(34) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (35) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap subsequent to the first Interest Rate Adjustment Date; (36) with respect to each Adjustable Rate Mortgage Loan, a code indicating whether the Mortgage Loan provides for negative amortization; (37) with respect to each Adjustable Rate Mortgage Loan with negative amortization, the negative amortization limit; (38) a code indicating whether the Mortgage Loan is a Home Loan; (39) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (40) the Due Date for the first Monthly Payment; (41) the original Monthly Payment due; (42) a code indicating the PMI Policy provider and percentage of coverage, if applicable; (43) Appraised Value; (44) appraisal type; (45) automated valuation model (AVM); (46) appraisal date; and (47) with respect to the related Mortgagor, the debt-to-income ratio. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to each Mortgage Loan, the Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of each Seller, and delivered to the Purchaser as required by this Agreement.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Sellers in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Sellers and the Purchaser.

            Purchaser: Morgan Stanley Mortgage Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, accepted by the Sellers, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the applicable Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be remitted to the Purchaser by the applicable Seller in accordance with the terms of this Agreement in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreement: As defined in Section 13.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The fifth Business Day of any month, beginning with the first Remittance Date after the related Closing Date.

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or Manufactured Home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Sellers: As defined in the initial paragraph of the Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the applicable Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Representations and Warranties: The representations and warranties set forth in Subsection 9.02(a), (f), (h), (ii), (ll), (mm) and (qq).

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Sellers for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Sellers thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Sellers with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Sellers shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Sellers in the related Purchase Price and Terms Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Sellers, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            WFI: As defined in Section 7.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Sellers agree to sell from time to time on a nonexclusive basis, and the Purchaser agrees to purchase from time to time without recourse to the Sellers but subject to the representations and warranties and terms contained in this Agreement, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Sellers as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Mortgage Schedules.

            The Sellers from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The applicable Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Sellers, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Sellers by wire transfer of immediately available funds to an account designated by the Sellers in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser and shall be remitted by the Sellers to the Purchaser on the next Remittance Date.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Sellers shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at the Sellers' place of business in Plymouth Meeting, Pennsylvania. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and reasonably determines, in good faith, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced, at the applicable Seller's option, by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Sellers, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Sellers to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans.

            The Sellers shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Sellers shall cause the Servicing File retained by the Sellers pursuant to this Agreement to be appropriately identified in the Sellers' computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Sellers shall release from their custody the contents of any Servicing File retained by it only in accordance with this Agreement.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the applicable Seller, an Affiliate of the applicable Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Sellers after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Sellers in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Sellers shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Sellers shall maintain in their possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the Mortgaged Property is located, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property and documentation evidencing insurance coverage. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Sellers may be in the form of microfilm or microfiche so long as the Sellers comply with the requirements of the Fannie Mae Guides or prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the Mortgaged Property is located.

            The sale of each Mortgage Loan shall be reflected on the applicable Seller's balance sheet and other financial statements as a sale of assets by the applicable Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Sellers shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Sellers shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Sellers shall forward to the Custodian, or after the related Closing Date, to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Sellers shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office or title closing agent to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the applicable Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by such Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that such Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that such Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of such Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, such Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Sellers shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Sellers for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Sellers shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Sellers' loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Sellers to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement, the Sellers hereby sell, transfer, assign, convey and deliver to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Sellers as contract servicers of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions set forth in this section provided that if the related Transfer Date has not occurred on or prior to the date which is 60 days after the related Closing Date, the Purchaser and the Sellers hereby agree to negotiate in good faith and enter into a more detailed interim servicing agreement mutually acceptable to the parties. The Sellers shall service the Mortgage Loans on an "actual/actual" basis and otherwise in accordance with the Accepted Servicing Practices and the following provisions of this section. The Sellers shall not be entitled to a servicing fee in connection with the servicing of any Mortgage Loan hereunder.

            In servicing the Mortgage Loans, the Sellers shall comply with all applicable laws, rules and regulations with respect thereto. The Sellers shall take no action with respect to any Mortgage Loan, including entering into any litigation, or any agreement with the related Mortgagor, without the prior written consent of the Purchaser. The Sellers shall promptly notify the Purchaser in writing of any action which should be taken with respect to any Mortgage Loan in accordance with Accepted Servicing Practices. The Sellers shall take no action, and shall not refrain from taking action, which, in either case,
(a) would impair the ability of the Purchaser to realize on or enforce the Mortgage Note or the lien of the Mortgage or any other document related thereto or (b) would jeopardize the rights or remedies available to the Purchaser with respect to any Mortgage Loan or otherwise impair the ability of the Purchaser to realize on the Mortgaged Property with respect to such Mortgage Loan.

            The Sellers shall be obligated to make all advances on the Mortgage Loans with respect to taxes and insurance premiums due and owing (the "T&I Servicing Advances"). Any other servicing advances in excess of $500 shall be made with the prior written consent of the Purchaser. The Sellers shall be required to notify the Purchaser in writing of all advances in excess of $500 required to be made in order to further protect and preserve the Purchaser's interest in the Mortgage Loans and the underlying Mortgaged Property (the "Other Servicing Advances," together with the T&I Servicing Advances, the "Servicing Advances"), and shall make such Other Servicing Advances in a timely fashion unless otherwise instructed by the Purchaser. The Sellers shall be entitled to reimbursement for all Servicing Advances from the Purchaser within 15 Business Days following the Transfer Date.

            The Sellers shall segregate and hold all funds collected and received pursuant to the Mortgage Loans, including Escrow Payments, separate and apart from any of their own funds and general assets in one or more Eligible Accounts.

            The Sellers shall remit to the Purchaser on each Remittance Date all amounts received from any source with respect to the Mortgage Loans. On or prior to each Remittance Date the Sellers shall deliver to the Purchaser a remittance advice in electronic format acceptable to the Purchaser as to the accompanying remittance and the period ending on the related Determination Date and shall additionally specify the number of days which each Mortgage Loan is delinquent, and shall contain an explanation of all Servicing Advances made, the status of all Mortgage Loans in foreclosure or otherwise the subject of litigation, and the status of all other collection efforts with respect to each Mortgage Loan.

            Wilmington Finance Inc. ("WFI"), jointly and severally, and AIG Federal Savings Bank (through its Wilmington Finance division) ("AIG"), severally but not jointly, shall each indemnify and hold harmless the Purchaser from and against any and all losses, claims or causes of actions resulting from the breach by WFI or AIG of any of their covenants set forth herein.

            SECTION 8. Transfer of Servicing.

            On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Sellers shall cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 7 herein.

            On or prior to the applicable Transfer Date, the Sellers shall, at their sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Sellers shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Sellers shall provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (b) Notice to Insurance Companies. The Sellers shall transmit to the applicable insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Sellers shall provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (c) Delivery of Servicing Records. The Sellers shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Sellers' possession relating to each related Mortgage Loan.

            (d) Escrow Payments. The Sellers shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Sellers shall provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Sellers shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Sellers.

            (e) Payoffs and Assumptions. The Sellers shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Sellers on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (f) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Sellers on each related Mortgage Loan shall be properly applied by the Sellers to the account of the particular Mortgagor.

            (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Sellers after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the Business Day following the date of receipt. The Sellers shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Sellers forward with their payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Sellers shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Sellers after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Sellers shall comply with the foregoing requirements with respect to all Monthly Payments received by the Sellers after the Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

            (i) All parties shall cooperate in correcting misapplication errors;

            (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

            (iii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage, the Sellers shall be liable for the amount of such shortage. The Sellers shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

            (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within seven (7) Business Days after notice thereof by the other party; and

            (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the Transfer Date, the books, records and accounts of the Sellers with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (j) Reconciliation. The Sellers shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Sellers and the Purchaser as appropriate.

            (k) IRS Forms. The Sellers shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Sellers shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to either Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Sellers; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            Each Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. Wilmington Finance Inc. is a Delaware corporation, validly existing, and in good standing under the laws of its jurisdiction of incorporation. AIG Federal Savings Bank (through its Wilmington Finance division) is a federally chartered savings bank, validly existing, and in good standing under the laws of its jurisdiction of formation. The Seller has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller. The Seller has power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by
(i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms reasonably requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or (up to the applicable Transfer Date) will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller expects to be advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans will be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans to the Purchaser pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            Each Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within thirty
(30) days thereafter, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. Neither the Seller nor the related Mortgagor has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law) and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (A) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (B) the lien of current real property taxes and assessments not yet due and payable;

                  (C) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (D) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties) except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage other than any amounts placed in a tax or insurance escrow account pursuant to the Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement except for any warehouse liens that will be released simultaneously with the sale of the Mortgage Loan to the Purchaser, and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Propert, except for deminimis encroachments acceptable to a prudent mortgage lender that originates mortgage loans similar to the Mortgage Loan in the jurisdiction where the Mortgaged Property is located that will have no adverse affect on the value of the property, provided that any such encroaching improvements are stated in the applicable title insurance policy and affirmatively insured over. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause prudent private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. With respect to any Second Lien Loan, if applicable to the Seller, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) [Reserved];

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded, or has been sent for recording, and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale to and been rejected by another investor for material reasons of credit compliance or valuation;

            (iii) [Reserved];

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) Seller has non-prepayment programs available to Mortgagors, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) [Reserved];

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either Seller or by the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other; however, in any event, such notice by Purchaser must be made to the applicable Seller within sixty (60) days of the Purchaser's discovery of such breach. In the event that the Purchaser does not deliver such notice within the sixty (60) day timeframe then the Purchaser shall forfeit its right to require such Seller to repurchase the applicable Mortgage Loan.

            Within 60 days of the earlier of either discovery by or notice to the applicable Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), such Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, such Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the applicable Seller of any breach of the representations or warranties set forth in Paragraph (zz), (aaa), (bbb), (ccc),
(jjj), (kkk), (lll), (mmm), (ooo) and (ppp) of Subsection 9.02, such Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the applicable Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by such Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the applicable Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, such Seller shall, at such Seller's option and provided that such Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If such Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the applicable Seller shall arrange for the reassignment of the Deleted Mortgage Loan to such Seller and the Purchaser shall reassign the Mortgage Loan affected and any right it may have in the relevant Mortgaged Property to such Seller free and clear of all liens, encumbrances, claims, or interest of any person or entity claiming by, through, or under the Purchaser without recourse and shall execute and deliver to such Seller in recordable form an assignment of the Purchaser's beneficial interest in the affected Mortgage, as well as other documents necessary to reflect the reassignment of any title protection and insurance policies, and the delivery to such Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the applicable Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the applicable Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The applicable Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The applicable Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the applicable Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the applicable Seller shall thereafter be entitled to retain all amounts subsequently received by such Seller in respect of such Deleted Mortgage Loan.

            For any month in which either Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, such Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the applicable Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            As to each Mortgage Loan, on and after the date servicing is transferred from the Sellers to the Purchaser and until such time as the servicing for such Mortgage Loan in reassigned to Sellers, the Purchaser or its designee shall service such Mortgage Loan in conformance and accordance with the servicing practices that Purchaser or its designee would follow in servicing residential mortgage loans held for its own account, giving due consideration to those mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            In addition to such repurchase or substitution obligation, WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of WFI's or AIG's representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Sellers set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against either Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by either Seller to the Purchaser, (ii) failure by the applicable Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the applicable Seller by the Purchaser for compliance with this Agreement.

            Notwithstanding the above, in no event shall the indemnifying party be liable to the indemnified party for any punitive, special, incidental, indirect or consequential damages, including but not limited to, lost profits.

            Subsection 9.04 Repurchase of Mortgage Loans with First Payment Defaults. With respect to any Mortgage Loan, in the event that the first scheduled payment of principal and interest due either (i) after origination of such Mortgage Loan is not paid by the related Mortgagor to the then current mortgagee, or (ii) after the related Closing Date is not paid by the related Mortgagor to the Purchaser within thirty (30) days of such related Due Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the related Purchase Price Percentage multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, with respect to the first scheduled payment of principal and interest due following the related Closing Date, such payment shall not be considered a "First Payment Default" for purposes of this provision until the payment has not been received by the Purchaser within forty-five (45) days of the related Due Date. The Purchaser shall have ninety (90) days following such forty-five (45) day period to notify the Seller and request a repurchase and the Seller shall repurchase such delinquent Mortgage Loan within thirty (30) days of receipt of such notice. Notwithstanding the foregoing, the Purchaser reserves the right to request a repurchase following such ninety (90) day timeframe in the event of a NSF return of the related first payment.

            Subsection 9.05 [Reserved].

            Subsection 9.06 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first six months following the related Closing Date, the applicable Seller shall pay the Purchaser, within seven (7) Business Days after Purchaser notifies such Seller in writing (with backup documentation) of such prepayment, such prepayment in full, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Sellers shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Sellers under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Sellers shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Sellers on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Sellers.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (3) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (4) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (5) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Sellers, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (6) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

                        (7) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (8) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by either Seller by merger or acquired or originated by either Seller while conducting business under a name other than its present name, if applicable;

                        (9) Assignment and Conveyance Agreement in the form of
                  Exhibit G hereto, and all exhibits thereto; and

                        (10) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit H and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance.

            The Sellers shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Sellers' attorney's fees, shall be paid by the Sellers.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Sellers and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Sellers agree to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Sellers among the Purchaser, the Sellers and any servicer in connection with a Whole Loan Transfer, a sellers' warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transfer, an Assignment and Recognition Agreement substantially in the form attached hereto as Exhibit I (each, a "Reconstitution Agreement").

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Sellers agree (1) to reasonably cooperate with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform a Reconstitution Agreement as required by the Purchaser; (3) to restate the representations and warranties set forth in Subsection 9.01 of this Agreement as of the applicable Reconstitution Date and restate the representations and warranties set forth in Subsection 9.02 of this Agreement as of the applicable Closing Date; provided, however, that the Sellers shall restate the Servicing Representations and Warranties set forth in Subsection
9.02 of this Agreement as of the applicable Transfer Date. The Sellers shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all reasonable information and appropriate verification of information which may be reasonably available to the Sellers or their affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Sellers as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement reasonably required by the Purchaser or any such participant. Moreover, the Sellers agree to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreement. The Sellers shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution, each underwriter or placement agent participating in the Reconstitution and each Person who controls the Purchaser, such affiliate, underwriter or placement agent and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of either Seller regarding either Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document (including, without limitation, structural term sheets, collateral term sheets and computational materials) prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            In the event the Purchaser has elected to have the Sellers hold record title to the Mortgages, prior to the Reconstitution Date, the Sellers shall prepare an assignment of mortgage in blank from the Sellers, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Sellers shall execute each assignment of mortgage.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Sellers.

            Subsection 14.01 Additional Indemnification by the Sellers; Third Party Claims.

            (a) WFI, jointly and severally, and AIG, severally but not jointly, shall each indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of WFI's or AIG's indemnification obligations under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of WFI or AIG, as the case may be, to perform its duties and to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of WFI's or AIG's representations, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            (b) Promptly after receipt by an indemnified party under this Subsection 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Subsection 14.02 Merger or Consolidation of the Sellers.

            The Sellers will keep in full effect their existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which either Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which either Seller shall be a party, or any Person succeeding to the business of either Seller, shall be the successor of such Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Sellers understand that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Sellers for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Sellers at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Sellers shall also make available any comparable interim statements to the extent any such statements have been prepared by the Sellers (and are available upon request to members or stockholders of the Sellers or the public at large). The Sellers, if they have not already done so, agree to furnish promptly to the Purchaser copies of the statements specified above.

            The Sellers also agree to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Sellers or the financial statements of the Sellers.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of either Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Sellers hereby grant to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Sellers of their obligations under the related Purchase Price and Terms Agreement, and the Sellers agree that they shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   if to either Seller:

                  Wilmington Finance Inc.
                  AIG Federal Savings Bank
                     (through its Wilmington Finance division)
                  401 Plymouth Road, Suite 400
                  Plymouth Meeting, Pennsylvania 19462
                  Attention:  Carl Messina

            (ii)  if to the Purchaser:

                  Morgan Stanley Mortgage Capital Inc.
                  1633 Broadway
                  New York, New York 10019
                  Attention:  Whole Loan Operations Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Sellers are selling the Mortgage Loans and not a debt instrument of either Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Sellers, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Sellers shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Sellers and the Purchaser and the respective permitted successors and assigns of each Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Sellers to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Sellers. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Sellers acknowledge and agree to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Sellers with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Sellers and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Sellers' expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Sellers agree that they will not take any action or permit or cause any action to be taken by any of their agents or affiliates, or by any independent contractors on either Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Sellers, or any of their respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in their portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Sellers and any of their affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact them about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Sellers or by any affiliate of either Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLERS AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Governing Law Jurisdiction; Consent to Service of Process. THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLERS IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            SECTION 32. Obligations Joint and Several. Obligations of Sellers. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, (a) WFI HEREBY AGREES TO BE JOINTLY AND SEVERALLY LIABLE for all representations, warranties, covenants, obligations and indemnities of the Sellers hereunder, and (B) Purchaser acknowledges and agrees that AIG shall only be liable for its own breaches, acts or omissions hereunder and in no event OR UNDER ANY CIRCUMSTANCE shall AIG be liable (whether jointly and severally or otherwise) for the breaches, acts or omissions of WFI, INCLUDING, WITHOUT LIMITATION, BREACHES OF REPRESENTATIONS, warranties, covenants, obligations OR indemnities of WFI hereunder.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the Sellers and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.
                                                (Purchaser)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        WILMINGTON FINANCE INC.
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        AIG FEDERAL SAVINGS BANK (through its
                                            Wilmington Finance division)
                                                (Seller)



                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Sellers that state law so allows. If the Mortgage Loan was acquired by either Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the applicable Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, such Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of such Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by such Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by either Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by either Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the applicable Seller to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, such Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of such Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the applicable Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

            (i) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the applicable Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of either Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, such Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

                                   [RESERVED]

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________ [COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

                  (i) Attached hereto as Exhibit 1 is a true, correct and
            complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

                  (ii) Attached hereto as Exhibit 2 is a true, correct and
            complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

                  (iii) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

                  (iv) Attached hereto as Exhibit 4 is a true, correct and
            complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005 (the "Purchase Agreement"), by and between Morgan Stanley Mortgage Capital Inc. (the "Purchaser") and the Company and (b) the Custodial Agreement, dated as of August 1, 2004 (the "Custodial Agreement"), by and among the Purchaser, the Company, and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

                  (v) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                  (vi) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                  (vii) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement.

                  (viii) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  (ix) The Company is duly authorized to engage in the
            transactions described and contemplated in the Purchase Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________          By:___________________________
                                    Name:_________________________
[Seal]                              Title: [Vice] President


            I, ________________________, an [Assistant] Secretary of
______________ [COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.


            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________          By:___________________________
                                    Name:_________________________
                                    Title:  [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

              NAME                   TITLE                  SIGNATURE

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

---------------------------  ---------------------  ----------------------------

                                    EXHIBIT D

                                   [RESERVED]

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
____________________________
____________________________
____________________________


Attention:  ___________________________
            ___________________________


       Re:  Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________ [COMPANY] a [type of entity], organized pursuant to the laws of [the State of incorporation] (the "Company") has committed to sell certain mortgage loans to Morgan Stanley Mortgage Capital Inc. under a Amended and Restated Mortgage Loan Purchase and Warranties Agreement. The Company warrants that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc. shall not be used as additional or substitute collateral for advances made by the Association. Morgan Stanley Mortgage Capital Inc. understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Morgan Stanley Mortgage Capital Inc.


               Very truly yours,


         ____________________________

         By:__________________________
         Name:________________________
         Title:_______________________
         Date:________________________


Acknowledged and approved:


[FEDERAL HOME LOAN BANK OF]


__________________________

By:___________________________________
Name:_________________________________
Title:________________________________
Date:_________________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Morgan Stanley Mortgage Capital Inc. from the company named on the next page (the "Company") pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Morgan Stanley Mortgage Capital Inc. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

        ________________________________
                    (Name)

        ________________________________
                  (Address)

        ________________________________

        ________________________________

        ________________________________

        By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Morgan Stanley Mortgage Capital Inc. that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Morgan Stanley Mortgage Capital Inc. the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


                                        _____________________________


                                        By:__________________________
                                        Title:_______________________
                                        Date:________________________

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, ________, Wilmington Finance Inc. and AIG Federal Savings Bank (through its Wilmington Finance division) ("Sellers"), as the Sellers under (i) that certain Purchase Price and Terms Agreement, dated as of ________, 200_ (the "PPTA"), and (ii) that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005 (the "Purchase Agreement"), do hereby sell, transfer, assign, set over and convey to Morgan Stanley Mortgage Capital, Inc. ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Sellers have delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The ownership of each Mortgage Note, Mortgage and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Sellers shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Sellers at the will of the Purchaser in a custodial capacity only. The PPTA and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                        WILMINGTON FINANCE INC.



                                        By:  ___________________________________
                                            Name:  _____________________________
                                            Title:  ____________________________


                                        AIG FEDERAL SAVINGS BANK (through its
                                            Wilmington Finance division)



                                        By:  ___________________________________
                                            Name:  _____________________________
                                            Title:  ____________________________


Accepted and Agreed:


  MORGAN STANLEY MORTGAGE CAPITAL INC.



  By: ___________________________________________
      Name:
      Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

No Mortgage Loan has: (1) an outstanding principal balance less than $_____; (2) an origination date earlier than __ months prior to the related Cut-off Date;
(3) a CLTV of greater than ____%; (4) a FICO Score of less than ___; or (5) a debt-to-income ratio of more than ___%. Each Mortgage Loan has a Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance of less than $______. Each Adjustable Rate Mortgage Loan has an Index of [______].

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT H

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), [____________________] ("Assignee") and [SELLERS] (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of June 1, 2005, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B hereto are true and correct as of the applicable Closing Date; provided, however, that the Seller shall restate the representations and warranties set forth on Exhibit B that match the Servicing Representations and Warranties as set forth in Subsection 9.02 of the Purchase Agreement as of the applicable Transfer Date unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        WILMINGTON FINANCE INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        AIG FEDERAL SAVINGS BANK (through its
                                            Wilmington Finance division)



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        MORGAN STANLEY MORTGAGE CAPITAL INC.



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________


                                        [__________________________]



                                        By:   __________________________________
                                            Name:_______________________________
                                            Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties
                       Regarding Individual Mortgage Loans

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated August 31, 2005 ("Agreement"), among Morgan Stanley Mortgage Capital Inc. ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee"), Wilmington Finance Inc. ("WFI") and AIG Federal Savings Bank, through its Wilmington Finance division ("AIG" and, together with WFI, the "Sellers"):

            In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2004 (as amended by Amendment to Mortgage Loan Purchase and Warranties Agreement, dated January 27, 2005, Amendment No. 2 to the Mortgage Loan Purchase and Warranties Agreement, dated February 4, 2005 and Amendment No. 3 to the Mortgage Loan Purchase and Warranties Agreement, dated April 28, 2005) (as so amended, the "2004 Purchase Agreement"), and that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2005 (together with the 2004 Purchase Agreement, the "Purchase Agreements"), each between the Assignor, as purchaser (the "Purchaser"), and WFI and AIG, as sellers, solely insofar as the Purchase Agreements relate to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreements which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the applicable Purchase Agreement.

Recognition of the Sellers

            2. From and after the date hereof (the "Securitization Closing Date"), each Seller shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreements (solely to the extent set forth herein) and this Agreement to Morgan Stanley Home Equity Loan Trust 2005-3 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2005 (the "Pooling Agreement"), among the Assignee, MILA, Inc., LaSalle Bank National Association, Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), and JPMorgan Chase Bank, National Association and HomEq Servicing Corporation, as servicers (including their successors in interest and any successor servicer(s) under the Pooling Agreement, collectively, the "Servicers"). Each Seller hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) each Seller shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicers acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreements, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the applicable Purchase Agreement, and shall be entitled to enforce all of the obligations of the Sellers thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreements insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicers acting on the Trust's behalf). Neither the Sellers nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or either Seller's performance under the Purchase Agreements with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Sellers

            3. Each Seller warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) Such Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreements. The execution by such Seller of this Agreement is in the ordinary course of such Seller's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of such Seller's charter or bylaws or any legal restriction, or any material agreement or instrument to which such Seller is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which such Seller or its property is subject. The execution, delivery and performance by such Seller of this Agreement have been duly authorized by all necessary corporate action on part of such Seller. This Agreement has been duly executed and delivered by such Seller, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against such Seller, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of such Seller to perform its obligations under this Agreement or the Purchase Agreements, and such Seller is solvent.

            4. Pursuant to Section 13 of the applicable Purchase Agreement, each Seller hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that with respect to the Mortgage Loans sold by it under the applicable Purchase Agreement, the representations and warranties set forth on Exhibit B hereto are true and correct as of the applicable Closing Date; provided, however, that each Seller shall restate the representations and warranties set forth on Exhibit B that match the Servicing Representations and Warranties as set forth in Subsection 9.02 of the applicable Purchase Agreement as of the applicable Transfer Date unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

            5. Each Seller hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicers acting on the Trust's behalf) in connection with any breach of the representations and warranties made by such Seller set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the applicable Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicers acting on the Trust's behalf). Any entity into which Assignor, Assignee or a Seller may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or such Seller, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreements (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the 2004 Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       WILMINGTON FINANCE INC.



                                       By:____________________________________
                                          Name:
                                          Its:


                                       WILMINGTON FINANCE, a division of AIG
                                          Federal Savings Bank



                                       By:____________________________________
                                          Name:
                                          Its:


                                       MORGAN STANLEY MORTGAGE CAPITAL INC.



                                       By:____________________________________
                                          Name:
                                          Its:


                                       MORGAN STANLEY ABS CAPITAL I INC.



                                       By:____________________________________
                                          Name:
                                          Its:

              EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                (Delivered to the Trustee on the Closing Date)

              EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         Representations and Warranties
                       Regarding Individual Mortgage Loans

            Each Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan sold by it under the Purchase Agreements, as of the related Closing Date (or such other date as specified below) for such Mortgage
Loan:

            (a) Mortgage Loans as Described. As of the Transfer Date, the information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. Except with respect to Mortgage Loans representing approximately 0.17% of the aggregate principal balance of the Mortgage Loans as of August 1, 2005, all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within thirty
(30) days thereafter, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. Except with respect to Mortgage Loans representing approximately 0.17% of the aggregate principal balance of the Mortgage Loans as of August 1, 2005, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. As of the Transfer Date, pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements or those of prudent mortgage lenders who originate mortgage loans similar to the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by the applicable Purchase Agreement. Neither the Seller nor the related Mortgagor has engaged in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to the Illinois Interest Act and prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. As of the Transfer Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate, or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely-accepted practice, that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are Manufactured Homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law) and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                        (A) with respect to a Second Lien Loan only, the lien of
                  the first mortgage on the Mortgaged Property;

                        (B) the lien of current real property taxes and
                  assessments not yet due and payable;

                        (C) covenants, conditions and restrictions, rights of
                  way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                        (D) other matters to which like properties are commonly
                  subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties) except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage other than any amounts placed in a tax or insurance escrow account pursuant to the Mortgage;

            (m) Ownership. Immediately prior to the related Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Immediately prior to the related Closing Date, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the applicable Purchase Agreement except for any warehouse liens that will be released simultaneously with the sale of the Mortgage Loan to the Purchaser, and following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intended to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller had no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller had no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in the applicable Purchase Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%;

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (A), (B) and (C) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by the applicable Purchase Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Except with respect to Mortgage Loans representing approximately 0.17% of the aggregate principal balance of the Mortgage Loans as of August 1, 2005, other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except for deminimis encroachments acceptable to a prudent mortgage lender that originates mortgage loans similar to the Mortgage Loan in the jurisdiction where the Mortgaged Property is located that will have no adverse affect on the value of the property, provided that any such encroaching improvements are stated in the applicable title insurance policy and affirmatively insured over. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause prudent private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. As of the Transfer Date, the origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from and adjustable rate to a fixed rate;

            (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. As of the Transfer Date, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers' Civil Relief Act. As of the Transfer Date, the Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, accepted by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Request for Notice; No Consent Required. As of the Transfer Date, with respect to any Second Lien Loan, if applicable to the Seller, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (rr) [Reserved];

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Either (x) each Mortgage Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net $75.00 per Mortgage Loan from the related Purchase Price to cover the cost of such a tax service contract;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded, or has been sent for recording, and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (hhh) No Prior Offer. The Mortgage Loan has not previously been offered for sale to and been rejected by another investor for material reasons of credit compliance or valuation;

            (iii) [Reserved];

            (jjj) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Originator or any Affiliate of the Originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending Affiliate of the Originator, the Originator referred the related Mortgagor's application to such Affiliate for underwriting consideration;

            (kkk) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (lll) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the related Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) Seller has non-prepayment programs available to Mortgagors, (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Originator, as servicer, shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments;

            (mmm) Purchase of Insurance. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (nnn) [Reserved];

            (ooo) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ppp) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.